As filed with the Securities and Exchange Commission on October 31, 1996.
                                         Registration No. 333 - 14031

-------------------------------------------------------------------------------

                          Securities and Exchange Commission
                                Washington, D.C.  20549

                                       FORM S-1
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   AMENDMENT NO. 1

                                 LITHIA MOTORS, INC.
                  (Exact name of registrant as specified in charter)

    OREGON                       93-0572810                           5511
-----------------   ------------------------------------     -------------------
(State or other     (I.R.S. Employer Identification No.)      (Primary Standard
jurisdiction of                                               Industrial
Incorporation or                                              Classification
organization)                                                 Code Number)

                   360 E. Jackson Street, Medford, Oregon 97501
                                    (541) 776-6899
      (Address and telephone number of registrant's principal executive offices)

                             Sidney B. DeBoer, President
                                360 E. Jackson Street
                                Medford, Oregon  97501
                                    (541) 776-6899
              (Name, address and telephone number of agent for service)

                           Copies of all communications to:

    Kenneth E. Roberts, Esq.                Kenneth J. Baronsky, Esq.
    Foster Pepper & Shefelman               Milbank, Tweed, Hadley & McCloy
    101 S.W. Main St., 15th Floor           601 South Figueroa St., 30th Floor
    Portland, Oregon  97204                 Los Angeles, California  90017
    (503) 221-1151                          (213) 892-4000
    (503) 221-1510 (FAX)                    (213) 629-5063 (FAX)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration number of earlier effective registration statement for the same offering. / /
                          ------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          ------------------------

If delivery of the prospectus is expected to be made pursuant to the Rule 434, please check the following box. / /




    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED ___________, 1996
PROSPECTUS
                                  ___________ SHARES

[LOGO]                           LITHIA MOTORS, INC.
                                 CLASS A COMMON STOCK
                                ---------------------

    All of the shares of Class A Common Stock, no par value (the "Class A Common Stock"), offered hereby are being sold by Lithia Motors, Inc. ("Lithia Motors" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Class A Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $_____ and $_____ per share. For information which was considered in determining the initial public offering price, see "Underwriting". Application has been made to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol "LITH."

    The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock, no par value (the "Class B Common Stock"). Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Class A Common Stock is not convertible but is freely transferable, while Class B Common Stock is transferable only to certain limited transferees and is freely convertible into Class A Common Stock. All of the outstanding shares of Class B Common Stock, which will represent approximately ___% of the aggregate voting power of the Company upon completion of this Offering, are controlled by Sidney B. DeBoer and beneficially owned by Mr. DeBoer, M. L. Dick Heimann and R. Bradford Gray, each executive officers of the Company, through Lithia Holding Company, L.L.C. ("Lithia Holding"), the sole shareholder of the Company immediately prior to this Offering. See "Risk Factors--Concentration of Voting Power; Anti-takeover Provisions," "Description of Capital Stock--Common Stock" and "Principal Shareholders."

                              -------------------------

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                 --------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                             Underwriting
                            Price to         Discounts and      Proceeds to
                             Public         Commissions (1)     Company (2)
--------------------------------------------------------------------------------
Per Share. . . . . . . .     $                   $                $
--------------------------------------------------------------------------------
Total (3). . . . . . . .     $                   $                $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $___________.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to ____________ additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $_____, $_______ and $________, respectively. See "Underwriting."

    The shares of Class A Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including the right to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the offices of Furman Selz LLC in New York, New York or through the facilities of the Depository Trust Company on or about ______________, 1996.

FURMAN SELZ
                                    DAIN BOSWORTH
                                     INCORPORATED
                                                        EVEREN SECURITIES, INC.
                              -------------------------

                   The date of this Prospectus is ___________, 1996

                                [Photo of Dealerships]




    This Prospectus includes statistical data regarding the retail automobile industry. Unless otherwise indicated herein, such data is taken or derived from information published by the Industry Analysis Division of the National Automobile Dealers Association ("NADA") in its INDUSTRY ANALYSIS AND OUTLOOK AND AUTOMOTIVE EXECUTIVE MAGAZINE publication. This Prospectus includes trademarks of companies other than Lithia Motors, Inc., which trademarks are the property of their respective holders.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ
IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS, (i) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO ____________ ADDITIONAL SHARES OF CLASS A COMMON STOCK FROM THE COMPANY IS NOT EXERCISED AND (ii) GIVES EFFECT TO THE CONSUMMATION OF THE RESTRUCTURING, AS DEFINED IN AND DESCRIBED UNDER "COMPANY RESTRUCTURING AND PRIOR S CORPORATION STATUS" IN THIS PROSPECTUS, WHICH TRANSACTIONS WILL TAKE PLACE IMMEDIATELY PRIOR TO THE CLOSING OF THE OFFERING. REFERENCES HEREIN TO "COMMON STOCK" MEAN THE COMPANY'S CLASS A COMMON
STOCK AND CLASS B COMMON STOCK, COLLECTIVELY.   UNLESS OTHERWISE INDICATED,
REFERENCES TO THE "COMPANY" MEAN LITHIA MOTORS AND ITS SUBSIDIARIES AFTER THE RESTRUCTURING.


                                     THE COMPANY

    Lithia Motors is the largest retailer of new and used vehicles in Southwest Oregon, offering 14 domestic and imported makes of new automobiles and light trucks at five locations. As an integral part of its operations, the Company also arranges related financing and insurance and sells parts, service and ancillary products. The Company has grown primarily by successfully acquiring and integrating dealerships and by obtaining new dealer franchises. Most of the Company's operations are currently located in Medford, Oregon, where it has a
market share of over 40%.   The Company's strategy is to become a leading
acquiror of dealerships in medium-sized markets in the western United States. The Company has recently entered into agreements to acquire additional dealerships in Eugene, Oregon and Salinas, California.

    The Company's two senior executives, Sidney B. DeBoer and M.L. Dick
Heimann, have managed the Company's operations for over 25 years. During this time, they have developed and implemented an operating strategy that has enabled the Company to achieve profitability superior to industry averages. In 1995, the Company's gross profit margin (on a FIFO basis) was 18.0% and its pre-tax profit margin before minority interest (on a FIFO basis) was 3.3%, versus 12.9% and 1.4%, respectively, for the industry.

OPERATING STRATEGY

    The Company's operating strategy consists of the following elements:

    PROVIDE A BROAD RANGE OF PRODUCTS AND SERVICES.   The Company offers a
broad range of products and services including a wide selection of new and used cars and light trucks, vehicle financing and insurance and replacement parts and service. In Southwest Oregon, the Company's five locations offer, collectively, 14 makes of new vehicles including Chrysler, Toyota, Plymouth, Dodge, Jeep/Eagle, Honda, Saturn, Mazda, Pontiac, Lincoln, Mercury, Isuzu, Suzuki and Volkswagen. In addition, the Company sells a variety of used vehicles at a broad range of prices. By offering new and used vehicles and an array of complementary services at each of its locations, the Company seeks to increase customer traffic and meet specific customer needs. The Company believes that offering numerous new vehicle brands appeals to a variety of customers, minimizes dependence on any one manufacturer and reduces its exposure to supply problems and product cycles.

    FOCUS ON USED VEHICLE SALES. A key element of the Company's operating strategy is to focus on the sale of used vehicles. The Company's goal is to sell two used vehicles for every new vehicle sold. In 1995, the Company sold 5,144 used vehicles, a 1.83 to one ratio as compared to new vehicles sold. The Company strives to attract customers and enhance buyer satisfaction by offering multiple financing options, a 10-day/500-mile "no questions asked" exchange program and a 60-day/3,000-mile warranty on every used vehicle sold. The Company believes that a well-managed used vehicle operation at each location affords an opportunity to (i) generate additional customer traffic from a wide variety of prospective buyers, (ii) increase new and used vehicle sales by aggressively pursuing customer trade-ins, (iii) generate incremental revenues from customers financially unable or unwilling to purchase a new vehicle, and
(iv) improve total vehicle profit margins and ancillary product sales. To maintain a broad selection of high quality used vehicles and to meet local demand preferences, the Company acquires used vehicles from trade-ins and a variety of sources nationwide, including direct purchases and manufacturers' and independent auctions.

    EMPHASIZE SALES OF HIGHER MARGIN PRODUCTS AND SERVICES. The Company generates substantial incremental revenue and achieves higher profitability through the sale of certain ancillary products and services such as financing and insurance, extended service contracts and vehicle maintenance. Employees receive special training and are compensated on a commission basis to sell such products and services. The Company arranges competitive financing packages for vehicle purchases and ancillary products and services. In 1995, the Company arranged financing for 59% of its new vehicle sales and 69% of its used vehicle sales, as compared to 42% and 51%, respectively, for the average automobile dealership in the United States. The Company also sells extended service coverage and other vehicle protection packages which the Company believes enhance the value of the vehicle and provide a higher level of customer satisfaction.

    EMPLOY PROFESSIONAL MANAGEMENT TECHNIQUES. The Company employs professional management practices in all aspects of its operations, including information technology, employee training, profit-based compensation and a cash management system. Each dealership is a profit center and is managed by a trained and experienced general manager who has primary responsibility for decisions relating to inventory, advertising, pricing and personnel. Compensation of the general manager is based on dealership profitability and the compensation of department managers is similarly based upon departmental profitability. Senior management utilizes computer-based management information systems to monitor each dealership's sales, profitability and inventory on a daily basis. The Company believes the application of its professional management practices provides it a competitive advantage over many dealerships and is critical to its ability to achieve levels of profitability superior to industry average.

    FOCUS ON CUSTOMER SATISFACTION AND LOYALTY. The Company emphasizes customer satisfaction throughout its organization and continually seeks to maintain a reputation for quality and fairness. The Company trains its sales people to work to identify an appropriate vehicle for each of its customers at an affordable price. The Company also recently implemented an innovative marketing program entitled "Priority You." "Priority You" provides the Company's retail customers six value-added services which the Company believes are important to overall customer satisfaction, including a commitment to (i) provide a customer credit check within 10 minutes, (ii) complete a used vehicle appraisal within 30 minutes, (iii) complete the paper work on a new vehicle purchase within 90 minutes, (iv) provide a 10-day/500-mile "no questions asked" right of exchange on any used vehicle, (v) provide a warranty on all used vehicles for 60 days/3,000 miles and (vi) make a $20 per vehicle donation to a local charity or educational organization. The Company believes "Priority You" will help differentiate it from many other dealerships thereby increasing customer traffic and developing stronger customer loyalty.

GROWTH STRATEGY

    The Company's goal is to become a leading acquiror of automobile dealerships in the western United States. As part of its acquisition strategy, the Company intends to focus its efforts on acquiring dealerships or dealer groups that, among other criteria, possess either the sole franchise or a significant share of new vehicle sales in a targeted market. Additionally, the Company's evaluation of potential acquisitions takes into account a dealership's local reputation with its customers, the type and make of vehicles sold by the dealer and the possibility for the Company to acquire additional franchises within the market to achieve a larger market share. The Company believes that the majority of dealerships that fit its acquisition criteria will be located in medium-sized markets within the nine western states. If the Company were able to acquire a larger dealer group to significantly expand revenues and earnings in a single transaction, it would carefully consider the acquisition even if not all of the stores in the group were in medium-sized markets or dominated sales of a particular manufacturer.


     Upon completing an acquisition, the Company immediately implements its operating strategy, including increasing finance and insurance revenues, selling more used vehicles and enhancing employee training. The Company also installs its management information system in the acquired dealership as soon as possible after the acquisition, which allows the Company's executive officers, as well as the general manager, to carefully monitor each aspect of the dealership's operations and performance. Whenever possible, the Company assumes the management of a dealership's operations prior to closing of an acquisition, enabling the Company to accelerate the implementation of its operating strategy.


    To date, a significant percentage of the Company's growth has resulted from acquisitions and the Company believes that acquisition opportunities will continue to be available to well-capitalized, experienced dealership organizations. The Company believes that its management team has considerable experience in acquiring dealerships and implementing its operating strategy to improve the performance and profitability of such dealerships following the acquisition. The Company is continuing its expansion in Oregon and has recently signed a purchase agreement to acquire the sole Dodge franchise in Eugene, Oregon. The Company has also begun expansion into selected markets in California with the signing of a purchase agreement to acquire the sole Honda franchise in Salinas, located near the Monterey Peninsula and the Toyota dealership in Vacaville. See "Risk Factors -- Dependence on Acquisitions for Growth; Manufacturers' Consent to Acquisitions" and "Pending
Acquisitions."

    The Company maintains its principal executive offices at 360 E. Jackson Street, Medford, Oregon 97501, and its telephone number is (541) 776-6899.

                                     THE OFFERING



Common Stock offered by the Company. . . . . . . . . . . .             shares of Class A Common Stock (1)
                                                               --------

Common Stock to be outstanding after the Offering. . . . .             shares of Class A Common Stock (1)
                                                               --------
                                                                       shares of Class B Common Stock
                                                               --------

Use of proceeds  . . . . . . . . . . . . . . . . . . . . .             Acquisition of additional automobile dealerships, payment of distributions to existing owners of previously undistributed earnings, the repayment of debt working capital and general corporate purposes.  See "Use of Proceeds."

Proposed Nasdaq National Market symbol . . . . . . . . . .             LITH



-----------------------

(1) Does not include and aggregate of _____________ shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, ____________ of which are subject to outstanding options as of the date hereof. See "Management -- 1996 Stock Incentive Plan."

                    SUMMARY COMBINED FINANCIAL AND OPERATING DATA


    The following table presents (i) summary historical combined financial and other data of the Company as of the dates and for the periods indicated and (ii) summary pro forma financial and other data of the Company as of the dates and for the periods indicated giving effect to the events described in the Pro Forma Combined and Condensed Financial Data included elsewhere herein as though they had occurred on the dates indicated therein. The summary pro forma financial data are not necessarily indicative of operating results or financial position that would have been achieved had these events been consummated on the date indicated and should not be construed as representative of future operating results or financial position. The summary historical and pro forma financial data should be read in conjunction with the financial statements and related notes thereto of the Company, Roberts Dodge, Inc. and Sam Linder, Inc. and Melody Vacaville, Inc. with the Pro Forma Combined and Condensed Financial Statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                                             Six Months Ended
                                                      Years Ended December 31,                                    June 30,
                                  -------------------------------------------------------------------    -------------------------
                                                                                              Pro                            Pro
                                                         Actual                              Forma(1)           Actual     Forma(1)
                                  -------------------------------------------------------------------    ----------------- -------
                                    1991        1992        1993        1994        1995      1995         1995      1996    1996
                                  -------     -------     -------     -------     -------   -------      --------  -------- ------
                                                              (Dollars in thousands, except per share data)
COMBINED STATEMENT OF
OPERATIONS DATA:
Total sales. . . . . . . . .     $64,087      $79,439     $92,109  $109,322       $114,196    $          $54,396   $69,125   $
Gross profit(2). . . . . . .      11,064       14,022      17,260    18,905         20,943                 9,763    11,456
Operating income . . . . . .        (499)        (102)      2,138     3,731          4,208                 1,903     2,142
Income before minority
   interest (2) (3). . . . .      $  229       $  516    $  1,786  $  3,972       $  4,153               $ 1,869   $ 1,903
                                 -------      -------     -------  --------        --------              --------- -------
                                 -------      -------     -------  --------        --------              --------- -------
PRO FORMA COMBINED AND
CONDENSED STATEMENT OF
OPERATIONS DATA (4):
Income . . . . . . . . . . .                        _    $    947    $2,168         $2,076    $          $   915   $   968   $
Income per share(5). . . . .                                                                                                 $
Weighted average shares
  outstanding(5)
OTHER OPERATING DATA:
New automobiles sold . . . .       1,890        2,106       2,464     2,744          2,715                 1,303     1,594
Used automobiles sold. . . .       3,403        3,934       4,718     5,206          5,144                 2,560     3,202
Gross margin (FIFO basis)(2)        17.8%        18.3%       19.3%     17.9%          18.0%                 17.7%     16.9%
Pre-tax margin before
 minority interest
(FIFO basis)(2)  . . . . . .         1.0%         1.2%        2.5%      4.2%           3.3%                  3.1%      3.1%



                                                                                       As of June 30, 1996
                                                                           -------------------------------------------
                                                               As of                                     Pro Forma
                                                         December 31, 1995      Actual   Pro Forma(4)  As Adjusted (6)
                                                        -------------------     ------   ------------  ---------------
                                                                              (In thousands)
COMBINED BALANCE SHEET DATA:
Working capital. . . . . . . . . . . . . . . . .                    $7,764     $  8,763     $ 6,857    $
Total assets . . . . . . . . . . . . . . . . . .                    39,225       32,116      30,210
Total long-term debt . . . . . . . . . . . . . .                    12,828       10,469      10,469
Total shareholders' equity . . . . . . . . . . .                       854        1,906        --

-----------------------

(1) For information regarding the pro forma adjustments made to the Company's historical financial data, see "Pro Forma Combined and Condensed Financial Data."
(2) The Company utilizes the LIFO (Last In-First Out) accounting method.  See
    Note 2 of the Notes to the Company's Combined Financial Statements. Commencing January 1, 1997, the Company intends to file an election with the IRS to convert to a FIFO (First In-First Out) accounting method and report its earnings for tax and financial statements on the industry standard FIFO method. If the Company had previously utilized the FIFO method gross profit for the five years ended December 31, 1995 would have been $11.4 million, $14.5 million, $17.8 million, $19.5 million and $20.5 million, respectively and $9.6 million and $11.7 million for the six months ended June 30, 1995 and 1996. Income before minority interest for the five years ended December 31, 1995 would have been $613,000, $955,000, $2.3 million, $4.6 million, and $3.7 million, respectively and $1.7 million and $2.1 million for the six months ended June 30, 1995 and 1996.

(3) Prior to 1994, the Company paid cash bonuses to its shareholders and members in amounts approximating their respective income tax liability on their undistributed earnings ($532,000 in 1991, $640,000 in 1992, and $1.0 million in 1993), in addition to their normal salaries. These cash bonuses are reflected in SG&A expenses. In 1994 and subsequent periods, cash to meet the shareholders' and members' tax liabilities was distributed to the shareholders and members as dividends. The Company believes that for a fair evaluation of its historical performance, results for 1991, 1992 and 1993 should be adjusted to eliminate such bonus payments.
(4) The Company was an S Corporation and accordingly was not subject to federal and state income taxes during the periods indicated. Pro forma net income reflects federal and state income taxes as if the Company had been a C Corporation, based on the effective tax rates that would have been in effect during these periods. See "Company Restructuring and Prior S Corporation Status" and Notes 1 and 9 of Notes to Company's Combined Financial Statements.
(5) Historical earnings per share are not presented, as the historical capital structure of the Company prior to the Restructuring and the Offering is not comparable with the capital structure that will exist subsequent to these events. Pro forma earnings per share are based upon the assumption that ____________ shares of Common Stock are outstanding. This amount represents the number of shares of Class B Common Stock owned by the Company's stockholders immediately following the Restructuring but before the Offering. See Note 1 of the Notes to the Company's Combined Financial Statements for a calculation of weighted average shares outstanding.
(6) Adjusted to reflect the sale of Class A Common Stock offered hereby by the Company (at an assumed initial public offering price of $_______ per share and after deducting the underwriting discounts and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom. See "Use of Proceeds."
(7) Does not include ____________ shares of Class A Common Stock subject to options outstanding, as of the date of this Prospectus, under the Company's 1996 Stock Incentive Plan. See "Management -- 1996 Stock Incentive Plan."

                                     RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS.  ACTUAL
RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS SET FORTH BELOW. THE COMPANY CAUTIONS THE READER THAT THIS LIST OF RISK FACTORS MAY NOT BE EXHAUSTIVE.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

    The U.S. automobile industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. Sales of new vehicles by the Company have fluctuated in the past and no assurance can be given that the Company will be able to increase or maintain unit sales from year to year in the future. Accordingly, a principal component of the Company's business strategy is to make additional acquisitions in its existing and new geographic markets. In 1996, the Company entered into agreements to purchase dealerships in Eugene, Oregon, Salinas, California and Vacaville, California.

    The Company's future growth and financial success will be dependent upon a number of factors including, among others, the Company's ability to identify acceptable acquisition candidates, consummate the acquisition of such dealerships on terms that are favorable to the Company, obtain the consent of automobile manufacturers, retain, hire and train professional management and sales personnel at each such acquired dealership and promptly and profitably
integrate the acquired operations into the Company.   No assurance can be given
that the Company will be able to improve the profitability of such acquired dealerships. The Company may acquire dealerships which have net profit margins which are materially lower than the Company's historical average net profit margin. No assurance can be given that the Company will be able to improve the net profit margins of such acquired dealerships. To manage its expansion, the Company intends to evaluate on an ongoing basis the adequacy of its existing systems and procedures, including, among others, its financial and reporting control systems, data processing systems and management structure. No assurance, however, can be given that the Company will adequately anticipate all of the demands its growth will impose on such systems, procedures and structure. Any failure to adequately anticipate and respond to such demands could have a material adverse effect on the Company.

    Acquisitions of additional dealerships will require substantial capital investment and could have a significant impact on the Company's financial position and operating results. Any such acquisitions may involve the use of cash (including the net proceeds of this Offering) or the issuance of additional debt or equity securities, which could have a dilutive effect on the then-outstanding capital stock of the Company. Acquisitions could result in the accumulation of substantial goodwill and intangible assets, which would result in amortization charges to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Business -- Growth Strategy."

DEPENDENCE ON AUTOMOBILE MANUFACTURERS

    The Company is significantly dependent upon its relationships with, and the success of, certain automobile manufacturers or authorized distributors thereof (collectively referred to herein as "manufacturers"). For the year ended December 31, 1995, four manufacturers, Chrysler, Toyota, Honda and Saturn, collectively accounted for 87% of the Company's new vehicle sales. The Company may become dependent on additional manufacturers as a result of its acquisition strategy and changes in the Company's sales mix.

    Each of the Company's dealerships operates pursuant to a franchise agreement with each respective manufacturer. Manufacturers exert significant control over the Company's dealerships through the terms and conditions of the franchise agreements, including provisions for termination or non-renewal for a variety of causes. The Company from time-to-time has failed to comply with certain provisions of its franchise agreements. These agreements generally afford the Company a reasonable opportunity to cure such violations and no manufacturer has terminated or failed to renew any franchise agreement. If a manufacturer terminated or declined to renew one or more of the Company's significant franchise agreements, such action could have a material adverse effect on the Company and its business.

    The Company also is dependent upon its manufacturers to provide it with inventory of new vehicles. The most popular automobiles tend to provide the Company with the highest profit margins and are the most difficult to obtain from the manufacturers. In order to obtain sufficient numbers of these automobiles, the Company may be required to purchase a larger number of less desirable makes and models than it would otherwise purchase. Sales of less desirable makes and models may result in lower profit margins than sales of the more popular vehicles. If the

Company is unable to obtain sufficient quantities of the most popular makes and models, its profitability may be adversely affected.

    With the exception of the Saturn franchise, the Company's franchise agreements with the manufacturers do not give the Company the exclusive right to sell that manufacturer's product within a given geographical area. Accordingly, a manufacturer could grant another dealer a franchise to start a new dealership in proximity to one or more of the Company's locations or an existing dealer could move its dealership to a location which would be directly competitive with the Company. Such an event could have a material adverse effect on the Company and its operations.

    The success of each of the Company's franchises is dependent to a great extent on the success of the respective manufacturer. The success of the Company is therefore linked to the financial condition, marketing, vehicle demand, production capabilities and management of the manufacturers of which the Company is a franchisee. Events such as labor strikes or negative publicity concerning a particular manufacturer may adversely affect the Company. The Company has attempted to lessen its dependence on any one manufacturer by acquiring franchise agreements with a number of different domestic and foreign automotive manufacturers.

MANUFACTURERS' CONSENT TO OFFERING

    Each of the Company's franchise agreements requires the consent of the manufacturer to any change in the ownership of the franchise. Accordingly, the Company has requested a consent to the proposed Restructuring, of which this Offering is a part, from each of the manufacturers for which it serves as a franchised dealer. To date, only Chrysler, Toyota and Honda have indicated that they will consent to the Restructuring and the Offering but with certain conditions and limitations. The Company currently believes that certain manufacturers, such as Ford and Saturn, will not consent to the Restructuring. There can be no assurance that any manufacturer that does not consent to the Restructuring, will not attempt to prevent the Restructuring, terminate franchises, refuse to renew or approve franchises or take other action which could have a material adverse effect on the Company and its operations.

    The franchise laws of the states of Oregon (where most of the Company's current dealerships are located) and California (where certain of the Company's pending acquisitions are located) generally make it unlawful for a manufacturer to unreasonably fail to give effect to, or attempt to prevent unreasonably, any sale or transfer of the ownership or management of a dealership or the making of reasonable changes in the capital structure of the dealership, provided that the dealership meets any reasonable capital requirements of the manufacturer and certain other conditions. See "Business -- Regulation." Until recently, all manufacturers have expressed reluctance to permit the public ownership of dealerships since franchises are awarded to a named individual to whom the manufacturer looks to have direct control of the franchise and its operations. In the attempt to address manufacturers' concerns regarding the effects of public ownership of the Company, the Company's principals have established Lithia Holding and a dual-class voting structure, designed to ensure that Sidney
B. DeBoer will have voting control of the Company for the foreseeable future. See "Risk Factors -- Concentration of Voting Power; Anti-takeover Provisions", "Principal Shareholders" and "Description of Capital Stock."

    This Offering is conditioned upon the Company's receipt of consents from Chrysler, Toyota and Honda, which collectively accounted for 78% of the Company's new vehicle sales in 1995. There can be no assurance that the Company will receive any other consents prior to the closing of the Offering or ever. The Company may have to sell one or more of its franchises in order to avoid termination by a manufacturer who objects to the Restructuring. In the event of such a sale, no assurance can be given that the Company will be able to receive full value for such franchises or favorable sales terms.

MANUFACTURERS' CONSENT TO ACQUISITIONS

    The Company is required to obtain a consent from each relevant manufacturer prior to the acquisition of a dealership franchise. In determining whether to approve an acquisition, the manufacturers consider many factors, including the financial condition and ownership structure of the acquiror. Because the Company will be publicly owned after consummation of the Offering, the Company believes that certain manufacturers, including Ford and Saturn, will not consent to new acquisitions of their respective franchises at this time. Further, manufacturers may impose conditions on granting their approvals for acquisitions including a limitation on the number of such manufacturers' dealerships that may be acquired by the Company. In particular, Toyota limits the number of dealerships which may be owned by any one group to seven Toyota and three Lexus dealerships and prohibits ownership of contiguous dealerships and the dualing of the franchise with any other brand without its consent. The Company's ability to meet manufacturers' requirements for acquisitions in the future will have a direct bearing on the Company's ability to complete acquisitions and effect its growth strategy.

    In determining whether to approve an acquisition by the Company, a manufacturer also consider factors such as the Company's past performance as measured by the manufacturer's Customer Satisfaction Index ("CSI") scores and sales performance at the Company's existing franchises. On occasion, certain of the Company's franchises have had CSI scores and sales performance numbers which were below the manufacturers' standards. In particular, the Company has relatively low sales performance numbers and below average CSI scores for its General Motors (Pontiac) franchise which is currently housed with other brands at one of its Medford stores. The low performance ratings of the Pontiac franchise have been cited by General Motors as the reason for its recent denial of the transfer of two dealerships the Company had contracted to purchase. Although the Company is still seeking to secure approvals for these acquisitions, the Company can give no assurance that it will be permitted to acquire any new General Motors franchise in the future. See "Pending Acquisitions."

LIMITATION ON STOCK OWNERSHIP; RESTRICTION ON TRANSFER

    Certain manufacturers may impose limitations on the amount of the Company's securities that may be owned by an individual or a group without the prior approval of such manufacturers. For example, any acquisition of a 20% or greater ownership share of the Company by any individual or entity without Toyota's prior approval would be a violation of the Company's agreement with Toyota. This restriction may discourage certain investors from acquiring an ownership interest in the Company. Certain manufacturers also may require that Lithia Holding and/or Sidney B. DeBoer maintain a certain ownership interest in the Company. These restrictions will limit the Company's ability to raise additional capital through the issuance of equity securities to the extent that such issuance dilutes the ownership interest of Lithia Holding or Sidney B. DeBoer below requisite thresholds. See "Risk Factors -- Availability and Cost of Capital" below.

COMPETITION

    The automobile dealership business is highly competitive and generally fragmented. The new and used automobile sectors are characterized by a large number of independent operators. In addition, certain regional and national car rental companies operate retail used car lots to dispose of their used rental cars. Private sales of used vehicles by previous owners is an additional source of competition. Recently, consolidation has begun to accelerate in the new and used automobile dealership business as national and regional companies have
begun to establish large used automobile "mega-stores."   No assurances can be
made with respect to the Company's ability to continue to compete effectively with other automobile dealers or such mega-stores. Furthermore, certain of the Company's future competitors may be larger than the Company and have access to greater financial resources. See "Business --Competition." In addition, no assurance can be given that automobile manufacturers will not attempt to modify the historical automobile manufacturer/dealer franchise system in such a way to increase competition among dealers or market their vehicles through other distribution channels.

CYCLICAL NATURE OF AUTOMOBILE SALES; CONCENTRATION OF OPERATIONS IN OREGON

    The market for automobiles, particularly the new automobile market, is subject to substantial cyclical variation. An increase in interest or tax rates, or uncertainties regarding future economic conditions that affect consumer spending habits, could materially adversely affect the Company's results of operations. For the past few years, the industry has experienced growth that may not be sustained in the future. A material decrease in automobile sales, whether new or used, would be expected to adversely affect the Company's results of operations.

    Although the Company has pending acquisitions of two dealership in California, all of its current operations are located in Oregon. For at least the immediately foreseeable future, the Company's results of operations will be substantially dependent upon general economic conditions, consumer spending habits and preferences in Oregon and, to a lesser extent, California, as well as various factors specific to such states such as tax rates and state and local regulation. The Company's growth strategy is intended to reduce its dependence on the Oregon economy; however, no assurance can be given that it will succeed or that geographic expansion will adequately insulate it from the adverse effects of local or regional economic conditions.

AVAILABILITY AND COST OF CAPITAL

    The Company's new and used automobile sales operations require significant capital resources. The Company's future operating results will be directly related to the availability and cost of its capital. The principal sources of financing for the Company's new and used automobile inventories have historically been lines of credit from United States National Bank of Oregon ("U.S. Bank") and cash generated from operations. No assurance can be given that the Company will be able to continue to obtain capital for its current or expanded operations on terms and conditions acceptable to the Company.

    The Company's strategy of growth through the acquisition of additional dealerships will require substantial capital. The Company anticipates that approximately $_____ million of the net proceeds from this Offering will be used to acquire other dealerships. If the Company's acquisition strategy is successful, this capital will be fully invested within a limited period of time and the Company will require additional capital in order to continue its acquisition strategy. Such expansion and new acquisitions may involve using cash, incurring additional debt or issuing Company's equity securities, which could have a dilutive effect on the then-outstanding capital stock. The Company may seek to obtain funds through borrowings from institutions or by the public or private sale of its securities subsequent to this Offering. No assurance can be given that the Company will be able to obtain capital to finance its growth on terms and conditions acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

    The Company's success will depend largely on the efforts and abilities of its senior management, particularly Sidney B. DeBoer, the Company's President and Chief Executive Officer, M. L. Dick Heimann, the Company's Executive Vice President and Chief Operating Officer, and R. Bradford Gray, the Company's Vice-President of Acquisitions. Further, as Mr. DeBoer and Mr. Heimann are identified in each of the Company's dealership franchise agreements as the individuals who control the franchises and upon whose financial resources and management expertise the manufacturers have relied on when awarding such franchises. The loss of either of those individuals could materially adversely affect the Company's on-going relationship with its vehicle manufacturers. See "Business -- Relationships with Automobile Manufacturers." In addition, the Company places substantial responsibility on the general managers of its dealerships for the profitability of such dealerships. As the Company expands, it will need to hire additional managers, particularly as it acquires dealerships in locations which are distant from the Company's headquarters in Medford, Oregon. The market for qualified employees in the industry, particularly for general managers, is highly competitive. The loss of the services of key management personnel or the inability to attract additional qualified managers could have a material adverse effect on the Company's business and the execution of its growth strategy. The Company does not have employment agreements with any of its key management personnel which would restrict their ability to terminate their employment or compete with the Company. The Company does not maintain key man insurance on either Messrs. DeBoer or Heimann.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company's business is seasonal with a disproportionate amount of sales occurring in the second and third quarters. Due to such seasonality, the Company will likely experience quarter-to-quarter fluctuations in its operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

CONCENTRATION OF VOTING POWER; ANTI-TAKEOVER PROVISIONS


    Upon conclusion of this Offering, Lithia Holding, of which Sidney B.
DeBoer, the Company's President, Chief Executive Officer and Chairman of the Board, is the sole managing member, will hold all of the shares of outstanding Class B Common Stock. Holders of Class B Common Stock are entitled to ten votes for each share held, while holders of Class A Common Stock are entitled to one vote per share held. Consequently, upon completion of the Offering, Lithia Holding will control ______% of the aggregate number of votes eligible to be cast by shareholders for the election of Directors and certain other shareholder actions. Therefore, Lithia Holding will control the election of the Board of Directors of the Company and will be in a position to control the policies and operations of the Company. In addition, because Mr. DeBoer is the managing member of Lithia Holding, he currently does and will control all of the outstanding Class B Common Stock, thus allowing him to control the Company. See "Principal Shareholders." So long as at least 16 2/3% of the total number of shares outstanding are shares of Class B Common Stock, the holders of Class B Common Stock will be able to control all matters requiring approval of 66 2/3% or less of the aggregate number of votes. Absent increases in the number of shares of Class A Common Stock or conversion of Class B Common Stock into Class A Common Stock, the holders of shares of Class B Common Stock will be entitled to elect all members of the Board of Directors and control all matters subject to shareholder approval that do not require a class vote. See "Description of Capital Stock."

    The formation of Lithia Holding and the creation of the dual classes of voting stock were undertaken by the principals of the Company to consolidate voting control of the Company in an attempt to address concerns of manufacturers who have expressed opposition to public ownership of franchised dealerships.

    The Company's Board of Directors will have the authority to issue up to 15,000,000 shares of Preferred Stock and determine the price, rights, preferences and privileges (including voting rights) of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. The Company's Restated Articles of Incorporation and Bylaws contain certain other provisions that may have the effect of discouraging offers to acquire the Company. The Company will also be subject to certain provisions of the Oregon Business Corporation Act which may have the effect of discouraging attempts to acquire the Company without the approval or cooperation of the Company's Board of Directors. See "Description of Capital Stock."

FOREIGN SUPPLIERS

    Certain of the automobiles purchased by the Company are currently imported into the United States from Japan. In the future, automobiles that the Company distributes may also be imported from other countries. In 1995, 45% of the Company's new automobile purchases (net of fleet sales) were imported automobiles. As a result, the Company's operations are subject to the customary risks of purchasing merchandise that has been imported from abroad, including fluctuation in the value of currencies, import duties, restrictions on the transfer of funds, work stoppages and, in certain parts of the world, political instability. The United States or the countries from which the Company's products are or may be imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duty or tariff levels, which could affect the Company's operations and its ability to purchase imported automobiles at current or increased levels.
Imports into the United States are also affected by the cost of transportation and increased competition from greater production demands abroad.

SUPERVISION AND REGULATION; ENVIRONMENTAL MATTERS

    The Company's operations are subject to extensive regulation, supervision and licensing under various other federal, state and local statutes, ordinances and regulations. While management believes that it maintains all requisite licenses and permits and is in substantial compliance with all applicable federal, state and local regulations, there can be no assurance that the Company will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on the operations of the Company. The adoption of additional laws, rules and regulations could also have a material adverse effect on the Company's business. See "Business -- Regulation." Various state and regulatory agencies, such as the Occupational Safety and Health Administration ("OSHA"), the United States Environmental Protection Agency (the "EPA") and the Oregon Department of Justice, have jurisdiction over the operation of the Company's dealerships, repair shops, body shops and other operations, with respect to matters such as consumer protection, workers' safety and laws regarding clean air and water.

    As with automobile dealerships generally, and service, parts and body shop operations in particular, the Company's business involves the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. Accordingly, the Company is subject to regulation by federal, state and local authorities establishing health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. The Company is also subject to laws, ordinances and regulations governing remediation of contamination at facilities it operates or to which it sends hazardous or toxic substances or wastes for treatment, recycling or disposal. The Company believes that it does not have any material environmental liabilities and that compliance with environmental laws, ordinances and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial
condition.   However, soil and groundwater contamination has been known to exist at certain properties leased by the Company. The Company has also been required to remove aboveground and underground storage tanks containing hazardous substances or wastes. Environmental laws and regulations are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional expenditures by the Company, or that such expenditures would not be material.

SHARES ELIGIBLE FOR FUTURE SALE

    No accurate prediction can be made as to the effect, if any, that future sales of Class A Common Stock, or the availability of shares for future sales, will have on the prevailing market price for the Class A Common Stock prevailing from time to time. Sales of a substantial amount of Class A Common Stock in the public market following this Offering, or the perception that such sales could occur, could adversely affect the prevailing market price for the Class A Common Stock. None of the shares of Common Stock to be held by Lithia Holding immediately after this Offering will be eligible for sale pursuant to Rule 144 until _____________, 1998. All of such shares are subject to a lock-up agreement between the Underwriters and Lithia Holding for a period of 180 days following the date of this Prospectus. As of the date of this Prospectus, options to acquire ________ shares of Common Stock, which were granted at prices between $_______ and $______ per share, are fully vested and exercisable. See "Management -- 1996 Stock Incentive Plan" and "Shares Eligible for Future Sale."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for any of the Company's securities, and no assurance can be given that an active trading market will develop after this Offering or that the Class A Common Stock offered hereby will trade at or above the initial public offering price. The initial public offering price has been determined by negotiations among the Company and the Representatives (as defined herein) of the Underwriters. See "Underwriting." Quarterly and annual operating results of the Company, variations between such results and the results expected by investors and analysts, changes in local or general economic conditions or developments affecting the automobile industry, the Company or its competitors could cause the market price of the Class A Common Stock to fluctuate substantially. As a result of these factors, as well as other factors common to initial public offerings, the market price could fluctuate substantially from the offering price.

DILUTION; LACK OF DIVIDENDS

    The public offering price is substantially higher than the tangible book value per share of Class A Common Stock. Investors purchasing shares of Class A Common Stock in this Offering will therefore incur immediate, substantial dilution. See "Dilution." Further, the Company has no plans to pay any cash dividends in the immediate future. See "Dividend Policy."

                COMPANY RESTRUCTURING AND PRIOR S CORPORATION STATUS

    The Company was founded by Walt DeBoer in 1946 as a single Dodge dealership in Ashland, Oregon. In 1968, upon the death of Walt DeBoer, his son, Sidney B. DeBoer, assumed ownership and control of the business and incorporated the Company in Oregon. M. L. Dick Heimann joined the Company in 1970 and serves as its Executive Vice President and Chief Operating Officer. As the Company expanded, it formed subsidiaries and affiliated entities to hold certain dealerships and real property on which the Company operates.

    Currently, the Company is an S Corporation which is owned 62.5% by Sidney
D. DeBoer and 37.5% by M. L. Dick Heimann. In addition, there are five other affiliated S Corporations which are owned 62.5% by Mr. DeBoer and 37.5% by Mr. Heimann: (i) Lithia Rentals, Inc., (ii) Lithia Leasing, Inc., (iii) Lithia Chrysler Plymouth Jeep Eagle, Inc., (iv) Discount Auto & Truck Rental, Inc. and Lithia TKV, Inc. There are also three limited liability companies which are owned as indicated: (i) Lithia TLM, L.L.C. (80% by Lithia Motors, Inc., 19.99% by Stephen R. Philips and 0.01% by Mr. DeBoer), (ii) Lithia's Grants Pass Auto Center, L.L.C. (75% by Lithia Motors, Inc, 24.99% by R. Bradford Gray and 0.01% by Mr. DeBoer) and (iii) Lithia Dodge, L.L.C. (75% by Lithia Motors, Inc, 24.99% by Mr. Gray and 0.01% by Mr. DeBoer).


    Prior to completion of the Offering, the Company and these other affiliated entities will consummate a restructuring (the "Restructuring") which will result in each of the Company's dealerships and operating divisions becoming direct or indirect wholly-owned subsidiaries of the Company with Lithia Holding owning all of the outstanding Class B Common
Stock of the Company. All current shareholders or members will exchange their interests in the Company and the affiliated entities for shares of Lithia Holding with the exception of (i) the interest in Lithia TLM, L.L.C. held by Mr. Philips which will be purchased by Lithia TLM, L.L.C. for $700,000, the price paid by Mr. Philips for his interest, through the payment of $135,000 cash and the cancellation of a note in the remaining principal amount of $565,000 and (ii) Lithia TKV, Inc. which will be purchased by the Company for $3.9 million, the amount contributed by Messrs. DeBoer and Heimann on November ___, 1996 for all of its common stock. Lithia TKV, Inc.;
was formed to acquire Melody Vacaville, Inc.


    The Company and the other corporations and limited liability companies which are parties to the Restructuring have been treated for federal and state income tax purposes as S Corporations under subchapter S of the Internal Revenue Code of 1986, as amended (the "Code") or as partnerships. As a result of the tax status of the Company and these affiliated entities, their stockholders or members (the "Principal Owners"), rather than the Company and such other entities, have been taxed directly on the earnings of such entities for federal and state income tax purposes. In connection with the Restructuring, the tax status of the Company and these affiliated entities as S Corporations or as partnerships will terminate and they will thereafter be subject to federal and state income tax at applicable C Corporation rates.

     The Company has distributed to the Principal Owners promissory notes (the "Dividend Notes") in the aggregate amount of $3.9 million, representing approximately all of the previously taxed undistributed earnings of the Company through December 31, 1995. In 1994, the Company distributed total tax payment dividends of $2.0 million to the Principal Owners. The Dividend Notes bear interest at 9% per annum and are payable in ten equal annual installments beginning one year and ten days after demand by the noteholders. Shortly before the completion of the Offering, the Company and the other affiliated entities each intend to declare additional distributions to the Principal Owners in an aggregate amount equal to the undistributed taxable income of the Company or such other entities, as the case may be, from January 1, 1996 through the effective date of the Restructuring. The Company intends to prepay the Dividend Notes at the time of the purchase of Melody Vacaville, Inc. permitting Messrs. DeBoer and Heimann to fund Lithia TKV, Inc. to complete the closing of the acquisition and make the final distribution of earnings from a portion of the proceeds of the Offering shortly after the closing of the Offering. Toyota Motors Distribution, Inc. requires that each distributorship be held as a separate legal entity. Accordingly, Lithia TKV, Inc. has been formed to acquire Melody Vacaville but because of the Company's current subchapter S tax status, it cannot hold the shares until after the Restructuring. The total amount to be paid to the Principal Owners as the result of such distributions is expected to be approximately $6.0 million, but the final amount may be more or less than this estimate since it is dependent upon the earnings of the Company and the other affiliated entities through the effective date of the Restructuring. See "Use of Proceeds."

                                 PENDING ACQUISITIONS

    In furtherance of the Company's growth strategy, the Company has signed definitive agreements to purchase three additional dealerships: Roberts Dodge, Inc., a Dodge dealer in Eugene, Oregon; Sam Linder, Inc., a Honda dealer in Salinas, California and Melody Vacaville, Inc., a Toyota and Kia dealer in Vacaville, California, (referred to herein as the "Pending Acquisitions").
The consummation of the Melody Vacaville and Roberts Dodge acquisition are a condition for the consummation of the Offering.


    ROBERTS DODGE, INC. The Company has agreed to pay $2.35 million for Roberts Dodge, plus an additional amount for the new car and parts inventory valued at seller's cost estimated to be approximately $1.9 million. The Company will also purchase the used vehicle inventory, estimated to be approximately $1.1 million, if the parties can agree to a price at the time of closing. If no agreement can be reached, a used vehicle inventory will be acquired from other sources. The purchase price is payable as (i) $1.75 million plus the cost of the parts and the new (and any used) vehicle inventory acquired, in cash at closing and (ii) a promissory note for $500,000, with interest at 8.5% per annum, payable in equal monthly installments for five years. The Company is not assuming any material liabilities as part of the acquisition. In addition, the Company will purchase the real property on which the dealership is located for $2.33 million, payable in cash at closing. The Company may assign its obligation to purchase the real estate to Lithia Properties which, in such event, would lease the property to the Company or its subsidiary operating Roberts Dodge. See "Business--Properties" and "Certain Relationships and Related Transactions." Closing is expected to occur on or before November 30, 1996. The purchase is subject to normal closing conditions and the approval of Chrysler. The Company expects to obtain such approval in due course, but no assurances can be made in that regard. Roberts Dodge had $31.9 million in sales in 1995 and is the sole Dodge dealer in Eugene.


    SAM LINDER, INC. The Company has agreed to pay approximately $1.15 million in cash for Sam Linder Honda, plus an additional amount for the new vehicle and parts inventory valued at seller's costs and the used vehicle inventory at the KELLY WHOLESALE BLUE BOOK value less any reconditioning costs, estimated to be approximately $2.1 million. The Company is not assuming any material liabilities as part of the acquisition. The Company will also purchase the real property and improvements utilized for the new vehicle store prior to December 31, 1997 for $2.1 million. The Company may assign its obligation to purchase the real estate to Lithia Properties which, in such event, would lease the property to the Company or its subsidiary operating Sam Linder Honda. See "Business--Properties and "Certain Relationships and Related Transactions." Closing is expected to occur early in 1997. The purchase is subject to normal closing conditions and the approval of Honda Motor Company, Inc. The Company expects to obtain such approval in due course, but no assurances can be made in that regard. Sam Linder, Inc. also has a Cadillac and Oldsmobile dealership franchise at this location which is expected to be sold and transferred to a third party purchaser. Sam Linder, Inc. had $26.9 million in sales in 1995 and is the sole Honda dealer in Salinas. Cadillac and Oldsmobile's new vehicle sales accounted for less than 15% of its 1995 revenues.


    MELODY VACAVILLE, INC. The Company has agreed to pay approximately $2.43 million in cash for Melody Toyota and Kia, plus an additional amount for the new vehicle and parts inventory valued at seller's costs and the used vehicle inventory at the KELLY WHOLESALE BLUE BOOK value less any reconditioning costs, estimated to be approximately $4.2 million. The Company is not assuming any material liabilities as part of the acquisition. In addition, the Company will lease the real property and improvements utilized by the dealership from a third party at a current monthly rental rate of approximately $35,000. Closing is expected to occur on or before November 15, 1996. The purchase is subject to normal closing conditions and the approval of Toyota Motor Distributors, Inc. The Company expects to obtain such approval in due course, but no assurances can be made in that regard. Melody Vacaville, Inc. had $27.8 million in sales in 1995 and is the sole Toyota and Kia dealer in Vacaville.


    Historical financial statements for Roberts Dodge, Inc., Sam Linder, Inc. and Melody Vacaville, Inc. are included in this Prospectus beginning at page F-20. Pro forma financial statements showing the effect on the Company of all of the above acquisitions as if they had occurred as of January 1, 1995 and January 1, 1996 are included in this Prospectus beginning at page 21.

                                   USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Class A Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company) are estimated to be $____________ ($____________ if the Underwriters' over-allotment option is exercised in full), assuming an initial offering price of $__________ per share.

    The Company anticipates that the net proceeds will be used for the
following purposes:  (i) up to approximately $     million for the
acquisition of additional automobile dealerships, including approximately $ million to acquire the dealerships in Eugene, Oregon, Salinas, California and Vacaville, California, which are subject to definitive purchase agreements. See "Pending Acquisitions"; and (ii) approximately $6.0 million to purchase Litria TKV Inc., at cost, from Sidney B DeBoer and M.L. Dick Heimann, to prepay notes to certain other related parties and to distribute current earnings of the Company to the Principal Owners. See "Company Restructuring and Prior S Corporation Status" and "Certain Relationships and Related Transactions." The balance of the net proceeds will be used for working capital and general corporate purposes.

    Pending utilization of the net proceeds for the purposes set forth herein, the Company intends to reduce the outstanding balances of existing lines of credit, including the Company's flooring line of credit (the "Flooring Line") with U.S. National Bank of Oregon, and its line of credit obtained to close the acquisitions described herein (the "Capital Line"). The Flooring Line bears interest at the prime rate. The effective annual interest rate on such indebtedness was 8.25% at June 30, 1996. The Capital Line bears interest at prime plus 0.25 percent. See Notes 6 and 12 of Notes to the Company Combined Financial Statements.

    After completion of this Offering, the Company intends to re-borrow under the Flooring Line and other lines of credit as necessary from time to time to fund purchases of new and used automobiles and additional dealerships.

                                   DIVIDEND POLICY

    Other than the dividends and distributions paid to the Principal Owners referred to in "Company Restructuring and Prior S Corporation Status," the Company has no present intention to declare or pay cash dividends in the foreseeable future after the Offering. The Company intends to retain any earnings that it may realize in the future to finance its operations. The payment of any future dividends will be subject to the discretion of the Board of Directors of the Company and will depend upon the Company's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors the Board of Directors deems relevant.

                                    CAPITALIZATION

    The following table sets forth the short-term debt and total combined capitalization of the Company at June 30, 1996 (i) on an actual historical basis, (ii) pro forma to include the effect of the Restructuring and (iii) as adjusted to reflect the sale of _______ shares of Class A Common Stock pursuant to the Offering and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Combined Financial Statements and related notes and "Pro Forma Combined and Condensed Financial Data" appearing elsewhere in this Prospectus. See also, "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       June 30, 1996
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual  Pro Forma  As Adjusted
                                                --------------------------------
                                                     (Dollars in thousands)
Flooring notes payable . . . . . . . . . . .   $13,723    $13,723      $
Current maturities of long-term debt . . . .     2,207      2,207
                                                ------     ------       ------
    Total short-term debt. . . . . . . . . .   $15,930    $15,930      $
                                                ------     ------       ------
                                                ------     ------       ------
Long-term debt(2). . . . . . . . . . . . . .   $ 8,262    $11,000      $
Minority interest. . . . . . . . . . . . . .     1,029      1,029
Owners' equity . . . . . . . . . . . . . . .     1,906      ---            ---
Shareholders' equity:
    Preferred Stock, no par value,
       15,000,000 shares authorized, none
       outstanding . . . . . . . . . . . . .      ---        ---          --
    Common Stock
       Class A Common Stock, no par value,
         100,000,000 shares authorized, none
         outstanding, actual and pro forma;
         _____, pro forma as adjusted(1) . .      ---        ---

       Class B Common Stock, no par value,
         25,000,000 shares authorized,
         ________ outstanding, actual,
         pro forma and pro forma as
         adjusted. . . . . . . . . . . . . .       801
    Retained earnings (deficit) (3). . . . .       ---     (1,230)
                                                ------     ------       ------
       Total shareholders' equity(3)/
         owners' equity. . . . . . . . . . .     1,906       (429)

Total capitalization . . . . . . . . . . . .   $11,197    $11,600      $
                                                ------     ------       ------
                                                ------     ------       ------

-----------------------
(1) Does not include an aggregate of __________ shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, _______of which are subject to outstanding options as of the date hereof. See "Management -- 1996 Stock Incentive Plan."
(2) Includes $3.3 million of notes payable to Principal Owners related to S Corporation distributions.
(3) The Company utilizes the LIFO (Last In-First Out) method of accounting for financial statement and tax reporting (See Note 2 of the Notes to the Company's Combined Financial Statements). Commencing January 1, 1997, the Company intends to file an election with the IRS to convert to a FIFO (First In-First Out) accounting method and change its method of accounting to the industry standard, FIFO accounting method for financial statement and tax reporting. Had the Company used a FIFO method in 1996, total shareholders' equity at June 30, 1996 would have been $3.2 million higher.

                                       DILUTION

    The pro forma net tangible book value of the Company's Common Stock at June 30, 1996, was $________, or $_____ per share. Pro forma net tangible book value per share of Common Stock represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, assuming the Restructuring has taken place. Without taking into account any change in pro forma net tangible book value subsequent to June 30, 1996, other than to give effect to the Offering by the Company of _________________ shares of Class A Common Stock to the public at an assumed initial public offering price of $___ per share and the receipt by the Company of the net proceeds therefrom (after deducting the Underwriters' discount and estimated expenses of the public offering payable by the Company), the pro forma net tangible book value of the Company would have been $_____ per share. This amount represents an immediate increase in the pro forma net tangible book value of $_____ per share to the existing shareholders and an immediate dilution of $_____ per share to new investors purchasing shares of Class A Common Stock at the initial public offering price. The Company utilizes the LIFO method of accounting (See Note 2 of the Notes to the Company's Combined Financial Statements). Had the Company used a FIFO method, total shareholders' equity at June 30, 1996 would have been $3.2 million higher.

    The following table calculates dilution by subtracting net tangible book value per share after the Offering on both a LIFO and a FIFO basis, from the initial public Offering price.



                                                           LIFO BASIS                       FIFO BASIS
                                                  ----------------------------       ------------------------
    Assumed initial public offering price per share. . . . . .       $                             $
                                                                       --------                      --------
         Pro forma net tangible book value
          as of June 30, 1996. . . . . . . . .  $                                   $
                                                  ---------                           --------
         Increase attributable to
          new investors. . . . . . . . . . . .  $                                   $
                                                  ---------                           --------

    Pro forma net tangible book value after Offering . . . . .       $                             $
                                                                       --------                      --------
    Dilution per share to new investors. . . . . . . . . . . .       $                             $
                                                                       --------                      --------


    The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by purchasers of the shares offered by the Company hereby (at an assumed initial public offering price of $_________ per share).


                                                                        Average
                                 Shares Purchased(1)    Cash Paid(2)     Price
                                 ------------------- ------------------
                                  Number    Percent   Amount   Percent  PerShare
                                 --------  --------- -------- --------- --------
Existing shareholders. . . .                     %        $          %   $
New investors. . . . . . . .                     %   $               %   $

                                 ------     ------   -------    ------  -------
    Total. . . . . . . . . .                100.0%              100.0%
                                 ------     ------   -------    ------  -------
                                 ------     ------   -------    ------  -------

--------------------

(1) Does not include an aggregate of ____________shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan,______
        of which are subject to options outstanding as of June 30, 1996, with a weighted average exercise price of $____ per share. If all such options were deemed to be exercised and proceeds were received therefrom, dilution per share to new investors would be $_________ (LIFO Basis) or $______ (FIFO Basis) See "Management -- 1996 Stock Incentive Plan."
(2) Does not reflect deduction of the underwriting discount or estimated Offering expenses.

                        SELECTED COMBINED FINANCIAL DATA


     The following selected combined financial data presented below under the captions "Combined Statement of Operations Data" and "Combined Balance Sheet Data" for and as of the end of each of the years in the four year period ended December 31, 1995, are derived from the combined financial statements of Lithia Motors, Inc. and its affiliated companies, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The following selected combined historical financial information at or for the six months ended June 30, 1995 and June 30, 1996 has been derived from unaudited financial statements that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information for such periods and as of such dates. The combined historical results for the six months ended June 30, 1996 are not necessarily indicative of results for a full fiscal year. The combined financial statements as of December 31, 1994 and 1995 and for each of the years in the three year period then ended, and as of June 30, 1996 and for the six months ended, June 30, 1995 and 1996 and the reports thereon, are included elsewhere in this Prospectus. The following combined selected financial data should be read in conjunction with the Combined Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.


                                                                                                              Six Months Ended
                                                   As of Year Ended December 31,                                  June 30,
                              ----------------------------------------------------------------------     -------------------------
                                 1991           1992           1993           1994           1995           1995           1996
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
                                              (In thousands except per share amounts)
COMBINED STATEMENT OF OPERATIONS DATA:
SALES:
  New vehicles . . . . . . .  $   28,946     $   34,479     $   42,663     $   51,154     $   53,277     $   25,081     $   31,482
  Used vehicles. . . . . . .      23,369         29,930         34,986         42,381         44,061         20,995         28,395
  Other operating revenues .      11,722         15,030         14,460         15,787         16,858          8,320          9,248
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
     Total sales . . . . . .      64,087         79,439         92,109        109,322        114,196         54,396         69,125
Cost of sales. . . . . . . .      53,023         65,417         74,849         90,417         93,253         44,633         57,669
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
Gross profit(1). . . . . . .      11,064         14,022         17,260         18,905         20,943          9,763         11,456
Selling, general and
  administrative(2). . . . .      11,563         14,124         15,122         15,174         16,735          7,860          9,314
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
Operating income (loss). . .        (499)          (102)         2,138          3,731          4,208          1,903          2,142
Interest income. . . . . . .         308            161            216             99            179             65             93
Interest expense . . . . . .        (784)          (743)        (1,375)          (955)        (1,390)          (583)          (649)
Other income, net. . . . . .       1,204          1,200            807          1,097          1,156            484            382
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
Income before minority
  interest . . . . . . . . .         229            516          1,786          3,972          4,153          1,869          1,903
Minority interest. . . . . .         (49)          (168)          (233)          (458)          (778)          (383)          (317)
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
Net income (1),(2) . . . . .  $      180     $      348     $    1,553     $    3,514     $    3,375     $    1,486     $    1,586
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
                              ----------     ----------     ----------     ----------     ----------     ----------     ----------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Income before taxes and
  minority interest,
  as reported. . . . . . . .                                $    1,786     $    3,972     $    4,153     $    1,869     $    1,903
Pro forma provision
  for taxes(3) . . . . . . .                                       697          1,521          1,598            719            742
Pro forma minority
  interest . . . . . . . . .                                       142            283            479            235            193
                                                            ----------     ----------     ----------     ----------     ----------
Pro forma net income . . . .                                $      947     $    2,168     $    2,076     $      915     $      968
                                                            ----------     ----------     ----------     ----------     ----------
                                                            ----------     ----------     ----------     ----------     ----------

                                                             As of December 31,
                                   ----------------------------------------------------------------------             As of
                                      1991           1992           1993           1994           1995            June 30, 1996
                                   ----------     ----------     ----------     ----------     ----------     ---------------------
                                                               (In thousands)
COMBINED BALANCE SHEET DATA:
Working capital. . . . . . . . . . $    2,339     $    1,369     $       13     $    6,034     $    7,764          $    8,763
Total assets . . . . . . . . . . .     21,080         24,955         33,381         36,656         39,225              32,116
Total long-term debt . . . . . . .      4,222          5,424          6,153          8,369         12,828              10,469
Total shareholders' equity . . . .      1,628          1,238          1,184          2,800            854               1,906

--------------------

(1)  The Company utilizes the LIFO (Last In-First Out) accounting method.  See
     Note 2 of the Notes to the Company's Combined Financial Statements. Commencing January 1, 1997, the Company intends to file an election with the IRS to convert to a FIFO (First In-First Out) accounting method for tax and financial statement reporting and report its earnings on the FIFO method. If it had previously utilized the FIFO method, gross profit for the five years ended December 31, 1995 would have been $11.4 million, $14.5 million, $17.8 million, $19.5 million and $20.5 million, net income for the five years ended December 31, 1995 would have been $527,000, $733,000, $2.1 million, $4.1 million, and $3.0 million, respectively and $1.4 million and $1.8 million for the six months ended June 30, 1995 and 1996.

(2) Prior to 1994, the Company and it affiliated entities paid cash bonuses to their shareholders and members in amounts approximating their respective income tax liability on their undistributed earnings ($532,000 in 1991, $640,000 in 1992, and $1.0 million in 1993), in addition to their normal salaries. These cash bonuses are reflected in the SG&A expenses above. In 1994 and subsequent periods, cash to meet the shareholders' and members' tax liabilities was distributed to the shareholders and members as dividends.

     The Company believes that for a fair evaluation of its historical performance, results for 1991, 1992 and 1993 should be adjusted to eliminate such bonus payments.

(3) The Company was an S Corporation and accordingly was not subject to federal and state income taxes during the periods indicated. Pro forma net income reflects federal and state income taxes as if the Company had been a C Corporation, based on the effective tax rates that would have been in effect during these periods. See "Company Restructuring and Prior
     S Corporation Status" and Notes 1 and 9 of Notes to Company's Combined Financial Statements.

                 PRO FORMA COMBINED AND CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined and condensed statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 reflect the historical accounts of the Company for those periods adjusted to give pro forma effect to the Pending Acquisitions, the conversion to the FIFO accounting method (to be effective January 1, 1997), the Restructuring and the Offering, as if these transactions had occurred at the beginning of each period presented.

     The following unaudited pro forma combined balance sheet as of June 30, 1996 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the Pending Acquisitions, the conversion to the FIFO accounting method (to be effective January 1, 1997), the Restructuring, and the Offering, as if they had occurred as of June 30, 1996.


     The unaudited pro forma combined and condensed financial data and accompanying notes should be read in conjunction with the Combined Financial Statements of the Company and the related notes as well as the combined financial statements and related notes of Roberts Dodge, Inc., Sam Linder, Inc., and Melody Vacaville, Inc., all of which are included elsewhere in this Prospectus. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma combined financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.

            PRO FORMA COMBINED AND CONDENSED STATEMENT OF OPERATIONS


                                                          Year Ended December 31, 1995
                              --------------------------------------------------------------------------------------
                                                Actual
                              -------------------------------------------
                                          Roberts     Sam        Melody
                                          Dodge,     Linder,    Vacaville   Pro Forma         Pro Forma      Pro
                              Company(1)  Inc.(1)    Inc.(1)     Inc.(1)   Adjustments       Acquisitions   Forma
                             ----------  --------  ----------  ----------  ------------      ------------  ---------
                                                      (In thousands, except share data)
Sales:
  New vehicle. . . . . . .    $ 53,277    $15,848    $12,656     $18,126    $(3,069)(6)        $ 96,838      $
  Used vehicle . . . . . .      44,061     12,151     10,234       6,015          -              72,461
  Other operating
    revenue. . . . . . . .      16,858      3,895      3,967       3,669       (518)(6)          27,871
                              --------    -------    -------     -------    -------            --------      --------
      Total sales. . . . .     114,196     31,894     26,857      27,810     (3,587)(6)         197,170
Cost of sales. . . . . . .      93,253     27,270     22,646      24,858     (2,799)(6)(7)      165,228
                              --------    -------    -------     -------    -------            --------      --------

Gross profit . . . . . . .      20,943      4,624      4,211       2,952       (788)             31,942
Selling, general and
  administrative . . . . .      16,735      3,828      3,928       4,254       (412)(2)(3)(6)    28,333
                              --------    -------    -------     -------    -------            --------      --------
Operating income (loss). .       4,208        796        283      (1,302)      (376)              3,609
Other income (expense),
  net. . . . . . . . . . .         (55)      (527)      (347)       (310)     1,358 (1)(2)(6)       119
                              --------    -------    -------     -------    -------            --------      --------
Income (loss) before
  minority interest and
  income taxes . . . . . .       4,153        269        (64)     (1,612)       982               3,728
                              --------    -------    -------     -------    -------            --------      --------

Minority interest. . . . .        (778)         -          -           -          -                (778)
Income taxes . . . . . . .           -          -          -           -          -                   -
                              --------    -------    -------     -------    -------            --------      --------
Net income (loss). . . . .       3,375    $   269    $   (64)    $(1,612)   $   982            $  2,950      $       (3)
                              --------    -------    -------     -------    -------            --------      --------
                              --------    -------    -------     -------    -------            --------      --------
Net income per share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $       (5)
Weighted average shares outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                                             --------
                                                                                                             --------

            PRO FORMA COMBINED AND CONDENSED STATEMENT OF OPERATIONS


                                                          Six Months Ended June 30, 1996
                              --------------------------------------------------------------------------------------
                                                Actual
                              -------------------------------------------
                                          Roberts     Sam        Melody
                                          Dodge,     Linder,    Vacaville   Pro Forma         Pro Forma      Pro
                              Company(1)  Inc.(1)    Inc.(1)     Inc.(1)   Adjustments       Acquisitions   Forma
                             ----------  --------  ----------  ----------  ------------      ------------  ---------
                                                      (In thousands, except share data)
Sales:
  New vehicles . . . . . .     $31,482    $ 9,771    $ 6,456     $ 9,147    $(1,013)(6)        $ 55,843      $
  Used vehicles. . . . . .      28,395      5,838      4,519       3,569          -              42,321
  Other operating
    revenues . . . . . . .       9,248      2,074      1,893       1,949       (242)(6)          14,922
                               -------    -------    -------     -------    -------            --------      --------
      Total sales. . . . .      69,125     17,683     12,868      14,665     (1,255)(6)         113,086
Cost of sales. . . . . . .      57,669     15,015     10,809      13,227     (1,386)(6)(7)       95,334
                               -------    -------    -------     -------    -------            --------      --------
Gross profit . . . . . . .      11,456      2,668      2,059       1,438        131               17,752
Selling, general and                                                                                           (8)
  administrative . . . . .       9,379      2,165      1,912        1,786      (339)(2)(3)(6)    14,903
                               -------    -------    -------     --------   -------            --------
Operating income (loss). .       2,077        503        147         (348)      470               2,849
Other income (expense),
  net. . . . . . . . . . .        (174)      (231)      (103)        (144)      686 (1)(2)(6)        34
                               -------    -------    -------     --------   -------            --------      --------
Income (loss) before
  minority interest and
  income taxes . . . . . .       1,903        272         44         (492)    1,156               2,883
                               -------    -------    -------     --------   -------            --------      --------
Minority interest. . . . .        (317)         -          -            -         -                (317)            -
Income taxes . . . . . . .           -          -          -            -         -                   -             -
                               -------    -------    -------     --------   -------            --------      --------
Net income (loss). . . . .     $ 1,586    $   272    $    44     $   (492)  $ 1,156            $  2,566      $
                               -------    -------    -------     --------   -------            --------      --------
                               -------    -------    -------     --------   -------            --------      --------
Net income per share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $
                                                                                                             --------
                                                                                                             --------
Weighted average shares outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


--------------------

(1) The Company will use the proceeds from the Offering primarily to acquire dealerships in the future. The pro forma statements of operations shown
     above assumes that approximately $   million will be used to acquire the
     three new dealerships. Until the remaining proceeds are used to acquire other dealerships, the Company intends to reduce floor plan debt with its
     bank by approximately $   million [and to invest the remaining proceeds of
     approximately $________ million in other cash equivalents]. See "Use of Proceeds." Partially offsetting the decrease in floor plan financing will be an increase in floor plan debt to finance the purchase of new vehicle inventory related to the two new dealerships. See Footnotes 2 and 3 to the Pro Forma Combined Balance Sheet below. Interest expense associated with such debt is reflected in the acquired companies' actual results of operations for each period.


(2) Reflects the Company's estimate of the net deductions from selling, general and administrative expenses and reductions in interest expense which would have occurred if the Offering had been effected as of the beginning of each period and consists of (a) an elimination of certain owners tax payment bonuses and (b) a net reduction in interest expense reflecting a lower interest rate on floor plan debt available to the Company on the acquired companies' flooring debt. The reduction in expenses include:

                                   Year Ended           Six Months Ended
                                   December 31, 1995      June 30, 1996
                                   -----------------    ----------------
Management compensation. . . . . .        $277,000            $292,000
Interest expense . . . . . . . . .        $ 97,000            $ 49,000

     The net reduction in interest expense was calculated based on an average floor plan debt of approximately $6.5 million at the interest rate differential in effect during each respective period.


(3) Reflects amortization as if Roberts Dodge, Inc., Sam Linder, Inc. and Melody Vacaville, Inc. had been acquired as of January 1, 1995. The pro forma amortization for the year ended December 31, 1995 and the six-month period ended June 30, 1996 reflects additional amortization of approximately $111,000 and $55,500, respectively, associated with intangible assets, which assets consist largely of goodwill, resulting from the acquisition of Roberts Dodge, Sam Linder, Inc. and Melody Vacaville, Inc. Such costs are being amortized over a 40-year period.
     See Note 4 to Pro Forma Combined and Condensed Balance Sheet


(4) Pro forma earnings per share are based upon the assumption that __________ shares of Common Stock are outstanding for each period. This amount represents the shares to be issued in the Offering (_________) and the number of shares of Common Stock owned by the Company's stockholders immediately following the Restructuring (__________).

(5) The Company and Pending Acquisitions are S Corporations and accordingly not subject to federal and state income taxes during the period indicated.
     This reflects the federal and state income taxes as if the Company were and the Pending Acquisitions had been C Corporations based on a 38% effective rate assumed during the period.

(6) Reflects adjustment to sales, cost of sales, selling, general and administrative, and other expenses for General Motor products which Sam Linder, Inc. has not received approval to sell when acquired by the Company. Amounts total $3.6 million, $3.2 million, $246,000 and $36,000 and $1.3 million, $1.1 million, $103,000, and $24,000 for the year ended December 31, 1995 and the six month period ended June 30, 1996, respectively.


(7) Reflects the conversion of the Company, Sam Linder, Inc. and Melody Vacaville, Inc. from the LIFO method of inventory accounting to the FIFO method. Under the FIFO method, cost of sales would have been higher (lower) by $419,000, and $(328,000) for the year ended December 31, 1995 and the six month period ended June 30, 1996, respectively. The Company and Sam Linder, Inc. intend to convert to the FIFO accounting method effective January 1, 1997.


(8) No adjustments have been made to reflect anticipated savings as a result of reduced lease costs under the new lease agreements with Lithia Properties from whom the Company leases substantially all of its facilities.

                 PRO FORMA COMBINED AND CONDENSED BALANCE SHEET

                                                         As of June 30, 1996
                                             ---------------------------------------------
                                                            Pro Forma
                                               Actual      Adjustments           Pro Forma
                                             ----------    -----------          ----------
                                                         (In thousands)
                    ASSETS
Current Assets:
     Cash and cash equivalents . . . . .     $    3,819     $        -          $
     Receivables . . . . . . . . . . . .          2,472              -
     Inventories . . . . . . . . . . . .         16,480         16,266 (4)(5)
     Vehicles leased to others . . . . .          3,680              -
     Other current assets. . . . . . . .            932              - (6)               -
                                             ----------     ----------          ----------
     Total current assets. . . . . . . .         27,383         16,266
Net property, plant and equipment. . . .          1,278          5,578 (4)
Vehicles leased to other, less current
  portion. . . . . . . . . . . . . . . .          1,982              -
Goodwill, net; and other assets. . . . .          1,473          4,450 (4)
                                             ----------     ----------
     Total assets. . . . . . . . . . . .     $   32,116     $   26,294          $
                                             ----------     ----------          ----------
                                             ----------     ----------          ----------

     LIABILITIES, MINORITY INTEREST AND OWNERS' SHAREHOLDERS' EQUITY
Current Liabilities:
     Flooring notes payable. . . . . . .     $   13,723     $        -          $
     Current maturities of
       long-term debt. . . . . . . . . .          2,207              -
     Accounts payable. . . . . . . . . .          1,249              -
     Accrued expenses and other
       liabilities . . . . . . . . . . .          1,441              -
                                             ----------     ----------          ----------
     Total current liabilities . . . . .         18,620              -
                                             ----------     ----------          ----------
Long-term debt, excluding current
  maturities . . . . . . . . . . . . . .          8,262         23,901 (4)(7)
Other long-term liabilities. . . . . . .          2,299          1,950 (5)(6)
                                             ----------     ----------          ----------
     Total liabilities . . . . . . . . .         29,181         25,851
                                             ----------     ----------          ----------
Minority interest. . . . . . . . . . . .          1,029              -
                                             ----------     ----------          ----------
Owners'/Shareholders' Equity:
Preferred stock. . . . . . . . . . . . .              -              -
Common stock . . . . . . . . . . . . . .            801              -
Retained earnings. . . . . . . . . . . .          1,105            443 (5)(6)(7)
                                             ----------     ----------          ----------
     Total owners'/shareholders'
       equity. . . . . . . . . . . . . .          1,906            443
                                             ----------     ----------          ----------
     Total liabilities and owners'/
       shareholders' equity. . . . . . .     $   32,116     $   26,294          $
                                             ----------     ----------          ----------
                                             ----------     ----------          ----------

--------------------

(1) Reflects the application of the estimated net proceeds of the Offering. Approximately $________ million will be used to reduce acquired floor plan debt of acquired companies, approximately $_________ million will be utilized to acquire Roberts Dodge, Inc., Sam Linder, Inc. and Melody Vacaville, Inc. See "Pending Acquisitions" and "Use of Proceeds."


(2) Reflects the issuance of __________ shares of Common Stock at an assumed initial public offering price of $_________ per share, net of estimated offering expenses.

(3)  Reflects the Restructuring.

(4) Reflects the allocation of the Roberts Dodge, Inc., Sam Linder, Inc. and Melody Vacaville, Inc. purchase price based on the estimated fair value of assets acquired. The purchase price consists of the following:


                                                                       Melody
                                           Roberts         Sam       Vacaville,
                                          Dodge, Inc.  Linder, Inc.     Inc.
                                          -----------  ------------  ----------
       Estimated total consideration       $8,194,000   $6,108,000   $6,861,000
       Less estimated fair value of
         assets acquired                    6,394,000    5,308,000    5,011,000
                                           ----------   ----------   ----------
       Excess of purchase price over
         fair value of tangible assets
         acquired                          $1,800,000   $  800,000   $1,850,000
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------


     The Company is purchasing new vehicle and parts inventories, certain real property and equipment, goodwill and dealer agreements, and may purchase some or all of the used vehicle inventory. The excess of the purchase price over the fair value of tangible assets acquired will be allocated to intangible assets, primarily the dealer agreements and goodwill. Fair value of assets acquired primarily represents the estimated fair value of the parts inventory and certain property and equipment. Vehicle inventory, which at June 30, 1996 approximated $___________, will be financed with floor plan debt.

(5) Reflects the conversion of the Company, Sam Linder, Inc. and Melody Vacaville, Inc. from LIFO method of inventory accounting to the FIFO method. Under the FIFO method, shareholders' equity would have been higher by $3.2 million. The Company to convert to the FIFO accounting method effective January 1, 1997.


(6) Represents the establishment of a deferred income tax asset of $997,000 and a deferred income tax liability of $594,000 to effect the Company's conversion to C Corporation status.

(7) Reflects the estimated distribution and payment of $_____ to its current shareholders of substantially all of the undistributed commutative taxable income through the date of the termination of the S Corporation election that has been taxed or is taxable to its current shareholders and payment of $3.3 million in notes to Principal Owners and other affiliates for all previously taxed undistributed earning.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Combined Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The following includes a discussion of certain significant business trends and uncertainties as well as other forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

GENERAL


     The Company is the largest retailer of new and used vehicles in Southwest Oregon, offering 14 domestic and imported makes of new automobiles and light trucks at five locations. As an integral part of its operations, the Company also arranges related finance and insurance and sells parts, service and ancillary products. The Company has successfully acquired and integrated several new dealer franchises in Southwest Oregon where it has achieved a
dominant market share.   The Company is seeking to become a leading acquiror of
dealerships in the western United States. The Company has recently entered into agreements to acquire an additional dealership in Eugene, Oregon, and Salinas, and Vacaville, California.


     The following table sets forth selected condensed financial data expressed as a percentage of total sales for the periods indicated for the average automotive dealer in the United States. 1996 data is not available.

                             AVERAGE U.S. DEALERSHIP

                                                     Year ended December 31,
                                                  -----------------------------
                                                   1993        1994        1995
                                                   ----        ----        ----
STATEMENT OF OPERATIONS DATA:
Sales:
     New vehicles. . . . . . . . . . . . . .       60.0%       60.3%       58.6%
     Used vehicles . . . . . . . . . . . . .       26.4        26.9        29.0
     Parts and services sales, other . . . .       13.6        12.8        12.4
                                                  -----       -----       -----
        Total sales. . . . . . . . . . . . .      100.0%      100.0%      100.0%
Gross profit . . . . . . . . . . . . . . . .       13.4        13.1        12.9
Total dealership expense . . . . . . . . . .       11.8        11.3        11.5
                                                  -----       -----       -----
Income before taxes. . . . . . . . . . . . .        1.6%        1.8%        1.4%
                                                  -----       -----       -----
                                                  -----       -----       -----
--------------------
Source:  AUTOMOTIVE EXECUTIVE/August 1996; NADA Industry Analysis Division

     The following table sets forth selected condensed financial data for the Company expressed as a percentage of total sales for the periods indicated below. Gross profit and pre-tax margins are presented on a FIFO basis and before minority interest to permit comparisons to U.S. industry data.

                               LITHIA MOTORS, INC.

                                                                                      Six Months Ended
                                                      Year ended December 31,             June 30,
                                                 ------------------------------      ------------------
                                                  1993        1994        1995        1995        1996
                                                 ------      ------      ------      ------      ------
STATEMENT OF OPERATIONS DATA:
Sales:
     New vehicles. . . . . . . . . . . . . .       46.3%       46.8%       46.7%       46.1%       45.5%
     Used vehicles . . . . . . . . . . . . .       38.0        38.8        38.5        38.6        41.1
     Parts and service sales . . . . . . . .        9.2         9.1         9.6         9.8         8.9
     Finance, insurance and other. . . . . .        6.5         5.3         5.2         5.5         4.5
                                                  -----       -----       -----       -----       -----

        Total sales. . . . . . . . . . . . .      100.0%      100.0%      100.0%      100.0%      100.0%
Gross profit(1). . . . . . . . . . . . . . .       19.3        17.9        18.0        17.7        16.9
Selling, general and administrative
  expenses . . . . . . . . . . . . . . . . .       16.4        13.9        14.7        14.5        13.6
                                                  -----       -----       -----       -----       -----
Operating income(1). . . . . . . . . . . . .        2.9         4.0         3.3         3.2         3.3
Other income (expense), net. . . . . . . . .       (0.4)        0.2         0.0        (0.1)       (0.2)
                                                  -----       -----       -----       -----       -----
Income before taxes and minority
  interest(1). . . . . . . . . . . . . . . .        2.5%        4.2%        3.3%        3.1%        3.1%
                                                  -----       -----       -----       -----       -----
                                                  -----       -----       -----       -----       -----

--------------------

(1) Using the FIFO method of accounting for inventory to permit comparisons to U.S. industry data. The Company currently uses the LIFO method for tax and financial reporting, purposes but will convert to the FIFO method effective January 1, 1997.

     New vehicle revenues include sales of new vehicles (other than "book only" fleet sales) at retail. Used vehicle revenues include amounts received for used vehicles sold to wholesale and retail customers. Finance, insurance and other includes fees and commissions from finance and insurance ("F&I") transactions, sales of the Company's extended service contracts for vehicles, and "book only" fleet sales, net. The Company recognizes revenue attributable to sales of its service contracts over the term of the contracts for accounting purposes, although it receives payment in full at the time of the sale. For vehicle financing contracts, the Company receives either a fee or a spread from the lender for originating and assigning the loan but is assessed a chargeback fee by the lender if the contract is cancelled, in most cases, within 120 days of making the loan. Early cancellation can result from early repayment because of refinancing the loan, selling or trade-in of the vehicle or default on the loan.

     The Company currently utilizes the LIFO method of accounting for inventory, but will convert to the FIFO method effective January 1, 1997. If the FIFO method of inventory accounting had been used by the Company in prior periods, income before taxes and minority interest would have been higher (lower) by $556,000, $615,000, and ($426,000) for the years ended December 31, 1993, 1994, and 1995, respectively and $(162,000) and $235,000 for the six months ended June 30, 1995 and 1996, respectively, from the reported results under the LIFO method. In the analysis of interim and annual results, the Company has provided a discussion of gross profits on FIFO as well on a LIFO basis because management believes that in assessing trends and comparing the Company's performance with prior periods or with industry data, FIFO data should be considered. Further, commencing January 1, 1997, the Company will utilize the FIFO method of accounting for both book and tax purposes.

     At each of its dealership locations, the Company's management focuses on maximizing profitability in each area of operations rather than on the volume of vehicle sales. The key factors affecting the Company profitability are its dominant market share for the new vehicle brands it sells and its focused efforts to increase the sales of used vehicles, F&I and ancillary products.

     The average gross profit margins obtained by franchised automobile dealers in the United States on sales of new vehicles have declined from over 7.0% in 1991 to 6.5% in 1995. The Company's gross profit margin (on a FIFO basis) on new vehicle sales was 12.8% for 1995 and 13.2% for the first six months of 1996. The Company's gross profit margin on new vehicle sales has consistently been higher than the industry average.

     The Company's gross profit margin (on a FIFO basis) on used vehicle sales was 11.4% for 1995 and 10.0% for the first six months of 1996. Excluding sales to wholesalers (which are frequently at or close to cost), the Company's gross profit margin on a FIFO basis in 1995 and for the first six months of 1996 on retail sales of used vehicles were 13.2% and 12.6%, respectively. The industry average in 1995 was 11.5%. See "Business - Dealership Operations."

     The Company's salary expense, employee benefit costs and advertising expenses comprise the majority of its selling, general and administrative ("SG&A") expense. The Company's interest expense fluctuates based primarily on the level of debt required to support the inventory of new and used vehicles at its dealerships and vehicles leased to others.

     The Company and its affiliated entities have been treated for federal income tax purposes as S Corporations or as partnerships under the Internal Revenue Code since their inception and, as a result, have not been subject to federal or certain state income taxes. Accordingly, the following discussion of the Company's historical results of operations does not include a discussion of income tax expense. Immediately before the completion of this Offering, and in connection with the Restructuring, the Company and its affiliated entities that are S Corporations will terminate their status as S Corporations and will thereafter be subject to federal and state income tax at applicable
C Corporation rates. Prior to 1994, the shareholders and members of the Company and the affiliated entities each received substantial year-end tax payment bonuses to provide the cash to pay income taxes on the Company's and affiliated entities income which was taxable to the principals. Such payments were reflected in SG&A expense. See "Management--Executive Compensation."

     The Company has accounted for each of its acquisitions prior to 1993 by the purchase method of accounting, and, as a result, does not include in its financial statements the results of operations of these dealerships prior to the date they were acquired by the Company. The combined financial statements of the Company reflect the results of operations, financial position and cash flows of each of the Company's dealerships and those of its affiliated entities whose operations will be combined under the Restructuring, using an "as if" pooling of interest basis of accounting.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

REVENUES

     Revenues increased in each of the Company's operating segments for the first six months of 1996 as compared to the first six months of 1995, resulting in total sales increasing 27.1% to $69.1 million. New vehicle sales revenue increased 25.5% in the first six months of 1996 to $31.5 million, compared with $25.1 million for the first six months of 1995. The increase in sales was due primarily to increased unit sales (22.3%) which resulted from higher levels of promotional activity for certain popular brands and, to a much lesser extent, an increase in the average per unit sales price (2.6%).

     Used vehicle sales increased by 35.2% in the first six months of 1996 to $28.4 million, compared with $21.0 million in the first six months of 1995. The increase in sales was due primarily to the availability in the 1996 period of an increasing number of late-model used vehicles which were in high demand by consumers. Increased used vehicle revenue was attributable primarily to unit sales increases (25.1%) and, to a lesser extent, an increase in the average per unit sales price (8.4%).

     The Company's other operating revenue increased 11.2% to $9.2 million in the first six months of 1996, from $8.3 million in the first six months of 1995, due to an increased number of F&I transactions and to a lesser extent, increases in service department maintenance and repairs.

GROSS PROFIT

     Gross profit (on a LIFO basis) increased 17.4% for the first six months of 1996 to $11.5 million, compared with $9.8 million for the first six months of 1995, primarily because of the increase in new and used vehicle sales during the period. Gross profit margin decreased from 17.9% for the first six months in 1995 to 16.8% for the first six months of 1996. The decrease in gross profit margin was primarily caused by a reduction in profit margins on used vehicle sales and other operating revenue, partially offset by an increase in gross profit as a percentage of sales on new vehicles. Gross profit margin in 1995 was favorably impacted by the reduction in new vehicle inventory during the period which resulted in historically lower vehicle inventory costs flowing through cost of sales.

     Gross profit (on a FIFO basis) increased 21.8% for the first six months of 1996 to $11.7 million, compared with $9.6 million for the first six months of 1995, primarily because of the increase in new and used vehicle sales during the period. Gross profit margin decreased from 17.7% for the first six months in 1995 to 16.9% for the first six months of 1996. The decrease in gross profit margin was primarily caused by a reduction in profit margins on used vehicles sales and other operating revenue, partially offset by an increase in gross profit margin.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     The Company's SG&A expense increased to $9.3 million in the first six months of 1996 compared to $7.9 million in the first six months of 1995. SG&A as a percentage of sales decreased to 13.6% from 14.5%. The increase in SG&A was due primarily to increased selling, or variable expense related to the increase in sales, and to a lesser extent, an increase in compensation for additional personnel and management in preparation for the Pending Acquisitions. See "Pending Acquisitions."

INTEREST EXPENSE

     The Company's interest expense increased by 11.3% to $649,00 for the first six months of 1996, compared to $583,000 for the first six months of 1995. The increase was due entirely to an increase in the average balances of flooring and other notes outstanding for the first six months of 1996, offset partially by a decrease in interest rates. The increase in the loan balances was due primarily to additional borrowings to finance additional inventory and notes to Principal Owners.

OTHER INCOME, NET

     Other income, net, which consisted primarily of management fees and equity in the income of Lithia Properties and other non-dealer service income, decreased 21.1% from $484,000 to $382,000 for the first six-months of 1996.
This reduction is due to a non reoccurring lawsuit recovery in the prior period.

1995 COMPARED TO 1994

REVENUES

     Revenue increased 4.6% to $114.2 million in 1995 from $109.3 million in 1994. New vehicle revenue increased 4.2%, while used vehicle revenue increased 4.0%. The increase in sales was due to per-unit price increases in new and used vehicles, offset in part by a reduction in unit sales of 1.1%. Industry and Company unit sales were essentially flat from 1994 to 1995.

     The Company's other operating revenue increased 6.8% to $16.9 million 1995 compared to $15.8 million in 1994, primarily due to increases in service department maintenance and repairs.

GROSS PROFIT

     Gross profit (on a LIFO basis) increased 10.8% in 1995 to $20.9 million from $18.9 million in 1994. Gross profit margin increased from 17.3% to 18.3%
in 1995.   Gross profit margin in 1995 was favorably impacted by the reduction in new vehicle inventory during the period which resulted in historically lower vehicle inventory costs flowing through costs of goods sold.

     Gross profit (on a FIFO basis) increased 5.1% in 1995 to $20.5 million from $19.5 million in 1994. Gross profit margin, at 18.0%, was essentially
unchanged from 1994.   Increases in gross profit margin on new vehicle sales
were offset by a reduction in the gross profit margin on new vehicles and parts and service sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     The Company's SG&A expense increased 10.3% to $16.7 million or 14.7% of the Company's revenues, in 1995, from $15.2 million, or 13.9% of the Company's revenues in 1994. A reserve for workers' compensation claims, expense associated with compensation, primarily from salaries and bonuses for the Company's managers and, to a lesser extent, an increase in advertising expense, accounted for a significant portion of the increase.

INTEREST EXPENSE

     The Company's interest expense in 1995 increased 45.5% to $1.4 million from $955,000 in 1994. The increase was due primarily to an increase in the Company's average loan balances in 1995 as compared to 1994, and, to a lesser extent, an increase in interest rates on borrowed funds. Loan balances increased to support increased flooring of inventory, vehicles leased to others and notes to Principal Owners incurred during the period.

OTHER INCOME, NET

     Other income, net, consisted primarily of management fees derived from the Company's management of Lithia Properties and equity in the income of Lithia Properties and other non-dealers service income, increased 5.4% from the prior year. This increase is attributable to primarily to receipt of a judgment in a lawsuit brought by the Company.

1994 COMPARED TO 1993

REVENUES

     Revenues increased 18.7% to $109.3 million in 1994 as compared with $92.1 million in 1993. New vehicle sales increased 19.9%, while used vehicle sales increased 21.1% in 1994 compared to 1993. The increase in vehicle sales was due to increased per unit sales prices and high consumer demand for new vehicles (unit sales increase of 11.4%) as well as low-mileage, late-model used vehicles (unit sales increase of 10.3%).

     The Company's other operating revenue increased 9.2% to $15.8 million in 1994 compared to $14.5 million in 1993, primarily as a result of increases in revenues derived from the Company's parts and service operations.

GROSS PROFIT

     Gross profit (on a LIFO basis) increased 9.5% to $18.9 million in 1994 from $17.3 million in 1993. Gross profit margin decreased to 17.3% in 1994 compared to 18.7% in 1993. The decrease in gross profit margin occurred in all operating segments.

     Gross profit (on a FIFO basis) increased 9.6% to $19.5 million in 1994 from $17.8 million in 1993. Gross profit margin decreased to 17.9% in 1994 compared to 19.3% in 1993, occurred in all operating segments and was consistent with industry trends.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     SG&A expense increased less than 1.0% in 1994. This represents a decline in SG&A expense as a percentage of sales to 13.9% in 1994 compared to 16.4% in 1993. This decrease was primarily due to an increase in sales volumes and the effect of special tax payment bonuses ($1.0 million) paid in 1993 to the owners of the Company to fund personal income tax payments on earnings of the Company. In 1994 and subsequent periods, such amounts were distributed as dividends or other distributions and were not reflected as an administrative expense. This decrease was offset by additional compensation and other benefits provided to Company management.

INTEREST EXPENSE

     The Company's interest expense decreased 30.5% to $955,000 in 1994 from $1.4 million in 1993. The decrease in interest expense was primarily due to lower loan balances and a decrease in the Company's flooring interest rates.

OTHER INCOME, NET

     Other income, net, for the period consisted primarily of management fees derived from Lithia Properties and equity in the income of Lithia Properties and other non-dealer service income, increased 35.9% to $1.1 million. This increase is attributable to an increase in equity in the earnings of Lithia Properties, advertising service income and administrative fees.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal needs for capital resources are to finance acquisitions, capital expenditures and increased working capital requirements. Historically, the Company has relied primarily upon internally generated cash flows from operations, borrowings under its credit facility and borrowings from its shareholders to finance its operations and expansion.

     The Company currently has a credit facility with U.S. Bank, giving the Company access to an aggregate of approximately $37.2 million of credit for various purposes. The principal component of the credit facility is a Flooring Line which permits the Company to borrow up to $27.9 million, based on the level of the new and used vehicle inventories securing the line. The Flooring Line bears interest at rates from prime (for new vehicles) to prime plus 0.5% (for used vehicles). At June 30, 1996, the annualized rates of interest on the Flooring Line were from 8.25% to 8.75%. The principal payments are due within five business days of an automobile being sold. The Flooring Line also permits the Company to borrow at the U.S. Bank's Interbank Offering Rate, which is the rate offered to U.S. Bank for U.S. dollar deposits in the Eurodollar market selected by U.S. Bank. These borrowings are available only in increments of $500,000 and cannot be prepaid before the end of their terms (typically, 60 or 90 days) without substantial penalty. The rate is generally one percentage point less than the standard rate available under the Flooring Line. The Flooring Line expires on September 10, 1997. See Note 2 of the Notes to Company's Combined Financial Statements. Management believes that the Flooring Line provides the Company with financing at rates less than those available from manufacturers and other sources.

     The credit facility provides a line of credit permitting the Company to borrow up to $1.0 million for the purpose of in-house financing of vehicle sales and in-house leases (subject to a maximum amount equal to 75% of the total in-house vehicle receivables under 60 days past due). See "Business--Dealership Operations." The borrowings under this line of credit bear interest at prime plus 1.0% (9.25% at June 30, 1996). See "Note 5 of the Notes to the Company's Combined Financial Statements." An additional line of credit of $2.15 million is available for the purchase of equipment, $1.4 million of which is available for purchasing equipment associated with future or pending acquisitions. The borrowings under this line of credit bear interest at prime plus 0.5% (8.75% at June 30, 1996).

     The credit facility also includes a Capital Line, a line of credit of $6.0 million to finance acquisitions. The Capital Line bears interest at prime plus 0.75% and is secured by the Company's inventory, receivables, equipment and real property. During the first year in which the Capital Line is used, interest only is payable monthly. After the first year, monthly payments are based on a ten-year amortization, with final payment due five years from the first draw.
As of June 30, 1996, there were no borrowings under the Capital Line.

     The Company has also established an additional $5.0 million unsecured line of credit from Western Bank to finance additional acquisitions. The line bears interest at prime plus 1.0%. As of June 30, 1996, there were no borrowings under this line of credit.

     The Company had $24.2 million of debt outstanding at June 30, 1996, consisting of $3.6 million in notes payable to the Principal Owners and other affiliated parties, primarily to pay the undistributed Subchapter S earnings, $1.0 million in term borrowings under fixed-rate notes secured by equipment, $13.7 million in variable- rate borrowings under its credit facility and $5.9 million outstanding on vehicles leased to others.

     Capital expenditures, exclusive of acquisitions, were $134,000 in 1995 and $223,000 for the first six months of 1996. The principal capital expenditures in 1995 and the first six months of 1996 included equipment, building improvements and computer equipment for use in the Company's dealerships.

     The following table sets forth the estimated funds required to complete the Pending Acquisitions, all anticipated prior to year-end 1996. Acquisition costs are necessarily estimates as the actual purchase price will depend on inventory levels at each acquired dealership upon closing. Estimates assumes the purchase of used vehicles at each store location.


          Pending Acquisitions          Total Estimated Purchase Price
          --------------------          ------------------------------
          Roberts Dodge, Inc.                     $7,900,000
          Sam Linder, Inc.                        $5,300,000
          Melody Vacaville, Inc.                  $6,600,000


     The Company anticipates that it will be able to satisfy its cash requirements through December 1998, including its expected growth, primarily with cash flow from operations, borrowings under the Flooring Line and the Company's other lines of credit and the proceeds of this Offering.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The Company's sales and operating results have historically varied during each quarter of the year. Historically, sales have been lower in the fourth quarter of each year largely due to consumer purchasing patterns during the holiday season, inclement weather and the reduced number of business days during the holiday season. As a result, financial performance for the Company is generally lower during the fourth quarter than during the other quarters of each fiscal year; however, this did not hold true for the year 1995. Management believes that interest rates, levels of consumer debt, consumer buying patterns and confidence, as well as general economic conditions, may also contribute to fluctuations in sales and operating results. The timing of acquisitions may cause substantial fluctuations of operating results from quarter to quarter.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth the Company's results of operations data (on a LIFO Basis) for the quarterly periods presented. This presentation should be read in conjunction with the audited and unaudited financial statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. Because of the seasonal nature of the Company's business and based on the Company's past experience, it expects its operating income for the fourth quarter to be lower than that of other quarters.


                                                                  Quarter Ended
                                ------------------------------------------------------------------------------
                                March 31,     June 30,    September 30, December 31,    March 31,     June 30,
                                  1995          1995          1995          1995          1996          1996
                                --------      --------      --------      --------      --------      --------
                                                                (In thousands)
Sales:
   New vehicles. . . . . . .     $12,241       $12,840       $14,743       $13,453       $14,817       $16,665
   Used vehicles . . . . . .      10,717        10,278        12,251        10,815        13,239        15,156
   Other operating
     revenues  . . . . . . .       4,160         4,160         4,532         4,006         4,390         4,859
                                --------      --------      --------      --------      --------      --------
Total sales. . . . . . . . .      27,118        27,278        31,526        28,274        32,446        36,680
Cost of sales. . . . . . . .      22,264        22,369        25,734        22,886        26,965        30,705
                                --------      --------      --------      --------      --------      --------
Gross profit . . . . . . . .       4,854         4,909         5,792         5,388         5,481         5,975


                                       32


Selling, general and
   administrative. . . . . .       3,895         3,961         4,309         4,570         4,517         4,797
                                --------      --------      --------      --------      --------      --------
Operating income . . . . . .         959           948         1,483           818           964         1,178
Other income (expense),
   net . . . . . . . . . . .         165          (203)          (91)           74          (145)          (94)
                                --------      --------      --------      --------      --------      --------
Income before minority
   interest. . . . . . . . .       1,124           745         1,392           892           819         1,084
                                --------      --------      --------      --------      --------      --------
                                --------      --------      --------      --------      --------      --------


                                                                  Quarter Ended
                                ------------------------------------------------------------------------------
                                March 31,     June 30,    September 30, December 31,    March 31,     June 30,
                                  1995          1995          1995          1995          1996          1996
                                --------      --------      --------      --------      --------      --------
                                                                (In thousands)
Sales:
   New vehicles. . . . . . .        45.1%         47.1%         46.8%         47.6%         45.7%         45.4%
   Used vehicles . . . . . .        39.5          37.7          38.9          38.3          40.8          41.3
  Other operating
    revenues . . . . . . . .        15.3          15.3          14.4          14.2          13.5          13.2
                                --------      --------      --------      --------      --------      --------

Total sales. . . . . . . . .       100.0%        100.0%        100.0%        100.0%        100.0%        100.0%
Cost of sales. . . . . . . .        82.1          82.0          81.6          80.9          83.1          83.7
                                --------      --------      --------      --------      --------      --------
Gross profit . . . . . . . .        17.9          18.0          18.4          19.1          16.9          16.3
Selling, general and
   administrative. . . . . .        14.4          14.5          13.7          16.2          13.9          13.1
                                --------      --------      --------      --------      --------      --------
Operating income . . . . . .         3.5           3.5           4.7           2.9           3.0           3.2
Other income (expense),
   net . . . . . . . . . . .         0.6          (0.7)         (0.3)          0.3          (0.5)         (0.3)
                                --------      --------      --------      --------      --------      --------
Income before minority
   interest. . . . . . . . .         4.1%          2.7%          4.4%          3.2%          2.5%          3.0%
                                --------      --------      --------      --------      --------      --------
                                --------      --------      --------      --------      --------      --------

INFLATION

     The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's revenues or profitability. In the past, the Company has been able to maintain its profit margins during inflationary periods.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which the Company will adopt for its fiscal year ending December 31, 1996, will require "that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable." In the opinion of the Company's management, the adoption of SFAS 121 will not have a material effect on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans. The Company will continue to account for employee stock options under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and therefore believes the statement will have no impact on the Company's financial statements other than expanded footnote disclosure. SFAS 123 will be effective for fiscal years beginning after December 15, 1995.

                                    INDUSTRY


     Domestic and foreign automobile manufacturers distribute their vehicles through franchised dealerships. In 1995, franchised automobile dealers in the United States sold over $290 billion in new cars and light trucks and over $180
billion in used vehicles.   New vehicle sales grew at an average rate of 12.5%
from 1991 to 1995, while new vehicle unit sales, after growing at an average rate of 7.1% each year from 1991 through 1994, declined 2.0% in 1995. From 1991 through 1995 used vehicle units and revenues grew at average rates of 1.8% and 12.3% respectively. See "Risk Factors; Cyclical Nature of Automobile Sales; Concentration of Operations in Oregon." The following chart provides information about new and used vehicle unit and dollar sales of U.S. franchised dealerships for the years 1991 to 1995. Used vehicle sales reflect sales at retail and wholesale from franchised dealerships and do not include sales by independent used car and truck retailers. Sales by independent used vehicle retailers were $77.2, $81.0, $100.3, $134.1 and $129.7 billion, respectively from 1991 to 1995.


                                           UNITED STATES FRANCHISED DEALERS' VEHICLES SALES
                                             1991      1992      1993      1994      1995
                                             ----      ----      ----      ----      ----
                                              (Units in millions; dollars in billions)
New vehicle unit sales . . . . . . . . .      12.3      12.9      13.9      15.1      14.8
New vehicle sales revenue. . . . . . . .   $ 182.9   $ 191.7   $ 225.1   $ 261.8   $ 293.3
Used vehicle unit sales. . . . . . . . .      14.6      14.6      14.8      15.1      15.7
Used vehicle sales revenue . . . . . . .   $ 114.1   $ 130.0   $ 146.0   $ 167.8   $ 181.7


Sources: NADA; CNW Market Research.

--------------------

     Dealerships sell new and used vehicles and offer a range of other services and products, including repair and warranty work, replacement parts, extended warranty coverage, financing and credit insurance. In 1995, of the average dealership's revenue, new vehicles sales constituted 58.6%, used vehicles sales 29.0%, and sales of other products and services 12.4%, of total sales. Automotive dealership profitability varies widely and depends, in part, on the effective management of inventory, marketing, competition, quality control and customer responsiveness. Since 1991, retail automobile dealerships in the United States have earned on average between 12.9% and 14.1% gross profit margin and between 1.0% and 1.6% net profit margin, on sales.

      In recent years, manufacturers have offered attractive lease terms to reduce the monthly costs of owning a new automobile, especially on short-term vehicle leases. This has drawn consumers to such short-term leases, which has had the effect of bringing the consumer back to the new vehicle market sooner than if the purchase had been financed through longer-term debt financing. This also provides new car dealerships with a steady source of late-model, off-lease vehicles for their used car inventory and enables the parts and service departments within each dealership to provide repair service under factory warranty coverage for the term of the lease. Industry-wide, the percentage of new vehicle retail sales that are leasing transactions has increased from 13.5% in 1990 to 31.5% in 1995.

     Several economic and industry factors have led to a consolidation of the highly-fragmented vehicle dealership industry. Dealerships typically have been owned and operated by one individual who controlled a single franchise. After significant expansion in the number of franchised dealerships in the 1950's, competitive and economic pressures during the 1970s and 1980s, particularly the oil embargo of 1973 and the subsequent loss of market share experienced by U.S. auto manufacturers to imported vehicles, many dealerships were forced to close or sell to better-capitalized dealer groups. Continued competitive and economic pressure on dealers, combined with the easing of restrictions against multiple dealer ownership, has led to a further reduction in the number of franchised dealerships.

     According to industry data, the number of franchised dealerships has declined from 36,336 dealerships in 1960 to 22,288 in 1996. While the number of dealerships has decreased, there has been an increase in the formation of larger dealer groups. Despite this consolidation, however, the Company estimates that the largest 100 dealer groups generate less than 10% of total industry revenues and control approximately 5% of all franchised dealerships in the retail vehicle.

     The Company believes that the franchised automobile dealership industry will continue to consolidate due to the increased capital required to operate dealerships, the fact that many dealerships are owned by individuals nearing retirement age and the desire of certain manufacturers to strengthen their brand identity by consolidating their franchised dealerships. For example, General Motors Corporation has announced its Network 2000 Channel Strategy (Project
2000) to close or consolidate 1,500 of its 8,400 franchised dealerships by the year 2000. The Company believes that an opportunity exists for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships to acquire additional franchises either for cash, stock, debt or a combination thereof. Publicly-owned dealership groups, such as the Company, are able to offer prospective sellers tax-advantaged transactions through the use of publicly-traded stock which may, in certain circumstances, make them more attractive acquirors to prospective sellers.

                                    BUSINESS

GENERAL


     Lithia Motors is the largest retailer of new and used vehicles in Southwest Oregon, offering 14 domestic and imported makes of new automobiles and light trucks at five locations. As an integral part of its operations, the Company also arranges related financing and insurance and sells parts, service and ancillary products. The Company has grown primarily by successfully acquiring and integrating dealerships and by obtaining new dealer franchises. Most of the Company's operations are currently located in
Medford, Oregon, where it has a market share of over 40%.   The Company's
strategy is to become a leading acquiror of dealerships in medium-sized markets in the western United States. The Company has recently entered into agreements to acquire additional dealerships in Eugene, Oregon, Salinas, California and Vacaville, California.


     The Company's two senior executives, Sidney B. DeBoer and M.L. Dick Heimann, have managed the Company's operations for over 25 years. During this time, they have developed and implemented an operating strategy that has enabled the Company to achieve profitability superior to industry averages. In 1995, the Company's gross profit margin (on a FIFO basis) was 18.0% and its pre-tax profit margin before minority interest (on a FIFO basis) was 3.3%, versus 12.9% and 1.4%, respectively, for the industry.

OPERATING STRATEGY

     The Company's operating strategy consists of the following elements:

     PROVIDE A BROAD RANGE OF PRODUCTS AND SERVICES.   The Company offers a
broad range of products and services including a wide selection of new and used cars and light trucks, vehicle financing and insurance and replacement parts and service. In Southwest Oregon, the Company's five locations offer, collectively, 14 makes of new vehicles including Chrysler, Toyota, Plymouth, Dodge, Jeep/Eagle, Honda, Saturn, Mazda, Pontiac, Lincoln, Mercury, Isuzu, Suzuki and Volkswagen. In addition, the Company sells a variety of used vehicles at a broad range of prices. By offering new and used vehicles and an array of complementary services at each of its locations, the Company seeks to increase customer traffic and meet specific customer needs. The Company believes that offering numerous new vehicle brands appeals to a variety of customers, minimizes dependence on any one manufacturer and reduces its exposure to supply problems and product cycles.

     FOCUS ON USED VEHICLE SALES. A key element of the Company's operating strategy is to focus on the sale of used vehicles. The Company's goal is to sell two used vehicles for every new vehicle sold. In 1995, the Company sold 5,144 used vehicles, a 1.83 to one ratio as compared to new vehicles sold. The Company strives to attract customers and enhance buyer satisfaction by offering multiple financing options, a 10-day/500-mile "no questions asked" exchange program and a 60-day/3,000-mile warranty on every used vehicle sold. The Company believes that a well-managed used vehicle operation at each location affords an opportunity to (i) generate additional customer traffic from a wide variety of prospective buyers, (ii) increase new and used vehicle sales by aggressively pursuing customer trade-ins, (iii) generate incremental revenues from customers financially unable or unwilling to purchase a new vehicle, and
(iv) improve total vehicle profit margins and ancillary product sales. To maintain a broad selection of high quality used vehicles and to meet local demand preferences, the Company acquires used vehicles from trade-ins and a variety of sources nationwide, including direct purchases and manufacturers' and independent auctions.

     EMPHASIZE SALES OF HIGHER MARGIN PRODUCTS AND SERVICES. The Company generates substantial incremental revenue and achieves higher profitability through the sale of certain ancillary products and services such as F&I, extended service contracts and vehicle maintenance. Employees receive special training and are compensated on a commission basis to sell such products and services. The Company arranges competitive financing packages for vehicle purchases and ancillary products and services. In 1995, the Company arranged financing for 59% of its new vehicle sales and 69% of its used vehicle sales, as compared to 42% and 51%, respectively, for the average automobile dealership in the United States. The Company also sells extended service coverage and other vehicle protection packages which the Company believes enhance the value of the vehicle and provide a higher level of customer satisfaction.

     EMPLOY PROFESSIONAL MANAGEMENT TECHNIQUES. The Company employs professional management practices in all aspects of its operations, including information technology, employee training, profit-based compensation and a cash management system. Each dealership is a profit center and is managed by a trained and experienced general manager who has primary responsibility for decisions relating to inventory, advertising, pricing and personnel. Compensation of the general manager is based on dealership profitability and the compensation of department managers is similarly based upon departmental profitability. Senior management utilizes computer-based management information systems to monitor each dealership's sales, profitability and inventory on a daily basis. The Company believes the application of its professional management practices provides it a competitive advantage over many dealerships and is critical to its ability to achieve levels of profitability superior to industry average.

     FOCUS ON CUSTOMER SATISFACTION AND LOYALTY. The Company emphasizes customer satisfaction throughout its organization and continually seeks to maintain a reputation for quality and fairness. The Company trains its sales people to work to identify an appropriate vehicle for each of its customers at an affordable price. The Company also recently implemented an innovative marketing program entitled "Priority You." "Priority You" provides the Company's retail customers six value-added services which the Company believes are important to overall customer satisfaction, including a commitment to (i) provide a customer credit check within 10 minutes, (ii) complete a used vehicle appraisal within 30 minutes, (iii) complete the paper work on a new vehicle purchase within 90 minutes, (iv) provide a 10-day/500-mile "no questions asked" right of exchange on any used vehicle, (v) provide a warranty on all used vehicles for 60 days/3,000 miles and (vi) make a $20 per vehicle donation to a local charity or educational organization. The Company believes "Priority You" will help differentiate it from many other dealerships thereby increasing customer traffic and developing stronger customer loyalty.

GROWTH STRATEGY


     The Company's goal is to become a leading acquiror of automobile dealerships in the western United States. As part of its acquisition strategy, the Company intends to focus its efforts on acquiring dealerships or dealer groups that, among other criteria, possess either the sole franchise or a significant share of new vehicle sales in a targeted market. Additionally, the Company's evaluation of potential acquisitions takes into account a dealership's local reputation with its customers, the type and make of vehicles sold by the dealer and the possibility for the Company to acquire additional franchises within the market to achieve a larger market share. The Company believes that the majority of dealerships that fit its acquisition criteria will be located in medium-sized markets within the nine western states. If the Company were able to acquire a larger dealer group to significantly expand revenues and earnings in a single transaction, it would carefully consider the acquisition even if not all of the stores in the group were in medium-sized markets or dominated sales of a particular manufacturer.




     Upon completing an acquisition, the Company immediately implements its operating strategy, including increasing finance and insurance revenues, selling more used vehicles and enhancing employee training. The Company also installs its management information system in the acquired dealership as soon as possible after the acquisition, which allows the Company's executive officers, as well as the general manager, to carefully monitor each aspect of the dealership's operations and performance. Whenever possible, the Company assumes the management of a dealership's operations prior to closing of an acquisition, enabling the Company to accelerate the implementation of its operating strategy.



     To date, a significant percentage of the Company's growth has resulted from acquisitions and the Company believes that acquisition opportunities will continue to be available to well-capitalized, experienced dealership organizations. The Company believes that its management team has considerable experience in acquiring dealerships and implementing its operating strategy to improve the performance and profitability of such dealerships following the acquisition. The Company is continuing its expansion in Oregon and has recently signed a purchase agreement to acquire the sole Dodge franchise in Eugene, Oregon. The Company has also begun expansion into selected markets in California with the signing of a purchase agreement to acquire the sole Honda franchise in Salinas, located near the Monterey Peninsula and the Toyota dealership in Vacaville. See "Risk Factors
- Dependence on Acquisitions for Growth; Manufacturer's Consent to Acquisitions" and "Pending Acquisitions."

DEALERSHIP OPERATIONS

     The Company owns and operates five dealership locations in southwest Oregon, four in Medford and one in Grants Pass, Oregon. Each of the Company's stores sell new and used vehicles and related automotive parts and services. The Company's primary target market is comprised of middle-income customers seeking moderately-priced vehicles. The Company offers 14 makes of new vehicles, including Chrysler, Toyota, Plymouth, Dodge, Jeep/Eagle, Honda, Saturn, Mazda, Pontiac, Lincoln, Mercury, Isuzu, Suzuki and Volkswagen.

     The operations of each of the Company's locations are overseen by a general manager, who has primary responsibility for all aspects of the operations of the dealership, including new and used vehicle inventory, advertising and marketing, and the selection of personnel. Each location is operated as a profit center and the general manager's compensation is based on dealership profitability. Each general manager reports directly to the Company's Chief Operating Officer. In addition, each dealership's general sales manager, used vehicle manager, parts manager, service manager and F&I managers report directly to the general manager and are compensated in large part on profitability.

     NEW VEHICLE SALES. The Company sells 14 domestic and imported brands ranging from economy to luxury cars, as well as sport utility vehicles, minivans and light trucks. In 1995, the Company sold 2,715 new vehicles with total sales of $53.3 million, which constituted 46% of the Company's total revenues. The following table sets forth, by manufacturer, the percentage of new vehicles sold (net of "book only" fleet sales) by the Company during 1995.

                                                             1995 Percentage of
          Manufacturer                                       New Vehicle Sales
          ------------                                       ------------------

          Chrysler (Chrysler, Plymouth, Dodge, Jeep/Eagle) . .      43.6%
          Toyota . . . . . . . . . . . . . . . . . . . . . . .      23.3
          Honda. . . . . . . . . . . . . . . . . . . . . . . .      11.2
          Saturn . . . . . . . . . . . . . . . . . . . . . . .       9.0
          Ford (Lincoln/Mercury) . . . . . . . . . . . . . . .       5.3
          Mazda. . . . . . . . . . . . . . . . . . . . . . . .       2.7
          General Motors (Pontiac) . . . . . . . . . . . . . .       2.1
          Isuzu. . . . . . . . . . . . . . . . . . . . . . . .       2.0
          Suzuki . . . . . . . . . . . . . . . . . . . . . . .       0.9
          Volkswagen . . . . . . . . . . . . . . . . . . . . .       0.0 *
                                                                     ---
                                                                   100.0%

--------------------
* Franchise acquired in 1996.

     The following table sets forth the sales and gross profit margins (on a FIFO basis) for new vehicle sales for the periods presented.


                                           COMPANY'S NEW VEHICLE SALES
                                                                             First six
                                                                               months
                              1991      1992      1993      1994      1995      1996
                            -------   -------   -------   -------   -------  ---------
                                              (Dollars in thousands)
Unit sales . . . . . . .      1,890     2,106     2,464     2,744     2,715     1,594
Sales revenue. . . . . .    $28,946   $34,479   $42,663   $51,154   $53,277   $31,482
Gross profit margin* . .       9.6%     12.2%     12.8%     12.5%     12.8%     13.2%

--------------------
*  On a FIFO basis

     The Company purchases substantially all of its new car inventory directly from manufacturers who allocate new vehicles to dealerships based on the amount of vehicles sold by the dealership and by the dealership's market area. The Company will also exchange vehicles with other dealers to accommodate customer demand and to balance inventory.

     As required by law, the Company posts the manufacturer's suggested retail price on every new vehicle. As is customary in the automobile industry, the final sales price of a new vehicle is generally negotiated with the customer. However, at the Company's Saturn dealership the Company does not deviate from the posted price. The Company is continually evaluating its pricing practices and policies in light of changing consumer preferences and competitive factors.

     The Company also sells vehicles for delivery directly from the factory to a fleet purchaser ("book only" fleet sales). The Company realizes substantially less profit per vehicle than it does through retail sales. Only the net revenue on "book only" fleet sales is included in the Company's revenue.

     USED VEHICLE SALES. The Company offers a variety of makes and models of used cars and light trucks, of varying model years and prices. Used vehicle sales are an important part of the Company's overall profitability. In 1995, the Company sold 5,144 used vehicles with total sales of $44.0 million which constituted 39% of the Company's total revenue. The Company has made a strategic commitment to emphasize used vehicle sales by the retention of a full-time used vehicle manager at each of its locations and the allocation of additional financing and display space to this effort. The Company also believes there is substantial consumer demand for quality used vehicles, given the escalating prices of new vehicles.

     The Company sells used vehicles to retail customers and, in the case of vehicles in poor condition or vehicles which have not sold within a reasonable period of time, to other dealers and to wholesalers. As the table below reflects, sales to other dealers and to wholesalers are frequently at or close to cost and therefore affect the Company's overall gross profit margin on used vehicle sales. Excluding wholesale transactions, the Company's gross profit margin (on a FIFO basis) on used vehicle sales was 13.2% in 1995, as compared to the industry average for 1995 of 11.5%. The following table reflects used vehicle sale transactions of the Company from 1991 through June 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                           COMPANY'S USED VEHICLE SALES
                                                                             First six
                                                                               months
                              1991      1992      1993      1994      1995      1996
                            -------   -------   -------   -------   -------  ---------
                                              (Dollars in thousands)
Retail unit sales. . . . .    2,375     2,640     3,076     3,372     3,302     1,839
Retail sales revenue . . .  $18,762   $24,228   $29,680   $36,389   $36,997   $21,566
Retail gross margin* . . .    14.9%     16.2%     13.9%     13.5%     13.2%     12.6%

Wholesale unit sales . . .    1,028     1,294     1,642     1,834     1,842     1,363
Wholesale sales revenue. .   $4,607    $5,702    $5,306    $5,999    $7,064    $6,829
Wholesale gross margin . .     1.9%      3.7%      3.0%      3.0%      2.4%      1.4%

Total unit sales . . . . .    3,403     3,934     4,718     5,206     5,144     3,202
Total sales revenue. . . .  $23,369   $29,930   $34,986   $42,381   $44,061   $28,395
Total gross margin . . . .    12.3%     13.8%     12.3%     12.0%     11.4%     10.0%

--------------------
*On a FIFO basis.

     The Company acquires the majority of its used vehicles through customer trade-ins. The Company also acquires its used vehicles at "closed" auctions which may be attended only by new car dealers and which offer off-lease, rental and fleet vehicles, and at "open" auctions which offer repossessed vehicles and vehicles being sold by other dealers.

     The Company sells the majority of its used cars to retail purchasers. In an effort to reach the Company's objective of two used vehicle sales for every new vehicle sale, the Company employs innovative marketing programs, such as "Priority You," which offers a 60-day/3,000-mile warranty and a 10-day/500-mile "no questions asked" exchange program on every used vehicle it sells in order to generate customer confidence in his or her purchasing decision. Each dealership's used vehicle manager is responsible for the purchasing and pricing his used vehicle inventory. The Company strives to sell each of its used vehicles within 60-days of acquisition and financially motivates its used vehicle managers to effect such sales within that period.

     VEHICLE FINANCING AND LEASING. The Company believes that its customers' ability to obtain financing at its dealerships is critical to its ability to sell new and used vehicles and ancillary products and services. The Company provides a variety of financing and leasing alternatives in order to meet the specific needs of each potential customer. The Company believes its ability to obtain customer-tailored financing on a "same day" basis provides it with an advantage over many of its competitors, particularly smaller competitors who lack the resources to offer vehicle financing or who do not generate sufficient volume to attract the diversity of financing sources that are available to the Company. The Company's F&I managers have extensive knowledge regarding available financing alternatives and sources and are specially trained to determine the customer's financing needs to enable the customer to purchase or lease an automobile. The Company seeks to finance or arrange financing for every used vehicle it sells and has financed a larger percentage of its transactions than the industry average. During 1995, the Company financed or arranged for financing for over 59% of its new vehicle sales and 69% of its used vehicle sales, compared to an industry average of 42% and 51%, respectively.

     The Company maintains close relationships with a wide variety of financing sources and arranges financing for its customers with those sources that are best suited to satisfy its customers' particular needs. The Company also utilizes financing sources, wherever possible, that maximize the Company's revenues on the sale of the loan to such source. The interest rates available and the required down payment, if any, depend to a large extent, upon the bank or other institution providing the financing and the credit history of the particular customer. Currently, the Company has relationships with 22 banks and other financial institutions who are in a position to arrange financing for automobile purchases or leases by the Company's customers. The Company's managers have close working relationships with the third-party financing sources which enables them to quickly determine a customer's credit position and confirm the type and level of financing that the third party can commit to provide.
This process generally occurs within a matter of minutes while the customer is still in the store, allowing the sales manager to assist the customer in making a fully-informed decision regarding the terms of the sale.

     In most cases, the Company arranges financing for its customers from third party sources, which relieves the Company from any credit risk. However, in certain circumstances where the Company believes the credit risk is manageable and the risk-weighted income is expected to exceed the earnings available upon the immediate sale of the finance contract, the Company will directly finance or lease the automobile to such customer. In these cases, the Company bears the risk of default by the borrower or lessee. Historically, the Company has provided direct financing for less than 1.0% of its new and used vehicle sales and has incurred insignificant losses related to such activities. The Company intends to continue providing financing to certain of its customers and may gradually expand its direct financing operations in circumstances where it believes attractive returns can be achieved or other operational benefits can be obtained.

     ANCILLARY SERVICES AND PRODUCTS. The Company employs two to three F&I managers at each dealership to market a number of ancillary products and services to every purchaser of a new or used vehicle. Typically, these products and services yield high profit margins and contribute significantly to improving the overall profitability of the Company.

     The Company offers extended service contracts which provide that, for a predetermined and prepaid price, all designated repairs covered by the plan during its term will be made by the Company at no additional charge above the deductible. While all new vehicles are sold with the automobile manufacturer's standard warranty, service plans provide additional coverage beyond the time frame or scope of the manufacturer's warranty. Purchasers of used vehicles are offered a similar extended service contract, even if the selected vehicle is no longer under the manufacturer's warranty.

     Substantially all of these contracts sold are written by the Company. The Company manages the service and warranty obligations that it sells and provides the parts and service (or pays the cost of others who may provide such parts and services) for claims made under the contract. Most required services under the contracts are provided by the Company thereby increasing the Company's sales of parts and service. The Company's net service contract income has increased from $575,000 in 1993 to $764,000 in 1995. Claims and cancellations have been less than 16% of recognized service contract income in each of these years.

     The Company offers its customers credit life, health and accident insurance when they finance an automobile purchase. The Company receives a commission on each policy sold. The Company also offers other ancillary products such as protective coatings and automobile alarms.

     The Company also owns and operates two automobile rental facilities, Avis Rent-A-Car, and Discount Auto & Truck Rental, Inc. located in Medford, Oregon.

     PARTS AND SERVICE, PAINT AND BODY SHOP. The Company considers its parts and service operations to be an integral part of its customer service program and an important element of establishing customer loyalty. The Company provides parts and service primarily for the new vehicle brands sold by the Company's stores but may also service other vehicles. In 1995, the Company's parts and service operations generated $11.0 million in revenues, or 10% of total revenues, at a gross profit margin of 45% (on a FIFO basis). The Company attributes its profitability in parts and service to its comprehensive management system, including the use of a variable pricing structure designed to reflect the difficulty and sophistication of different types of repairs. The mark-ups on parts is based upon the cost and availability of a particular part.

     The service and parts business is relatively stable and provides an important recurring revenue stream to the Company's dealerships. The Company also notifies owners of vehicles purchased at its dealerships when their vehicles are due for periodic service, thereby encouraging preventive maintenance rather than post-breakdown repairs. To a limited extent, revenues from this department are countercyclical to new car sales as owners repair existing vehicles rather than buy new vehicles. The Company believes this helps mitigate the affects of a downturn in the new vehicle sales cycle.

     The Company has in excess of 80 service bays throughout its network of dealerships. All service facilities are equipped with technologically advanced tools and diagnostic equipment and are staffed by factory-trained and certified
service technicians.   The Company's dealerships feature various combinations of
fully-equipped service facilities capable of handling almost any type of vehicle repair, from rebuilding engines and transmissions to routine maintenance functions including oil changes, front-end alignments and inspections. All dealerships offer lounges where service customers may relax or conduct business while waiting for service to be performed.

     The Company has operated a full-service paint and body shop since 1970.
The body shop services all of the Company's dealerships located in southwest Oregon, other dealerships in the area that do not have a captive body shop, and a number of major automotive casualty insurance companies that contract with the Company to perform insurance repairs. A new 39,480 square-foot body and paint facility is being constructed in Medford, Oregon, to handle the increased demand for the Company's body and paint services. The new facility, to be completed in Spring 1997, will have four paint booths as well as the latest technology, tools and equipment. The facility will be leased to the Company pursuant to a long-term lease from Lithia Properties. See "Properties" and "Certain Relationships and Related Transactions."

SALES AND MARKETING

     The Company emphasizes customer satisfaction throughout its organization and continually seeks to maintain a reputation for quality and fairness. The Company's sales force works closely with each customer to identify an appropriate vehicle at a price affordable to that customer. The Company believes that its "counseling" approach during the sales process increases the likelihood that a customer will be satisfied with the vehicle purchased over a longer time period and enables the Company to sell more vehicles at higher gross profit margins.

     The Company recently implemented a marketing program entitled "Priority You," which provides the Company's retail customers six value-added services which the Company believes are important to the overall satisfaction of the customer, including a commitment to (i) provide a customer credit check within 10 minutes, (ii) complete a used vehicle appraisal within 30 minutes, (iii) complete the paper work on a new vehicle purchase within 90 minutes, (iv) provide a 10-day/500-mile "no questions asked" right of exchange on any used vehicle, (v) provide a 60-day/3,000-mile warranty on all used vehicles, and (vi) make a $20 per vehicle donation to a local charity or educational organization. The Company believes "Priority You" will help differentiate it from traditional dealerships and, thereby, increase customer traffic and develop customer loyalty.

     Advertising and marketing play a significant role in the success of the Company. The competitive environment of the automobile dealership industry requires that a substantial portion of each sales dollar be allocated to advertising. However, as is the case with most new automobile dealerships, approximately 75% of the Company's advertising and marketing expenses are paid for by the automobile manufacturers. The manufacturers also provide the Company with the benefit of market research, which assists the Company in developing its own advertising and marketing campaigns. The Company believes that it receives significant benefit from manufacturers' advertising, particularly in the medium-sized markets in which the Company's stores are the only franchise representing the manufacturer.

     The Company's marketing efforts generally focus on a wide range of potential buyers. The Company offers a variety of new and used cars and light trucks with at various prices and financing terms. The Company utilizes most forms of media in its advertising, including television, newspaper, radio and direct mail, including periodic mailers to previous customers. The Company primarily uses advertising that focuses on developing its image as a reputable dealer, offering quality service, affordable automobiles and financing for all potential buyers. In addition, the Company's individual dealerships periodically sponsor price discounts or other promotions designed to attract additional customers. Each dealership has substantial control over the content and timing of its promotions, although all advertising is coordinated by the Company. As the Company owns several dealerships, it realizes cost savings on its advertising expenses in the Medford, Oregon, market from volume discounts and other media concessions.

     The Company also benefits from a substantial amount of advertising through cooperatives or associations, such as the Southern Oregon Toyota Dealers Association. The Company participates as a member of these cooperatives or associations whose members, among other things, pool their resources and expertise together with that of the manufacturer to develop advertising aimed at benefitting all of their members.

MANAGEMENT INFORMATION SYSTEM

     The Company's financial information, operational and accounting data and other related statistical information are consolidated, processed and maintained at its headquarters in Medford, Oregon, on a network of server computers and work stations. The flexible nature of the Company's installed network allows for accumulation, processing and distribution of information using ADP, Inc. computing programs. ADP, Inc. is a national software provider for many companies including automotive dealers. All sales and expense information, and other data related to the operations of each dealership or other Company facility, are entered at each location. This system allows senior management to access detailed information on a "real time" basis from all of the Company's dealerships and other stores regarding, for example, the makes and models of automobiles in its inventory, the mix of new and used automobile sales, the number of automobiles being sold or leased, the percentage of vehicles for which the Company arranged financing or sold ancillary products and services, the profit margins being obtained on sales, and the relative performances of the Company's dealerships to each other. Such information is also available to each dealership's general manager. Reports can be generated that set forth and compare revenue and expense data by department and by store, allowing management to quickly analyze the results of operations, identify trends in the business, and focus on areas that require attention or improvement. The Company believes that its management information system also allows its general managers to quickly respond to changes in consumer preferences and purchasing patterns, thereby maximizing inventory turnover.

     The Company believes that its management information system is a key factor in successfully incorporating newly acquired businesses into the Company. Following each acquisition, the Company installs its system at the dealership location, thereby quickly making the financial, accounting and other operational data easily accessible to senior management at the Company's corporate offices. With access to such data, senior management can efficiently incorporate the Company's operating strategy at the newly acquired dealership.

CASH MANAGEMENT

     The Company employs cash management systems designed to maximize returns and minimize interest expense. The Company's new vehicle flooring line is supplied by the Company's bank, rather than by automobile manufacturers, unlike many dealerships that do not have the financial condition or results of operations that would permit them to obtain bank financing on terms more favorable than those offered by manufacturers. As a result, the Company's interest rate for flooring financing is 25 to 50 basis points below the rates currently available to it from most manufacturers. In addition, in order to minimize the outstanding balance under the Company's Flooring Line, all available excess cash in the Company's various checking accounts are automatically transferred at the end of each weekday to a central collateral account U.S. Bank. These funds are used to pay down the balance under the Flooring Line, thereby reducing the balance on which the Company is required to pay interest and decreasing the Company's overall interest expense below what it otherwise would be. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RELATIONSHIPS WITH AUTOMOBILE MANUFACTURERS

    The Company has, either directly or through its subsidiaries, entered into franchise or dealer sales and service agreements with each manufacturer of the new vehicles it sells. The Company currently has agreements with Chrysler Corporation (Chrysler, Plymouth, Dodge, Jeep/Eagle), American Honda Motor Co. Inc. (Honda), American Isuzu Motors, Inc. (Isuzu), Ford Motor Company (Lincoln, Mercury), General Motors Corporation (Pontiac), Mazda Motor of America, Inc. (Mazda), Saturn Corporation (Saturn), Toyota Motor Distributors, Inc. (Toyota), American Suzuki Motor Corporation (Suzuki) and Volkswagen of America (Volkswagen).

    The typical automotive franchise agreement specifies the locations at which the dealer has the right and the obligation to sell vehicles and related parts and products and to perform certain approved services in order to serve a specified market area. The designation of such areas and the allocation of new vehicles among dealerships are subject to the discretion of the manufacturer, which generally does not guarantee exclusivity within a specified territory. A franchise agreement may impose requirements on the dealer concerning such matters as the showroom, the facilities and equipment for servicing vehicles, the maintenance of inventories of vehicles and parts, the maintenance of minimum net working capital, the training of personnel and the adherence to certain performance standards established by the manufacturer regarding sales volume and customer satisfaction. Compliance with these requirements is closely monitored by each manufacturer. In addition, manufacturers require each dealership to submit monthly and annual financial statements of operations. The franchise agreements also grant the dealer the non-exclusive right to use and display manufacturers' trademarks, service marks and designs in the form and manner approved by each manufacturer.

    Most franchise agreements expire after a specified period of time, ranging from one to five years; however, some franchise agreements, including those with Chrysler, have no termination date. The typical franchise agreement provides for early termination or non-renewal by the manufacturer under certain circumstances such as change of management or ownership without manufacturer consent, insolvency or bankruptcy of the dealership, death or incapacity of the dealer manager, conviction of a dealer manager or owner of certain crimes, misrepresentation of certain information by the dealership or dealer manager or owner to the manufacturer, failure to adequately operate the dealership, failure to maintain any license, permit or authorization required for the conduct of business, or material breach of other provisions of the franchise agreement including the dealership's poor sales performance or low CSI ratings. The dealer is typically entitled to terminate the franchise agreement at any time without cause.

    Each franchise agreement sets forth the name of the person approved by the manufacturer to exercise full managerial authority over the dealership's operations and the names and ownership percentages of the approved owners of the dealership, and contains provisions requiring the manufacturer's prior approval of changes in management or transfers of ownership of the dealership. Accordingly, any significant change in ownership, including the sale of shares by the Company to the public or the acquisition of a dealership from a third party, is subject to the consent of the respective manufacturer. Prior to the Offering, the Company will endeavor to obtain the approval of each relevant manufacturer to proceed with the Restructuring and to conduct the Offering. The Company must also request and receive approval from the relevant manufacturer prior to the closing of an acquisition or the establishment of an automobile dealership. See "Risk Factors -- Dependence on Automobile Manufacturers; -- Manufacturers' Consent to the Offering; -- Manufacturers' Consent to Acquisitions."

COMPETITION

    The new and used automobile dealership business in which the Company operates is highly competitive. The automobile dealership industry is fragmented and characterized by a large number of independent operators, many of whom are individuals, families and small groups. In the sale of new vehicles, the Company principally competes with other new automobile dealers in the same general vicinity of the Company's dealership locations. Such competing dealerships may offer the same or different models and makes of vehicles that the Company sells. In the sale of used vehicles, the Company principally competes with other used automobile dealers and with new automobile dealers that operate used automobile lots in the same general vicinity of the Company's dealership locations. The Company believes that there are approximately 14 other new automobile dealerships and 66 other used automobile stores within a 50-mile radius of Medford, Oregon, near which all of the Company's dealerships are currently located. In addition, certain regional and national car rental companies operate retail used car lots to dispose of their used rental cars.

    The Company also may face increased competition from certain automobile "superstores," such as CarMax, a division of Circuit City Stores Inc., United Auto Group, AutoNation USA and Driver's Mart Worldwide Inc. Such used automobile superstores have emerged recently in various areas of the United States and are beginning to expand nationally. However, the Company is not aware of any of such superstores currently located in any region where the Company operates dealerships. In addition, the Company competes to a lesser extent with an increasing number of automobile dealers that sell vehicles through nontraditional methods, such as through direct mail or via the Internet.


      Due to the size and number of the automobile dealerships that the Company owns, the Company is relatively larger than the independent operators with which it currently competes. However, as it enters other markets, the Company, may face competitors that are much larger and that have access to greater financial resources. Historically, the Company's size has permitted it to attract experienced and professional sales and service personnel and has provided the Company the resources to compete effectively. The Company, however, does not have any cost advantage in purchasing new vehicles from manufacturers and typically relies on advertising and merchandising, sales expertise, service reputation and location of its dealerships to sell new vehicles.

REGULATION

    The Company's operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. Various state and regulatory agencies, such as OSHA, the EPA and the Oregon Department of Justice, have jurisdiction over the operation of the Company's dealerships, repair shops, body shops and other operations, with respect to matters such as consumer protection, workers' safety and laws regarding clean air and water.

    The relationship between a franchised automobile dealership and a manufacturer is governed by various federal and state laws established to protect dealerships from the generally unequal bargaining power between the parties. Federal laws, as well as Oregon and California state laws, prohibit a manufacturer from terminating or failing to renew a franchise without good cause. Under Oregon and California law, a manufacturer may not require a dealer to accept any vehicle, part or accessory not voluntarily ordered by the dealer, to refuse to deliver any new vehicle, part or accessory advertised by the manufacturer as available, or to require monetary participation in any sales promotion or advertising campaign. Manufacturers are also prohibited from preventing or attempting to prevent any reasonable changes in the capital structure or the manner in which a dealership is financed. Further, Oregon law prohibits a manufacturer from failing to give effect to, or attempting to prevent, the sale of the ownership or management, or an interest in the ownership or management, of a dealership. Under California law, a dealer, or any officer, partner or stockholder may sell or transfer any interest in the dealership business provided that the sale or transfer of such interest does not have the effect of a sale or transfer of the franchise, without the consent of the manufacturer. Manufacturers are, however, entitled to object to a sale or change of management where such an objection is related to material reasons relating to the character, financial ability or business experience of the proposed transferee. In both Oregon and California, a dealer is entitled to seek judicial relief to prevent a manufacturer from establishing a competing dealership of the same vehicle make within the dealer's relevant market area.

    Automobile dealers and manufacturers are also subject to various federal and state laws established to protect consumers, including so-called "Lemon Laws" which require a manufacturer or the dealer to replace a new vehicle or accept it for a full refund within one year after initial purchase if the vehicle does not conform to the manufacturer's express warranties and the dealer or manufacturer, after a reasonable number of attempts, is unable to correct or repair the defect. Federal laws require certain written disclosures to be provided on new vehicles, including mileage and pricing information. In addition, the financing and insurance activities of the Company are subject to certain statutes governing credit reporting, debt collection, and insurance industry regulation.

    The imported automobiles purchased by the Company are subject to United States customs duties and, in the ordinary course of its business, the Company may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges. Currently, United States customs duties are generally assessed at 2.5% of the customs value of the automobiles imported, as classified pursuant to the Harmonized Tariff Schedule of the United States.

    As with automobile dealerships generally, and parts, service and body shop operations in particular, the Company's business involves the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company has also been required to remove aboveground and underground storage tanks containing such substances or wastes. Accordingly, the Company is subject to regulation by federal, state and local authorities establishing health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. The Company is also subject to laws, ordinances and regulations governing remediation of contamination at facilities it operates or to which it sends hazardous or toxic substances or wastes for treatment, recycling or disposal. The Company believes that it does not have any material environmental liabilities and that compliance with environmental laws, ordinances and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition. See "Risk Factors - Supervision and Regulation; Environmental Matters."

EMPLOYEES
    As of June 30, 1996, the Company employed approximately 340 persons on a full-time equivalent basis. None of the Company's employees is represented by a labor union or bound by a collective bargaining agreement. However, the service department employees at Sam Linder, Inc., a dealership the Company is intending to purchase later this year, are bound by a collective bargaining agreement.
See "Pending Acquisitions." The Company believes it has a good relationship with its employees.

PROPERTIES

    Substantially all of the Company's facilities currently are leased from Lithia Properties LLC, an Oregon Limited Liability Company ("Lithia Properties"), with aggregate monthly lease payments totalling approximately $170,900. See "Certain Relationships and Related Transactions -- Lease of Real Estate from Lithia Properties."

    The Company's headquarters, which presently occupy approximately 4,700 square feet of space, are located in Medford, Oregon. The Company and its various dealerships and other facilities occupy an aggregate of approximately 21 acres of land, providing approximately 185,000 square feet of building space. Such properties consist primarily of automobile showrooms, display lots, service facilities, two body and paint shops, rental agencies, supply facilities, automobile storage lots, parking lots and offices. The Company believes its facilities are currently adequate for its needs and are in good maintenance and repair.

    The following table sets forth each of the Company's facilities, all of which are leased from Lithia Properties and the approximate square footage at each facility, the acreage of each location and the annual rental rate for the current and previous three years together with the rate to be effective January 1, 1997. Company in 1997, the Company will be responsible for all taxes,
insurance and maintenance with respect to the facilities.   Previously, Lithia
Properties had been responsible for these payments. All facilities are located in Medford, Oregon except for the Grants Pass Auto Center, located in Grants Pass, Oregon. Minor parcels of land and the Avis Rent-A-Car facility are leased from third parties.

                                                         TOTAL       TOTAL
                                                      BUILDING       LAND-
         DEALERSHIP/FACILITY                        SQUARE FT.       ACRES
         -------------------                        ----------       -----

    Lithia Motors, Inc.                                  5,255        0.42
    Lithia Honda Pontiac Suzuki
        Isuzu Volkswagen                                32,978        4.47
    Lithia Toyota Lincoln Mercury                       35,849        3.75
    Lithia Dodge Chrysler Plymouth
        Mazda Jeep/Eagle                                47,446        4.25
    Saturn of Southwest Oregon                          11,226        2.33
    Grants Pass Auto Center(Dodge)(1)                   27,978        3.69
    Lithia Body & Paint(2)                              20,500        0.95
    Lithia Body & Paint(3)                              41,729        5.01
    Thrift Auto Supply                                  11,230        0.46
    Discount Auto & Truck Rental                         2,778        0.31
    ------------------
    (1)  Acquired by Lithia Properties from the Company June 1, 1996.

    (2) A new facility is under construction. The current facility will be absorbed and utilized by the Lithia Dodge Chrysler Plymouth Mazda Jeep/Eagle dealership.

    (3)  Under construction.  To be occupied Spring 1997.


    The following table sets forth information regarding the facilities of the three proposed dealership acquisitions. See "Pending Acquisitions." The Company may assign any right and obligation to purchase these properties to Lithia Properties. If the properties are purchased by Lithia Properties, it is anticipated such facilities would be leased to the Company on terms similar to the Company's other new leases and at an initial monthly rental rate equal to 1% of the purchase price of such properties.



                                             TOTAL      TOTAL
                                            BUILDING    LAND-        TO BE
DEALERSHIP/FACILITY    LOCATION            SQUARE FT.   ACRES   PURCHASED/LEASED
-------------------    --------            ----------   -----   ----------------
Roberts Dodge       Eugene, Oregon            24,996     3.68          Purchased
Linder Honda        Salinas, California       17,446     3.24     Lease/Purchase
Melody Toyota       Vacaville, California     22,900     4.18              Lease


LITIGATION

    The Company is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company does not believe it is presently a party to litigation that will have a material adverse effect on its business or operations.

                                      MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of Lithia are as follows:

                                                               Year Elected or
                                                                  Appointed
                                                              Director/Executive
    NAME             AGE   POSITION                                Officer
------------------   ---   --------                           ------------------
Sidney B. DeBoer      53   Chairman, President, Chief                1968
                           Executive Officer and Secretary
M. L. Dick Heimann    53   Chief Operating Officer,                  1970
                           Executive Vice President
Brian R. Neill        42   Chief Financial Officer                   1995
R. Bradford Gray      45   Vice President- Acquisitions              1995

    SIDNEY B. DEBOER. Mr. DeBoer has served as the Chairman, President, Chief Executive Officer and Secretary of the Company since 1968. He also is a member of various automobile industry organizations, including the President's Club of the National Automobile Dealers Association, Oregon Auto Dealers Association, Medford New Car Dealers Association, Chrysler Dealer Council, Toyota Dealer Council and Honda Dealer Council.

    M. L. DICK HEIMANN. Mr. Heimann has served as the Executive Vice President and Chief Operating Officer of the Company since 1970. Prior to joining the Company, he served as a district manager of Chrysler Corporation from 1967 to 1970. He is a member of various automobile industry organizations including the Oregon Auto Dealers Association, the Jeep Dealer Council and the Medford New Car Dealers Association, for which he has previously served as president. Mr. Heimann is a graduate of University of Colorado with a Bachelor of Science in Biology and Languages.

    BRIAN R. NEILL. Mr. Neill has served as the Chief Financial Officer of the Company since September 1995. Prior to joining the Company at that time, he served as the Senior Vice President and Chief of Operations of Jackson County Federal Bank in Medford, Oregon from 1977 to 1991. Mr. Neill, a graduate of Northwest Christian College with a Bachelor of Science degree in Management, is graduating from the NADA Dealer Candidate Academy in November 1996.

    R. BRADFORD GRAY. Mr. Gray has served as the Vice President-Acquisitions of the Company since 1995. From 1981 to 1995, he has served in various capacities with the Company including, most recently, as General Manager of the Company's Grants Pass (1991-1995) and Lithia Dodge (1989-1991) dealerships. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

    The Company has committed to seek and elect at least two independent directors to serve on the Board of Directors no later than 90 days after the Offering. At this time no candidates have been asked to serve as directors.
All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the Board of Directors (the "Board").

COMMITTEES OF THE BOARD

    The Board will establish a Compensation Committee and an Audit Committee, effective with the election of at least two independent directors. The Compensation Committee will review and approve salaries for the executive officers, any grants of stock options and other incentive compensation for employees of the Company. The Audit Committee will recommend the selection of auditors for the Company and will review the results of the audit and other reports and services provided by the Company's independent auditors.

    The Company intends to provide competitive compensation to its independent directors and reimburses all directors for their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings.

OTHER KEY PERSONNEL

    All of the persons listed below have served the Company in these key positions for over five years.


                                   YEARS WITH         CURRENT
  NAME                 AGE         THE COMPANY        POSITION
------------------     ---         -----------        --------
Stephen R. Philips      43             19             General Manager -
                                                         Toyota/Lincoln Mercury
Burt Frederickson       44             16             General Manager - Saturn
Bryan DeBoer            30              7             General Manager -
                                                        Honda/Pontiac/Suzuki/
                                                        Isuzu/Volkswagen
Don Jones, Jr.          33              7             General Manager -
                                                        Dodge/Chrysler/
                                                        Plymouth/Jeep/Eagle
Dorothy Crockett        47             16             Comptroller
Bill Daves              53             15             Vice President - Human
                                                         Resources - Training
                                                         and Development

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table shows compensation paid to the Chief Executive Officer and each of the two other executive officers who had total compensation during 1995 exceeding $100,000.

    All of the persons listed below have served the Company in these key positions for over five years.

                              SUMMARY COMPENSATION TABLE

                                         Annual Compensation (1)
                                       -------------------------
                                                                       All Other
Name and Position            Year        Salary        Bonus (2)    Compensation
-----------------            ----      ---------       ---------    ------------

Sidney B. DeBoer             1995      $ 331,125        $ 1,500       $ 2,310(3)
M. L. Dick Heimann           1995      $ 277,125        $ 1,500       $ 2,310(3)
R. Bradford Gray             1995      $ 189,060        $ 3,645       $ 5,981(4)

(1) For calendar year 1996, the officers shown in the table receive the following annual salaries: Mr. DeBoer - $352,800; Mr. Heimann -$273,000; and Mr. Gray - $192,000.
(2) Includes a "wellness bonus" of $1,500 for each of the named Executive Officers. All full-time employees are entitled to an annual "wellness bonus" equal to $150 per year for each year of employment (maximum of $1,500) for undergoing a physical and other health counseling.
(3) Consists of amounts contributed by the Company to the accounts of Mr. DeBoer and Mr. Heimann pursuant to the Company's 401(k) and Profit Sharing Plan.
(4) Includes $2,310 contributed by the Company to the account of Mr. Gray pursuant to the Company's 401(k) and Profit Sharing Plan, an automobile allowance of $3,625 and an insurance premium payment of $46.

1996 STOCK INCENTIVE PLAN

    In April, 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock-based awards ("Awards") to executive officers (including those who are directors), to other employees and to non-employee consultants of the Company. Such Awards may take any form approved by the Board or by a committee designated by the Board, including stock options, stock bonuses, stock appreciation rights and restricted stock awards. Stock options granted under the Plan may be either options that qualify as "incentive stock options", within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or those that do not qualify as such "incentive stock options" ("Non-qualified Options"). The Plan, which permits up to __________ shares of the Company's Class A Common Stock to be issued, terminates on April 4, 2006. As of the date hereof, stock options with respect to ___________ shares of Class A Common Stock were outstanding, constituting all of the Awards granted under the Plan to date. An additional _______________ shares were available for issuance under the Plan. As of the date of this prospectus, options with respect to ___________ shares are exercisable.

    Shares of Class A Common Stock may be issued under the Plan for any lawful consideration. To date, the Company has only granted stock options pursuant to the Plan. The Plan is administered by the Board or by a Compensation Committee of the Board. Subject to the terms of the Plan, the Board or the Compensation Committee determines the persons to whom Awards are granted and the terms and the number of shares covered by each Award.

    The term of each option may not exceed ten years from the date the option is granted, or five years in the case of an option granted to a holder of more than 10% of the fully-diluted capital stock of the Company. Options may become exercisable in whole at grant or in installments over time, as determined by the Committee.

    With respect to the stock options granted by the Company to date, such options generally expire when the optionee ceases to be affiliated with the Company. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. Each of the outstanding stock options under the Plan provide that if the optionee is terminated without cause at any time when Sidney B. DeBoer is not the chairman, president or chief executive officer of the Company, then all options held by such optionee shall become fully vested and exercisable for a period of three months following the termination of employment.

    The Plan provides that any Award may contain, at the discretion of the Committee, a provision conditioning or accelerating the receipt of benefits pursuant to such Award upon the occurrence of specified events, including continued employment by the Company, a change in control, merger, dissolution or liquidation of the Company, or the sale of substantially all of the Company's assets. The acceleration of vesting of Awards in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

    Under the terms of the options issued to date, payment upon the exercise of an option may be in cash, by check or by delivery of shares of Class A Common Stock with a "fair market value," as defined in the Plan, equal to the aggregate exercise price.

    OPTION GRANTS. No option grants were made during 1995 to any of the executive officers of the Company. In April 1996, the following grants of options to acquire Class A Common Stock were made to executive officers:

Name                 Number of Shares      Exercise Price        Expiration Date
------------         ----------------      --------------        ---------------

Sidney B. DeBoer                                                  April 4, 2001
M.L. Dick Heimann                                                 April 4, 2001
R. Bradford Gray                                                  April 4, 2006
Brian R. Neill                                                    April 4, 2006

    The options granted to Messrs Gray and Neill have a term of 10 years and have exercise prices equal to the fair market value of the shares underlying those options on the date the option was granted, as determined by an independent valuation. The options granted to Messrs DeBoer and Heimann have a term of 5 years and have exercise prices at 110% of such fair market value as provided by the Plan. No other Awards have been made to executive officers under the Plan.

    OPTION EXERCISES. No options were outstanding during 1995 and no options have been exercised in 1996 by any optionee.

                                PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of June 30, 1996, and as adjusted to reflect the sale of shares of the Company's Common Stock in this Offering, certain information with respect to beneficial ownership of the Common Stock by
(i) each person or entity known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the summary compensation table, and (iv) all directors and officers as a group. Except as indicated in footnotes to this table, each of the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                        Shares Beneficially Owned                          Shares Beneficially Owned
                                          Before the Offering(1)                             After the Offering(1)
                              -------------------------------------------- --------------------------------------------------------
                                    Class A                Class B                Class A               Class B          Percent of
                              --------------------  ---------------------- --------------------------------------------    Voting
Name and Address(2)            Number     Percent     Number     Percent     Number     Percent     Number     Percent      Power
-------------------            ------     -------     ------     -------     ------     -------     ------     -------     -------
Lithia Holding Company,
LLC (3)                         ---         ---%                   ---%       ---         ---%                   100%       _____%
Sidney B. DeBoer(3)             (4)         100%                   100%                   1.7%                   100%        ---%
M. L. Dick Heimann(3)           (4)         100%       ---         ---%                   1.7%       ---         ---%        ---%
Brian R. Neill                  (5)         100%       ---         ---%                    *         ---         ---%         *
R. Bradford Gray                ---         ---%       ---         ---%       ---         ---%       ---         ---%        ---%
All directors and officers
   as a group (4 persons)                   100%                   100%                   4.1%                   100%        ---%


*   Less than 0.1%

(1) Assumes consummation of the Restructuring. See "Company Restructuring and Prior S Corporation Status." Also assumes no exercise of the Underwriters' over-allotment option. See "Underwriting".
(2) All such person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.
(3) Lithia Holding's members consists of Messrs DeBoer, Heimann and Gray. Mr. DeBoer, as the manager of Lithia Holding and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B Common Stock held.
(4) Each of Messrs DeBoer and Heimann hold an option to purchase
    shares of Class A Common Stock at a exercise price of $           per
    share,                of which are exercisable within 60 days of this
    Prospectus.  See "Executive Compensation" and "1996 Stock Incentive Plan".
(5) Mr. Neill holds an option to acquire                shares of Class A
    Common Stock at $            per share, all of which are exercisable within
    60 days of the date of this Prospectus.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPANY RESTRUCTURING AND INDEBTEDNESS TO EXECUTIVE OFFICERS


    The Company is currently owned by Sidney B. DeBoer (62.5%) and M. L. Dick Heimann (37.5%). Mr. DeBoer and Mr. Heimann also own, with the same ownership percentages, Lithia Rentals, Lithia Leasing, Lithia Chrysler Plymouth Jeep Eagle, Inc., Discount Auto & Truck Rental, Inc. and Lithia TKV, Inc. Further, Sidney B. DeBoer and Stephen R. Phillips have 0.01% and 19.99% interests, respectively, in Lithia Toyota LLC, which is otherwise owned by the Company. Similarly, Sidney B. DeBoer and R. Bradford Gray have 0.01% and 24.99% interests, respectively, in Lithia's Grants Pass Auto Center, L.L.C. and Lithia Dodge, L.L.C.


    Contemporaneously with the Offering, and pursuant to an Agreement of Reorganization, the Company and the foregoing affiliated entities will consummate a restructuring which will result in each of the Company's dealerships and operating divisions becoming direct or indirect wholly-owned subsidiaries of the Company. The Company will continue to be controlled by Sidney B. DeBoer and M. L. Dick Heimann through their ownership of Lithia Holding. See "Company Restructuring and Prior S Corporation Status," "Principal Shareholders" and "Description of Capital Stock."


    The Company and its affiliated corporations and limited liability companies, which together directly or indirectly own and control the Company's dealerships, are currently treated for federal and state income tax purposes as subchapter S Corporations or partnerships under the Internal Revenue Code of 1986, as amended. Accordingly, Sidney B. DeBoer, M. L. Dick Heimann, R. Bradford Gray and Stephen R. Philips, the principal owners of the Company and the affiliated entities, have been taxed directly on the earnings of those entities. In December 1995, the Company and the affiliated entities distributed to these individuals the Dividend Notes in the aggregate amount of $3.9 million, representing approximately all of the previously taxed undistributed earnings of those entities. See "Company Restructuring and Prior S Corporation Status." The Dividend Notes bear interest at 9% per annum, payable in ten equal annual installments beginning one year and ten days after demand by the noteholders. Prior to completion of the Offering, the Company and the affiliated entities intend to distribute additional amounts to these individuals in an aggregate amount equal to the undistributed taxable income of the Company and the affiliated entities from January 1, 1996, through the effective date of the Restructuring. Any final distribution of earnings will be paid at or shortly after the closing of the Offering. Upon consummation of the Restructuring, the Company will assume the obligations of the affiliated entities under the Dividend Notes. It is anticipated that the Company will prepay the Dividend Notes at the time of the purchase of Melody Vacaville, Inc. and will purchase Messrs. DeBoer's and Heimann's stock of Lithia TKV, Inc. at their costs and make distributions of the remaining undistributed earnings at or shortly following the closing of the Offering using a portion of the proceeds of the Offering. See "Use of Proceeds." The total amount to be paid to these individuals, including the purchase of Lithia TKV, Inc., is expected to be approximately $6.0 million, with the actual amount being dependent on the actual earnings of the

Company and the affiliated entities through the date of Restructuring.
Dividends of $2.0 million were paid to those individuals in 1994 with respect to prior Company and affiliated entity income.

LEASE OF REAL ESTATE FROM LITHIA PROPERTIES

    Substantially all of the real property on which the Company's businesses are located is owned by Lithia Properties, the members of which are the Company (20%), Sidney B. DeBoer (35%), M.L. Dick Heimann (30%) and three of Mr. DeBoer's
children, who own 5% each.   The Company and the affiliated entities paid an
aggregate of $2.1 million, $2.1 million and $2.2 million in lease payments to Lithia Properties during the years ended December 31, 1993, 1994 and 1995, respectively. For the years ending December 31, 1996, lease payments will total $2.3 million of which $2.4 million represents the lease of the Company's facilities in Grants Pass which were acquired by Lithia Properties on June 1, 1996, from Lithia Dodge, LLC. The Company and Lithia Properties have recently entered into new lease agreements with respect to each facility, effective January 1, 1997. The new leases have terms of 30 years and have aggregate annual payments of $2.0 million. This amount includes approximately $304,000 for the lease of a body and paint facility currently under construction, and expected to be completed in 1997. Lease payments will commence on such facility upon completion of construction. Unlike in prior years, and commencing 1997, the Company will be responsible for property taxes, insurance and maintenance expenses. The initial payments are determined by a formula based on the fair market value of the properties according to recent independent appraisals, and approximate 1% of such fair market value per month. Lease payments are paid monthly and will be adjusted each year beginning January 1998 to an amount equal to any increase in the cost of living based on the "Consumer Price Index - Pacific Cities and U. S. Average" (1967-100) published by the bureau of Labor Statistics of the U. S. Department of Labor, for the City of Portland, Oregon. If any improvements are made to the properties at the Company's request or with its concurrence, then upon completion, the monthly lease payment shall be adjusted as follows: If the improvements are of such a nature as to cause an increase in the fair market value of the property, then the monthly lease payment shall be increased by 1.0% of the increase in fair market value. If the improvements do not materially increase the fair market value of the property, then the monthly lease payment shall be increased by the amount which would amortize the cost of the improvements over a 60-month period at 12% interest per annum. For a more complete description of the Company's facilities, see "Business."

MANAGEMENT CONTRACT WITH LITHIA PROPERTIES

     The Company provides accounting, property management, and general administrative services to Lithia Properties in connection with the management of the facilities owned by Lithia Properties and leased to the Company or related entities. The Company receives a monthly fee of $36,000 for its services to Lithia Properties. In 1995, the Company received $288,000 under the contract. The current Management Contract terminates on December 31, 1996.

GUARANTEE OF LITHIA PROPERTIES, INDEBTEDNESS

    The Company guaranteed certain indebtedness of Lithia Properties, incurred in connection with the purchase or refinancing of real property which secures the loan. The loans have a total principal amount of $13.1 million with interest rates from 8.25% to 10.0% and have terms of from 2 years to 12 years.

                             DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company's authorized capital stock consists of 100,000,000 shares of Class A Common Stock, no par value, 25,000,000 shares of Class B Common Stock, no par value, and 15,000,000 shares of Preferred Stock, no par value. The Board of Directors may, by its own action, decrease the number of authorized shares of Class B Common Stock. If it does so, the number of shares of Class A Common Stock will automatically be increased on a share for share basis.

COMMON STOCK

    Each share of Common Stock is designated as either Class A Common Stock or Class B Common Stock. As of the date hereof, there are no shares of Class A Common Stock outstanding and _______________ shares of Class B Common Stock outstanding. All of the outstanding Class B Common Stock is held by Lithia Holding. Upon completion of this Offering, there will be _____________ shares ( _____________ shares if the over-allotment options is exercised) of Class A Common Stock and _______________ shares of Class B Common Stock outstanding.
The issued and outstanding shares of Class B Common Stock have been, and the shares of Class A Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable.

    Without the prior approval of shareholder holding over a majority of all Class A Common Stock outstanding, no additional shares of Class B Common Stock can be issued, except in conjunction with stock splits, reverse stock splits, stock dividends, reclassification and similar transactions and events regarding the Class A Common Stock that would otherwise have the effect of changing conversion rights of the Class B Common Stock relative to the Class A Common Stock (the "Adjustments").

    Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company. Shares of Common Stock are not redeemable, and there are no sinking fund provisions.

    While the shares of Class A Common Stock are not convertible into any other series or class of the Company's securities, each share of Class B Common Stock is freely convertible into one share (subject to the Adjustments) of Class A Common Stock at the option of the holder of the Class B Common Stock. All shares of Class B Common Stock shall automatically convert to shares of Class A Common Stock (on a share-for-share basis, subject to the Adjustments) on the earliest record date for an annual meeting of the Company shareholders on which the number of shares of Class B Common Stock outstanding is less than 1% of the total number of shares of Common Stock outstanding. Shares of Class B Common Stock may not be transferred to third parties (except for transfers to certain family members and in other limited circumstances). Any purported transfer of Class B Common Stock to a person who is not a permitted transferee under the Articles of Incorporation is automatically void.

    Subject to the preferences applicable to any Preferred Stock outstanding at the time, holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor, and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any. Each share of Class A Common Stock and Class B Common Stock will be treated equally with respect to dividends and distributions.

    Holders of Class A Common Stock are entitled to one vote for each share held of record, and holders of Class B Common Stock are entitled to ten votes for each share held of record. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders (including the election of directors), except that, the Oregon Business Corporation Act would entitled either the Class A Common Stock or the Class B Common Stock to vote as a separate voting group on any proposed amendment of the Company's Articles of Incorporation otherwise requiring shareholder approval if the proposed amendment would (i) increase or decrease the aggregate number of authorized shares of the class, (ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class or create a right to do so, (iii) change the shares of all or part of the class into a different number of shares of the same class, (iv) create a new class having rights or preferences with respect to distributions or dissolution that are prior to superior or substantially equal to shares of the class or (v) otherwise alter the rights, preferences or limitations of all or part of the shares of the class. In these circumstances, the class of Common Stock to be altered shall vote on the amendment as a separate class. Shares of Common Stock do not have cumulative voting rights with respect to the election of directors. Immediately after this Offering, Lithia Holding will hold shares of Class B Common Stock constituting approximately ___% of the voting power of the outstanding Common Stock, which will allow it to control all actions to be taken by the shareholders, except as noted above, including the election of all directors to the Board of Directors. See "Principal Shareholders" and "Risk Factors--Control by Management."

PREFERRED STOCK

    The Board of Directors may, without further action of the shareholders of the Company, issue shares of Preferred Stock in one or more series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, and increase or decrease the number of shares of any such series (but not below the number of such shares then outstanding). The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes. However, the Board of Directors, without further shareholder approval, can issue Preferred Stock with voting and conversion rights that would adversely affect the voting power and other rights of the holders of Common Stock. In addition, the Board of Directors can issue and sell shares of Preferred Stock to designated persons, the impact of which could make it more difficult for a holder of a substantial block of Common Stock to remove incumbent directors or otherwise gain control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE OREGON BUSINESS CORPORATIONS ACT

    Upon completion of the Offering, the Company will become subject to the Oregon Control Share Act (Oregon Revised Statutes Sections 60.801-60.816). The Oregon Control Share Act generally provides that a person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding more than 20%, 33-1/3% or 50% of the total voting power of such corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiring Person and shares held by the Company's officers and inside directors ("interested shares"), and by the holders of a majority of the outstanding voting shares, including interested shares. This vote would be required at the time an Acquiring Person's holdings exceed 20% of the total voting power of a company, and again at the time the Acquiring Person's holdings exceed 33-1/3% and 50%, respectively. The term "Acquiring Person" is broadly defined to include persons acting as a group. A transaction in which voting power is acquired solely by receipt of an immediately revocable proxy does not constitute a "Control Share Acquisition."

    The Acquiring Person may, but is not required to, submit to the Company an "Acquiring Person Statement" setting forth certain information about the Acquiring Person and its plans with respect to the Company. The Acquiring Person Statement may also request that the Company call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the control shares.

    Upon completion of the Offering, the Company will also become subject to the Oregon Business Combination Act (Oregon Revised Statutes Sections 60.825-60.845). The Oregon Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock, and (c) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans), (ii) the Board of Directors approves the share acquisition or business combination before the Interested Shareholder acquired 15% or more of the corporation's voting stock, or (iii) the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

    The Oregon Control Share Act and the Oregon Business Combination Act will have the effect of encouraging any potential acquiror to negotiate with the Company's Board of Directors and will also discourage certain potential acquirors unwilling to comply with the provisions of these laws. A corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. The Company has not adopted such a provision and does not currently intend to do so. These laws may make the Company less attractive for takeover, and thus shareholders may not benefit from a rise in the price of the Common Stock that a takeover could cause.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    As allowed by the Oregon Business Corporation Act, the Company's Articles of Incorporation provide that the liability of the directors of the Company for monetary damages will be eliminated to the fullest extent permissible under Oregon law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (1) for any breach of the director's duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (3) for any unlawful distribution to shareholders; or (4) for any transaction from which the director derived an improper personal benefit. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. This provision also does not affect the director's responsibilities under any other laws, such as the federal or state securities or environmental laws.

    The Articles of Incorporation and the Bylaws also provide that the Company shall indemnify, to the fullest extent permitted under Oregon law, any person who has been made, or is threatened to be made, a party to an action, suit or legal proceeding by reason of the fact that the person is or was a director or officer of the Corporation. The Company has entered into separate indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify its officers and directors to the fullest extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the agreements require the Company to indemnify directors, officers and such employee against certain liabilities that may arise by reason of their status or service as a director, officer or employee and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

TRANSFER AGENT

    The transfer agent for the Common Stock is ___________________________.

                           SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding _______ shares of Class A Common Stock (and any of the __________________ shares sold which are subject to the over-allotment option) and ______________ shares of Class B Common Stock. Of these shares, the shares of Class A Common Stock sold in the Offering, except for any shares purchased by an "affiliate" of the Company, as that term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), will be freely tradable without restriction or further registration under the Securities Act. The remaining _____________ shares of Class B Common Stock outstanding were issued and sold by the Company pursuant to an exemption provided under the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"). The Restricted Shares may be resold only in an Offering registered under the Securities Act, pursuant to an exemption from such registration such as that provided by Rule 144 under the Act, or, in certain circumstances, in private transactions outside of any public trading market.

    In general, under Rule 144 a person (or persons whose shares must be aggregated for purposes of the volume limitation under the rule), including any affiliate, who has beneficially owned Restricted Shares for at least two years would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock (_____________ shares, assuming the issuance of ________ shares of Class A Common Stock in this Offering by the Company) or the reported average weekly trading volume in the over-the-counter market for the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. It is not expected that such information concerning the Company will be available until at least 90 days after the closing date of the Offering. Future sales of such shares could have a material adverse effect on the market price of the Company's Common Stock. Persons who have not been affiliates of the Company for at least three months, and who have held their shares for more than three years, are entitled to sell such shares without any volume limitations, in reliance upon paragraph (k) of Rule 144.
Upon completion of the Restructuring, Lithia Holding will be deemed to have held the ____________ shares of Class B Common Stock for more than three years, but is an affiliate of the Company. Affiliates of the Company are subject to the volume and other limitations with respect to all shares held by them, regardless of whether such shares are Restricted Shares.

    In addition, the Company has reserved _________________ shares of Class A Common Stock for issuance pursuant to the Plan. Of this amount, _______________ shares are subject to outstanding options, ________________ of which are exercisable as of the date of this Prospectus. The Company intends to file a registration statement under the Act to register shares to be issued pursuant to the Plan. Such registration statement is expected to be filed as soon as practicable after the closing date of the Offering and will become effective automatically upon filing. Shares issued upon exercise of outstanding stock options after the effective date of the Plan's registration statement generally will be eligible for resale in the open market, unless held by affiliates of the Company.

    Lithia Holding and each executive officer and director of the Company have agreed not to sell or otherwise dispose of shares of Common Stock for a period of 180 days following the closing date of the Offering without the consent of Furman Selz LLC, one of the Representatives of the Underwriters. See "Underwriting." After expiration of the lock-up period, all of such shares will be eligible for sale in the public market, subject to the provisions of Rule 144, described above.

    Prior to the Offering there has been no public trading market for the Common Stock of the Company and no accurate predictions can be made as to the effect, if any, that sales of Restricted Shares or shares issued under the Plan may have on the prevailing market price of the Class A Common Stock from time to time. See "Principal Shareholders" and "Management -- 1996 Stock Incentive Plan." Sales of significant numbers of Restricted Shares or shares issued under the Plan or the "overhang" resulting from the eligibility of such shares for sale into the public trading markets could adversely affect prevailing market prices and could impair the ability of the Company to raise additional capital in the future through an Offering of its equity securities at a price acceptable to the Company or use its equity securities as consideration in future acquisitions.

                                     UNDERWRITING

    The underwriters named below (the "Underwriters"), for which Furman Selz LLC, Dain Bosworth Incorporated and EVEREN Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Class A Common Stock indicated below opposite their respective names:

                                                      Number of
          Underwriter                                  Shares
          -----------                                 ---------
          Furman Selz LLC ........................
          Dain Bosworth Incorporated .............
          EVEREN Securities, Inc. ................
          _____________________ ..................
          _____________________ ..................
          _____________________ ..................
          _____________________ ..................
                                                      ---------
               Total .............................
                                                      -----------
                                                      -----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Class A Common Stock listed above are subject to the approval of certain legal matters by counsel and various other conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the shares of Class A Common Stock offered hereby, if any are purchased (except for any shares that may be purchased through exercise of the Underwriters' over-allotment option which may be exercised by the Underwriters in whole or in part).

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover of this Prospectus and to certain dealers
at such price less a concession not in excess of $          per share to certain
other dealers. After the Offering, the public offering price and other selling terms may be changed by the Representatives. The Class A Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    Prior to this Offering, there has been no public market for the Class A Common Stock. Accordingly, the initial pubic offering price has been determined by negotiation between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the Company's present and historical results of operations, current financial condition, estimates of the business potential and prospects of the Company, the condition of the Company's target market, the experience of the Company's management, the economics of the industry in general, the general condition of the equities market at the time of the Offering and other relevant factors. There can be no assurance that any active trading market will develop for the Class A Common Stock or as to the price at which the Class A Common Stock may trade in the public market from time to time subsequent to the Offering.

    The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to _____________ additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. To the extent the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional shares of Class A Common Stock as is proportionate to such Underwriter's initial commitment to purchase shares from the Company. The Underwriters may exercise such option solely to cover over-llotments, if any, incurred in connection with the sale of shares of Class A Common Stock offered hereby.

    The Underwriting Agreement provides that the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    All of the Company's executive officers and directors and Lithia Holding have agreed that, for a period of 180 days after the day on which the Registration Statement becomes effective by order of the Commission, they will not, without the prior written consent of Furman Selz LLC, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including, without limitation, any short sale), pledge, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, transfer, assign or otherwise dispose of any shares of the Company's Class A Common Stock or securities exchangeable for or convertible into shares of the Company's Class A Common Stock, or any option, warrant or other right to acquire such shares, or publicly announce the intention to do any of the foregoing.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Class A Common Stock offered by this Prospectus made to any accounts over which they exercise discretionary authority.

    The Company has applied for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol "LITH."

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the form of Underwriting Agreement has been filed as an exhibit to the Registration Statement.

                                    LEGAL MATTERS

    The validity of the Company's Class A Common Stock being offered hereby will be passed upon for the Company by Foster Pepper & Shefelman. Certain legal matters will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                                       EXPERTS

    The combined financial statements and schedules of Lithia Motors, Inc. and affiliates as of December 31, 1994 and 1995, and for each of the years in the three-year period then ended, and the combined financial statements of Roberts Dodge, Inc. at December 31, 1995 and for each of the years in the two-year period then ended included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Sam Linder, Inc., included in this Prospectus and in the Registration Statement, have been audited by Moss Adams LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act, with respect to the Class A Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance that a reference is made to a contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference. A copy of the Registration Statement may be examined without charge at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained from the website that the Commission maintains at http://www.sec.gov.

    No Manufacturer (as defined in this Prospectus) has been involved, directly or indirectly, in the preparation of this Prospectus or in the Offering being made hereby. No Manufacturer has made any statements or representations in connection with the Offering or has provided any information or materials that were used in connection with the Offering, and no Manufacturer has any responsibility for the accuracy or completeness of this Prospectus.

    The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by independent certified public accountants and quarterly reports containing unaudited consolidated financial information for the first three quarters of each year.

                              LITHIA MOTORS, INC.
                            AND AFFILIATED COMPANIES

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
                                           HISTORICAL FINANCIAL STATEMENTS

Lithia Motors, Inc. and Affiliated Companies

  Report of Independent Auditors'..........................................................................  F-1

  Combined Balance Sheets..................................................................................  F-2

  Combined Statements of Operations........................................................................  F-3

  Combined Statements of Changes in Owners' Equity.........................................................  F-4

  Combined Statements of Cash Flows........................................................................  F-5

  Notes to Combined Financial Statements...................................................................  F-6

Roberts Dodge, Inc. and Affiliated Company

  Independent Auditors' Report.............................................................................  F-23

  Combined Balance Sheets..................................................................................  F-24

  Combined Statements of Operations........................................................................  F-25

  Combined Statements of Changes in Owners' Equity.........................................................  F-26

  Combined Statements of Cash Flows........................................................................  F-27

  Notes to Combined Financial Statements...................................................................  F-28

Sam Linder, Inc.

  Independent Auditors' Report.............................................................................  F-36

  Balance Sheet............................................................................................  F-37

  Statements of Operations and Accumulated Deficit.........................................................  F-38

  Statement of Cash Flows..................................................................................  F-39

  Notes to Financial Statements............................................................................  F-40

Melody Vacaville, Inc.

  Report of Independent Auditors'..........................................................................  F-49

  Balance Sheet............................................................................................  F-50

  Statement of Operations..................................................................................  F-51

  Statement of Stockholders Deficit........................................................................  F-52

  Statement of Cash Flows..................................................................................  F-53

  Notes to Financial Statements............................................................................  F-54

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Lithia Motors, Inc. and Affiliated Companies:

    We have audited the accompanying combined balance sheets of Lithia Motors, Inc. and Affiliated Companies as of December 31, 1994 and 1995, and the related combined statements of operations, changes in owners' equity, and cash flows for the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Lithia Motors, Inc. and Affiliated Companies as of December 31, 1994 and 1995 and the results of their operations and their cash flows for the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon

March 8, 1996

                              LITHIA MOTORS, INC.
                            AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       DECEMBER 31,           JUNE 30, 1996
                                                                   --------------------  ------------------------
                                                                     1994       1995       ACTUAL      PROFORMA
                                                                   ---------  ---------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)

                                                                                                       (NOTE 9)
                                               ASSETS
Current assets:
  Cash and cash equivalents......................................  $   6,952  $   9,350   $   3,819    $   3,819
  Trade receivables..............................................      1,289      1,744       2,322        2,322
  Lease receivables, current portion.............................        125        140         150          150
  Inventories....................................................     19,132     17,700      16,480       16,480
  Vehicles leased to others, current portion.....................      3,201      3,462       3,680        3,680
  Notes receivable...............................................         78        127          14           14
  Prepaid expenses and other.....................................        309        273         918          918
  Deferred income taxes..........................................     --         --          --              997
                                                                   ---------  ---------  -----------  -----------
    Total current assets.........................................     31,086     32,796      27,383       28,380
                                                                   ---------  ---------  -----------  -----------
Property, plant and equipment, net...............................      3,070      3,234       1,278        1,278
Vehicles leased to others, less current portion..................      1,724      1,864       1,982        1,982
Other assets:
  Lease receivables, less current portion........................         88        310         333          333
  Notes receivable...............................................         88        146         261          261
  Investment in affiliate........................................        488        569         591          591
  Other noncurrent assets........................................        115        303         288          288
                                                                   ---------  ---------  -----------  -----------
                                                                         779      1,328       1,473        1,473
                                                                   ---------  ---------  -----------  -----------
                                                                   $  36,659  $  39,222   $  32,116    $  33,113
                                                                   ---------  ---------  -----------  -----------
                                                                   ---------  ---------  -----------  -----------

                         LIABILITIES, MINORITY INTEREST AND OWNERS' EQUITY
Current liabilities:
  Notes payable..................................................  $     390  $     625   $  --        $  --
  Flooring notes payable.........................................     21,218     19,590      13,723       13,723
  Current maturities of long-term debt...........................      1,621      2,085       2,207        2,207
  Trade payables.................................................        846      1,455       1,249        1,249
  Accrued liabilities............................................        974      1,280       1,441        1,441
  Deferred income taxes..........................................     --         --          --              594
                                                                   ---------  ---------  -----------  -----------
    Total current liabilities....................................     25,049     25,035      18,620       19,214
  Long-term debt, less current maturities........................      6,748     10,743       8,262       11,000
  Deferred revenue...............................................      1,462      1,782       2,238        2,238
  Other long-term liabilities....................................         61         62          61           61
                                                                   ---------  ---------  -----------  -----------
    Total liabilities............................................     33,320     37,622      29,181       32,513
                                                                   ---------  ---------  -----------  -----------
Commitments and contingency......................................
Minority interest................................................        536        749       1,029        1,029
Owners' equity:
  Common stock...................................................        751        801         801          801
  Retained earnings..............................................      2,052         50       1,105       (1,230)
                                                                   ---------  ---------  -----------  -----------
    Total owners' equity.........................................      2,803        851       1,906         (429)
                                                                   ---------  ---------  -----------  -----------
                                                                   $  36,659  $  39,222   $  32,116    $  33,113
                                                                   ---------  ---------  -----------  -----------
                                                                   ---------  ---------  -----------  -----------

            See accompanying notes to combined financial statements.

                              LITHIA MOTORS, INC.
                            AND AFFILIATED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED               SIX MONTHS ENDED
                                                                      DECEMBER 31,                  JUNE 30,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Sales:
  Vehicle..................................................  $  77,649  $  93,535  $  97,338  $  46,076  $  59,877
  Service, body, parts and other...........................     14,460     15,787     16,858      8,320      9,248
                                                             ---------  ---------  ---------  ---------  ---------
    Net sales..............................................     92,109    109,322    114,196     54,396     69,125
                                                             ---------  ---------  ---------  ---------  ---------
Cost of sales:
  Vehicle..................................................     67,161     81,234     83,487     39,763     52,244
  Service, body, parts and other...........................      7,688      9,183      9,766      4,870      5,425
                                                             ---------  ---------  ---------  ---------  ---------
    Cost of sales..........................................     74,849     90,417     93,253     44,633     57,669
                                                             ---------  ---------  ---------  ---------  ---------
    Gross profit...........................................     17,260     18,905     20,943      9,763     11,456
Selling, general and administrative........................     15,122     15,174     16,735      7,860      9,379
                                                             ---------  ---------  ---------  ---------  ---------
    Operating income.......................................      2,138      3,731      4,208      1,903      2,077
                                                             ---------  ---------  ---------  ---------  ---------
Other income (expense):
  Equity in income of affiliate............................         55         77         81         29         22
  Interest income..........................................        216         99        179         65         93
  Interest expense.........................................     (1,374)      (954)    (1,390)      (583)      (649)
  Other, net...............................................        751      1,019      1,075        455        360
                                                             ---------  ---------  ---------  ---------  ---------
                                                                  (352)       241        (55)       (34)      (174)
                                                             ---------  ---------  ---------  ---------  ---------
    Income before minority interest........................      1,786      3,972      4,153      1,869      1,903
Minority interest..........................................       (233)      (458)      (778)      (383)      (317)
                                                             ---------  ---------  ---------  ---------  ---------
    Net income.............................................  $   1,553  $   3,514  $   3,375  $   1,486  $   1,586
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Pro forma net income data (unaudited):
  Income before income taxes and minority interest, as
    reported...............................................  $   1,786  $   3,972  $   4,153  $   1,869  $   1,903
  Proforma income taxes....................................       (697)    (1,521)    (1,598)      (719)      (742)
                                                             ---------  ---------  ---------  ---------  ---------
  Proforma net income before minority interest.............      1,089      2,451      2,555      1,150      1,161
  Proforma minority interest...............................       (142)      (283)      (479)      (235)      (193)
                                                             ---------  ---------  ---------  ---------  ---------
  Proforma net income......................................  $     947  $   2,168  $   2,076  $     915  $     968
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Proforma net income per share............................                        $    0.65  $    0.29  $    0.30
  Shares used in computing proforma net income per share...                            3,196      3,196      3,196
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                              LITHIA MOTORS, INC.
                            AND AFFILIATED COMPANIES

                COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY

                                 (IN THOUSANDS)

                                                                                  COMMON STOCK
                                                                            ------------------------  RETAINED
                                                                              SHARES       AMOUNT     EARNINGS     TOTAL
                                                                            -----------  -----------  ---------  ---------
Balance, December 31, 1992................................................       4,720    $     799   $     437  $   1,236
Net income................................................................      --           --           1,553      1,553
Issuance of common stock:
  Lithia Rentals, Inc.....................................................       1,000           25      --             25
Dividends.................................................................      --           --          (1,630)    (1,630)
                                                                                 -----        -----   ---------  ---------
Balance, December 31, 1993................................................       5,720          824         360      1,184
Net income................................................................      --           --           3,514      3,514
Issuance of common stock:
  Lithia Rentals, Inc.....................................................         667           50      --             50
  Discount Auto and Truck Rental, Inc.....................................       1,000           20      --             20
Cancellation of common stock:
  Paul Phillips, Inc......................................................        (500)        (143)        143     --
Dividends.................................................................      --           --          (1,965)    (1,965)
                                                                                 -----        -----   ---------  ---------
Balance, December 31, 1994................................................       6,887          751       2,052      2,803
Net income................................................................      --           --           3,375      3,375
Issuance of common stock:
  Discount Auto and Truck Rental, Inc.....................................       2,500           50      --             50
Dividends.................................................................      --           --          (5,377)    (5,377)
                                                                                 -----        -----   ---------  ---------
Balance, December 31, 1995................................................       9,387          801          50        851
Net income (unaudited)....................................................      --           --           1,586      1,586
Dividends (unaudited).....................................................      --           --            (531)      (531)
                                                                                 -----        -----   ---------  ---------
Balance, June 30, 1996 (unaudited)........................................       9,387    $     801   $   1,105  $   1,906
                                                                                 -----        -----   ---------  ---------
                                                                                 -----        -----   ---------  ---------

            See accompanying notes to combined financial statements.

                              LITHIA MOTORS, INC.
                            AND AFFILIATED COMPANIES
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     SIX-MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                  -------------------------------  --------------------
                                                                    1993       1994       1995       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income....................................................  $   1,553  $   3,514  $   3,375  $   1,486  $   1,586
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Depreciation and amortization.............................      1,803      1,954      1,832        785        960
      (Gain) Loss on sale of assets.............................       (184)      (146)      (305)        18       (142)
      Minority interest in income...............................        233        458        778        383        317
      Equity in income of Properties............................        (55)       (77)       (81)       (29)       (22)
      Changes in operating assets and liabilities:
        Trade and lease receivables.............................       (682)     1,659       (692)      (459)      (611)
        Inventories.............................................     (5,177)    (2,085)     1,432      3,977      1,220
        Other current assets....................................         13       (116)        27         80       (642)
        Deposits to related parties.............................         (3)         0          3          3          0
        Other noncurrent assets.................................        (55)         2       (188)       (97)        15
        Trade payables..........................................        561     (1,793)       609       (377)      (206)
        Accrued liabilities.....................................          6      1,002        306         41        161
        Other long-term liabilities.............................        153        358        321        228        455
      Proceeds from sale of vehicles leased to others...........      4,254      5,289      4,757      2,056      3,382
      Expenditures for vehicles leased to others................     (6,963)    (6,764)    (6,308)    (3,255)    (3,647)
                                                                  ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used in) operating activities...     (4,543)     3,205      5,866      4,840      2,826
                                                                  ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Notes receivable issued.......................................       (135)      (142)      (190)      (158)      (446)
  Principal payments received on notes receivable...............        142        309         83         49        444
  Principal payments received on notes-related..................        201          0          0          0          0
  Proceeds from sale of assets..................................          0          3         10          0      1,286
  Capital expenditures..........................................       (108)      (164)      (524)      (134)      (223)
                                                                  ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used in) investing activities...        100          6       (621)      (243)     1,061
                                                                  ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Net borrowings (repayments) on flooring notes payable.........      5,443      2,170     (1,628)    (4,337)    (5,867)
  Net borrowings (repayments) on notes payable..................      1,527     (2,312)       235       (390)      (625)
  Principal payments on long-term debt..........................     (3,244)    (9,084)    (8,070)    (3,869)    (7,251)
  Proceeds from issuance of long-term debt......................      3,973     11,300     12,529      4,966      4,892
  Proceeds from issuance of common stock and minority
    interest....................................................         25        (73)        50          0          0
  Principal payments received on notes receivable -- owners'....         15        144        142        142        149
  Dividends and distributions...................................     (1,630)    (1,965)    (5,377)    (1,518)      (531)
  Distribution to minority interest.............................       (172)      (298)      (728)      (315)      (185)
                                                                  ---------  ---------  ---------  ---------  ---------
          Net cash provided by (used in) financing activities...      5,937       (118)    (2,847)    (5,321)    (9,418)
                                                                  ---------  ---------  ---------  ---------  ---------
          Net increase (decrease) in cash and cash equivalents..      1,494      3,093      2,398       (724)    (5,531)
Cash and cash equivalents at beginning of period................      2,365      3,859      6,952      6,952      9,350
                                                                  ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period......................  $   3,859  $   6,952  $   9,350  $   6,228  $   3,819
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest......................  $   1,375  $     955  $   1,390  $     583  $     649
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Supplemental schedule of noncash financing activities:
  Cancellation of common stock..................................  $  --      $     143  $  --      $  --      $  --
  Issuance of notes receivable -- minority interest.............     --         --            678        678     --
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS

    Lithia Motors, Inc. and Affiliated Companies (the Company) operate in Medford and Grants Pass, Oregon and are primarily dealers in new and used automobile and light-duty trucks. The Company serves customers located principally in southern Oregon. In addition, the Company retails and wholesales replacement parts and provides vehicle servicing, leasing and financing.

    PRINCIPLES OF COMBINATION

    The accompanying combined financial statements include the accounts of the following entities who are affiliated through common ownership and management:

Lithia Motors, Inc.                    Subchapter S Corporation
Lithia TLM LLC                         Limited Liability Corporation
Lithia Dodge LLC                       Limited Liability Corporation
Lithia Grants Pass Auto Center LLC     Limited Liability Corporation
Lithia Leasing, Inc.                   Subchapter S Corporation
Discount Auto and Truck Rental, Inc.   Subchapter S Corporation
Lithia Rentals, Inc.                   Subchapter S Corporation

    Lithia TLM LLC, Lithia Dodge LLC and Lithia Grants Pass Auto Center LLC are limited liability corporations majority owned by Lithia Motors, Inc.. The 20%, 25% and 25% minority interests in Lithia TLM LLC, Lithia Dodge LLC and Lithia Grants Pass Auto Center LLC, respectively have been recorded in the accompanying financial statements.

    All significant intercompany accounts and transactions, consisting principally of intercompany sales, have been eliminated upon combination.

    As stipulated in the Operating Agreements ("the Agreements"), for Lithia TLM LLC, Lithia Dodge LLC and Lithia's Grants Pass Auto Center LLC the term of the Companies is for thirty years, terminating in 2025, unless terminated earlier. In addition, the terms of the agreements limit the transferability of a member's interest without the consent of the other members. Lithia Motors, Inc. is the managing member of all Limited Liability Corporations referred to above.

    As a limited liability company, each member's liability is limited to amounts reflected in their respective member accounts.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers contracts in transit and all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    New vehicle, used vehicle and parts and accessories inventories are stated at the lower of cost or market. Cost is determined by using the last-in, first-out (LIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are being depreciated over their estimated useful lives principally on the straight-line basis. Expenditures for maintenance, repairs and minor renewals are expensed as incurred, while significant renewals and betterments are capitalized. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the account, and any gain or loss is credited or charged to income.

    INCOME TAXES

    The Company is currently an S Corporation for federal and state income tax reporting purposes. Federal and state income taxes on the income of an S Corporation are generally by the individual stockholders rather than the corporation.

    The Company's S Corporation status will terminate immediately prior to the effectiveness of the proposed IPO of its common stock discussed in note 12. At this time the Company will establish its net deferred tax liabilities and record an accompanying charge to income tax expense. The accompanying statements of income for the year ended December 31, 1995, and the six-months ended June 30, 1996, reflect provisions for income taxes on an unaudited pro forma basis, using the asset and liability method, as if the Company had been a C Corporation, fully subject to federal and state income taxes.

    Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

    ENVIRONMENTAL LIABILITIES AND EXPENDITURES

    Accruals for environmental matters, if any, are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted.

    In general, costs related to environmental remediation are charged to expense. Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PRO FORMA NET INCOME PER SHARE

    Pro forma net income per share is computed using pro forma net income (as described in note 9) and is based on the weighted average number of shares of common stock outstanding and common equivalent shares from stock options outstanding using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations include all common and common equivalent shares issued within 12 months of the offering date as if they were outstanding for all periods presented using the treasury stock method and the anticipated IPO price.

    INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited financial statements for the six-months ended June 30, 1996 and 1995 have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

    FINANCIAL INSTRUMENTS

    The carrying amount of cash equivalents, trade receivables, trade payable and short term borrowing approximate fair value because of the short-term nature of these instruments. The fair value of long-term debt was estimated by discounting the future cash flows using market interest rates and does not differ significantly from that reflected in the financial statements.

    Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    ADVERTISING

    The Company expenses production and other costs of advertising as incurred.

    CONCENTRATIONS OF CREDIT RISK

    Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. The Company generally limits its exposure to credit risk from balances on deposit in financial institutions in excess of the FDIC-insured limit.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1994 and revenues and expenses during the three-year period ended December 31, 1995. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

    REVENUE RECOGNITION

    Revenue from service contract insurance sold by the Company is recorded as deferred revenue upon initial receipt and recognized as income on a prorated basis over the term of the policy. Income from finance and insurance commissions is recorded separately on an accrual basis. Revenue from the sale of cars is recognized upon delivery, when the sales contract is signed and down payment has been received. Fleet sales of vehicles are shown on a net basis in other revenue.

(2) INVENTORIES AND RELATED NOTES PAYABLE

    The new and used vehicle inventory collateralizing related notes payable and other inventory were as follows:

                                              DECEMBER 31
                             ----------------------------------------------
                                                                                    JUNE 30,
                                      1994                    1995                    1996
                             ----------------------  ----------------------  ----------------------
                              INVENTORY     NOTES     INVENTORY     NOTES     INVENTORY     NOTES
                                COST       PAYABLE      COST       PAYABLE      COST       PAYABLE
                             -----------  ---------  -----------  ---------  -----------  ---------
New and demonstrator
 vehicles..................   $  16,776   $  17,172   $  13,972   $  15,346   $  12,549   $  12,905
Used vehicles..............       6,847       4,046       7,532       4,244       7,839         818
Parts and accessories......         831      --           1,092      --           1,223      --
                             -----------  ---------  -----------  ---------  -----------  ---------
Inventories at FIFO........      24,454      21,218      22,596      19,590      21,611      13,723
Less LIFO reserve for new
 and used vehicles and
 parts inventories.........       5,322      --           4,896      --           5,131      --
                             -----------  ---------  -----------  ---------  -----------  ---------
Inventories at LIFO........   $  19,132   $  21,218   $  17,700   $  19,590   $  16,480   $  13,723
                             -----------  ---------  -----------  ---------  -----------  ---------
                             -----------  ---------  -----------  ---------  -----------  ---------

    If the first-in, first-out (FIFO) method of inventory accounting were used by the Company, net income would have been higher (lower) by $557, $615 and $(426) and $235 for the years ended December 31, 1993, 1994 and 1995 and the six-month period ended June 30, 1996, respectively.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(2) INVENTORIES AND RELATED NOTES PAYABLE (CONTINUED)
    Flooring notes payable consist of 8.5% to 9% flooring notes secured by new and used vehicles. The flooring arrangements permit the Company to borrow up to $21,900 in 1995 and 1994 and $27,900 for the six-month period ended June 30, 1996, restricted by new and used vehicle levels. The notes are due within five days of the vehicle being sold or after the vehicle has been in inventory for one year for new vehicles, six months for program vehicles, and on a revolving basis for used vehicles.

(3) PROPERTY, PLANT AND EQUIPMENT

                                                                      DECEMBER 31,
                                                                  --------------------   JUNE 30,
                                                                    1994       1995        1996
                                                                  ---------  ---------  -----------
Buildings and improvements......................................  $   1,373  $   1,445   $  --
Service and equipment...........................................      1,224      1,431       1,468
Furniture, signs and fixtures...................................      1,634      1,607       1,701
                                                                  ---------  ---------  -----------
                                                                      4,231      4,483       3,169
Less accumulated depreciation...................................      1,587      1,840       1,892
                                                                  ---------  ---------  -----------
                                                                      2,644      2,643       1,277
Land............................................................        426        591      --
                                                                  ---------  ---------  -----------
                                                                  $   3,070  $   3,234   $   1,277
                                                                  ---------  ---------  -----------
                                                                  ---------  ---------  -----------

(4) VEHICLES LEASED TO OTHERS AND RELATED LEASE RECEIVABLES

                                                                    DECEMBER 31,
                                                                --------------------  JUNE 30,
                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Vehicles leased to others.....................................  $   6,201  $   6,678  $   6,941
Less accumulated depreciation.................................     (1,276)    (1,352)    (1,279)
                                                                ---------  ---------  ---------
                                                                    4,925      5,326      5,662
  Less current portion, net...................................      3,201      3,462      3,680
                                                                ---------  ---------  ---------
                                                                $   1,724  $   1,864  $   1,982
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(4) VEHICLES LEASED TO OTHERS AND RELATED LEASE RECEIVABLES (CONTINUED)
    Lease receivables result from customer leases of vehicles under agreements which qualify as operating and direct-financing leases. Future minimum lease income from non-cancelable long-term leases and direct-financing leases are as follows:

                                                                                         DIRECT-
                                                                           OPERATING    FINANCING
                                                                          -----------  -----------
Year ending December 31:
  1996..................................................................   $   1,563    $     140
  1997..................................................................         884          118
  1998..................................................................         220           91
  1999..................................................................          44           51
  2000 and thereafter...................................................           8           50
                                                                          -----------       -----
                                                                           $   2,719    $     450
                                                                          -----------       -----
                                                                          -----------       -----

(5) NOTES PAYABLE

    Notes payable consist of a 9.25% credit line with a bank for the in-house financing of vehicle sales and leases. The Company may borrow up to $1,000 or 75% of the total in-house vehicle receivables under 60 days past due.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(6) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                                --------------------  JUNE 30,
                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Notes payable to officer and director,
  interest at 9%; due in ten equal annual
  installments beginning one year and ten
  days subsequent to demand by the
  note holder.................................................  $     925  $   3,865  $   3,262
Notes payable to related parties other than
  officer and director, interest at 8.0% to
  9.0%; due in ten equal annual installments
  beginning at various times subsequent to
  demand by the note holder...................................        827      1,234        316
Notes payable in monthly installments, including
  interest at 9%; maturing at various dates
  through 2000; secured by equipment..........................      1,092      1,404      1,039
Notes payable in monthly installments, including
  interest at 8.75% to 10%; maturing at
  various dates through 2000; secured by
  vehicles leased to others...................................      4,409      5,466      5,852
Mortgages payable in monthly installments of
  $105, including interest at 7.5% to 12%;
  maturing at various dates through 2013;
  secured by land and buildings...............................      1,092        858     --
Other.........................................................         24          1     --
                                                                ---------  ---------  ---------
                                                                    8,369     12,828     10,469
Less current maturities.......................................      1,621      2,085      2,207
                                                                ---------  ---------  ---------
                                                                $   6,748  $  10,743  $   8,262
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(6) LONG-TERM DEBT (CONTINUED)
    The schedule of future principal payments on long-term debt after December 31, 1995 is as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Year ending:
  1996..........................................................................   $    2,085
  1997..........................................................................        4,740
  1998..........................................................................        1,036
  1999..........................................................................          790
  2000 and thereafter...........................................................        4,177
                                                                                  ------------
                                                                                   $   12,828
                                                                                  ------------
                                                                                  ------------

(7) MINORITY INTEREST

    For the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996, the Company held notes receivable of $142, $678 and $565, respectively, from minority owners' of the Company. These notes are secured by the minority owners' interest in the Company and bear interest at .5% over prime rate and 10.5% respectively. The amount of the receivables are shown on the balance sheet as a reduction to minority interest.

(8) OWNERS' EQUITY

    CAPITAL STRUCTURE

    The capital structure of the corporations included in the combined balance sheet at December 31, 1994 is as follows:

                                                                       NO PAR COMMON STOCK
                                                              -------------------------------------
                                                              AUTHORIZED    ISSUED     OUTSTANDING
                                                              -----------  ---------  -------------
Lithia Motors, Inc..........................................       1,000         240          120
Lithia Leasing, Inc.........................................       1,000         100          100
Discount Auto and Truck Rental, Inc.........................      10,000       4,000        4,000
Lithia Rentals, Inc.........................................       5,000       2,667        2,667

    The capital structure of the corporations included in the combined balance sheet at December 31, 1995 is as follows:

                                                                       NO PAR COMMON STOCK
                                                              -------------------------------------
                                                              AUTHORIZED    ISSUED     OUTSTANDING
                                                              -----------  ---------  -------------
Lithia Motors, Inc..........................................       1,000         240          120
Lithia Leasing, Inc.........................................       1,000         100          100
Discount Auto and Truck Rental, Inc.........................      10,000       6,500        6,500
Lithia Rentals, Inc.........................................       5,000       2,667        2,667

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(9) PRO FORMA INCOME TAXES

    The unaudited pro forma amounts included in the accompanying pro forma balance sheet as of June 30, 1996, reflect the following unaudited pro forma adjustments:

    - Provisions for income taxes as if the Company had been a C Corporation, fully subject to federal and state income taxes.

    - A current deferred income tax asset of $997 and a deferred income tax liability of $594, established to effect the Company's conversion to C Corporation status. The net of these amounts will be credited to income tax expense as a nonrecurring credit upon the Company's conversion to C Corporation status but have been excluded from the pro forma statement of income.

    - A $2,738 S Corporation distribution payable to the current stockholders. This amount represents estimated undistributed S Corporation earnings of the Company from January 1, 1996 through the completion of the proposed IPO and the amount of the stockholders' S Corporation tax bases.

    The pro forma provision for income taxes reflects the income tax expense that would have been reported if the Company had been a C Corporation. The components of unaudited pro forma income taxes are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,             SIX-MONTHS
                                                        -------------------------------   ENDED JUNE
                                                          1993       1994       1995       30, 1996
                                                        ---------  ---------  ---------  -------------
Pro forma income taxes:
  Current:
    Federal...........................................  $     490  $   1,292  $   1,487    $     693
    State.............................................        102        269        309          144
                                                        ---------  ---------  ---------        -----
      Total current...................................        592      1,561      1,796          837
                                                        ---------  ---------  ---------        -----
  Deferred:
    Federal...........................................         87        (33)      (164)         (79)
    State.............................................         18         (7)       (34)         (16)
                                                        ---------  ---------  ---------        -----
      Total deferred..................................        105        (40)      (198)         (95)
                                                        ---------  ---------  ---------        -----
      Total pro forma income taxes....................  $     697  $   1,521  $   1,598    $     742
                                                        ---------  ---------  ---------        -----
                                                        ---------  ---------  ---------        -----

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(9) PRO FORMA INCOME TAXES (CONTINUED)
    The following tabulation reconciles the expected corporate federal income tax expense (computed by multiplying the Company's income before minority interest by 34%) to the Company's unaudited pro forma income tax expense:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,             SIX-MONTHS
                                                        -------------------------------   ENDED JUNE
                                                          1993       1994       1995       30, 1996
                                                        ---------  ---------  ---------  -------------
Expected pro forma income tax expense.................  $     607  $   1,350  $   1,412    $     647
State income taxes, net of federal tax effect.........         78        173        181           83
Other, net............................................         12         (2)         5           12
                                                        ---------  ---------  ---------        -----
                                                        $     697  $   1,521  $   1,598    $     742
                                                        ---------  ---------  ---------        -----
                                                        ---------  ---------  ---------        -----

    The tax effects of temporary differences that give rise to significant portions of the unaudited pro forma deferred income tax assets and liability as of June 30, 1996, are presented below:

Pro forma deferred income tax assets:
  Allowance and accruals.................................................  $     997
                                                                           ---------
      Total deferred income tax assets...................................        997

Pro forma deferred income tax liability:
  Property and equipment, principally due to differences in
    depreciation.........................................................       (594)
                                                                           ---------
      Pro forma net deferred income tax liability........................  $     403
                                                                           ---------
                                                                           ---------

(10) COMMITMENTS AND CONTINGENCY

    RECOURSE PAPER

    The Company is contingently liable to banks for recourse paper from the financing of vehicle sales. The contingent liability at December 31, 1994 and 1995 was approximately $77 and $206, respectively.

    OPERATING LEASES

    Substantially all of the Companies operations are conducted in leased facilities under noncancelable operating leases with Lithia Properties, LLC a related party (note 13). These leases expire at various dates through 1996. At the end of the lease term, all of the leases are renewable at the then fair rental value for periods of five to seven years.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(10) COMMITMENTS AND CONTINGENCY (CONTINUED)
    The minimum rental commitments under operating leases after December 31, 1995 are as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  -------------
1996............................................................................    $   2,265

    Rental expense for all operating leases was $1,849, $1,888 $1,993 and $1,023 for the years ended December 31, 1993, 1994 and 1995 and the six-month period ended June 30, 1996, respectively.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(11) PROFIT SHARING PLAN

    The Company has a defined contribution plan and trust (the 401(k) and profit sharing plan) covering substantially all full-time employees. Effective May 1, 1995, the Plan was amended to include a 401(k) component for eligible employees. The annual contribution to the plan is at the discretion of the Board of Directors of Lithia Motors, Inc. Contributions of $100, $100, $84 and $46 were paid for the years ended December 31, 1993, 1994, 1995 and the six-month period ended June 30, 1996, respectively. Employees may contribute up to 15% of compensation to the plan under certain circumstances.

(12) INVESTMENT IN UNCONSOLIDATED AFFILIATE

    The Company has an investment in Lithia Properties, LLC, the members of which are the Company (20%), Sidney DeBoer (35%), M.L. Dick Heimann (30%) and three of Mr. DeBoer's children (5% each). This investment is accounted for using the equity method. The following table summarizes activity in the Company's investment through June 30, 1996:

Investment in affiliate, December 31, 1993...........................  $     411
Equity in affiliate..................................................         77
Distributions from affiliate.........................................     --
                                                                       ---------
Investment in affiliate, December 31, 1994...........................        488
Equity in affiliate..................................................         81
Distributions from affiliate.........................................     --
                                                                       ---------
Investment in affiliate, December 31, 1995...........................        569
Equity in affiliate..................................................         22
Distributions from affiliate.........................................     --
                                                                       ---------
Investment in affiliate, June 30, 1996...............................  $     591
                                                                       ---------
                                                                       ---------

(13) RELATED PARTY TRANSACTIONS

    Substantially all of the real property on which the Company's business is located is owned by Lithia Properties, LLC, (note 12). The Company, leases its facilities under various lease agreements from Lithia Properties, LLC (note 10). Rental expense for these operating leases was $1,849, $1,888, $1,993 and $1,023 for the years ended December 31, 1993, 1994 and 1995 and the six-month period ended June 30, 1996, respectively. Recorded in other assets deposits relating to these operating leases of $178, $175 and $175 for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996, respectively relating to these operating leases is recorded in other current assets.

    The Company provides management services to Lithia Properties, LLC. Other income includes management fees of $288 for the years ended December 31, 1993, 1994 and 1995 and $144 for the six-month period ended June 30, 1996, respectively.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(13) RELATED PARTY TRANSACTIONS (CONTINUED)
    Lithia Properties, LLC leases certain equipment to the Company. Selling, general and administrative expense includes equipment rental expense of $27, $26, $27 and $10 for the years ended December 31, 1993, 1994 and 1995 and the six-month period ended June 30, 1996, respectively.

    The Company has notes payable included in long-term debt of $925, $3,865 and $3,262 for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996, respectively, to certain officers and directors. These notes accrue interest at 9% and are due in ten equal annual installments beginning one year and ten days subsequent to demand by the noteholder.

    The Company has agreed to guarantee certain indebtedness of Lithia Properties LLC incurred in connection with purchases of real property which secures the loan. The total indebtedness is approximately $11,917.

(14) SUBSEQUENT EVENTS (UNAUDITED)

    STOCK INCENTIVE PLAN

    In April, 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the Plan). The Plan provides for the granting of stock-based awards to executive officers (including those who are directors), to other employees and non-employee consultants of the Company. Either non-qualified or incentive stock options may be issued under this plan and are exercisable for a period of up to ten years from the date of grant. The Plan is permitted to issue up to 500 shares of the Company's Class A common stock. The following table summarizes stock option activity through June 30, 1996:

                                                                                                   PRICE
                                                                                    SHARES         RANGE
                                                                                  -----------  -------------
Outstanding options at December 31, 1995........................................      --       $    --
Granted.........................................................................       320.5     4.14 - 4.55
Exercised.......................................................................      --            --
Canceled........................................................................      --            --
                                                                                       -----   -------------
Outstanding options at June 30, 1996............................................       320.5   $ 4.14 - 4.55
                                                                                       -----   -------------
                                                                                       -----   -------------

    At June 30, 1996, no outstanding options were exercisable.

    STOCKHOLDER DISTRIBUTIONS

    As an S Corporation, the Company has made distributions to its stockholders partially to provide them with funds to pay income taxes on corporate earnings. Immediately prior to the completion of the proposed IPO, the Company intends to declare a distribution payable to existing stockholders of the Company. This distribution represents undistributed S Corporation earnings of the Company through the completion of the proposed IPO and the amount of the stockholders' S Corporation tax bases.

                              LITHIA MOTORS, INC.

                            AND AFFILIATED COMPANIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 (IN THOUSANDS)
                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                           JUNE 30, 1996 (UNAUDITED)

(14) SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    RESTRUCTURING

    On April 5, 1996, Lithia Motors, Inc. authorized 25,000 shares of Series B common stock and 100,000 shares of Series A common stock of which 3,000 and 0, respectively are outstanding. On October 8, the Board of Directors approved the filing of a registration statement with the SEC permitting the Company to sell shares of its Class A common stock. Prior to completion of the offering, the Company and other affiliated companies will consummate a restructuring which will result in each of the Company's dealerships and operating divisions becoming direct or indirect wholly-owned subsidiaries and Lithia Holdings, LLC owning all of the outstanding Class B common stock of the Company.

    ACQUISITIONS

    The Company has signed definitive agreements to purchase two additional dealerships described below. These purchases are subject to normal closing conditions and the approval of the appropriate factories.

    The Company has agreed to pay $2.25 million plus the new car and parts inventory at seller's cost for Roberts Dodge, a Dodge dealer in Eugene, Oregon. In addition, the Company will purchase the real property on which the dealership is located for $2.3 million.

    The Company has agreed to pay $1.05 million plus the new car and parts inventory at seller's cost for Sam Linder, Inc. a Honda, Cadillac, and Oldsmobile dealership in Salinas, California. In addition, the Company will purchase the real property on which the dealership is located for $2.33 million. Closing is scheduled to occur on or before November 1, 1996.

    LINE OF CREDIT

    The Company obtained a secured line of credit from a bank in the principal amount of $6.0 million which will be utilized to fund the cash portion of the acquisitions described above. The credit line bears interest at prime plus 75 basis points with interest due monthly during the first year "draw down" period, after which monthly payments are based on a ten-year amortization schedule, with final payment due five years from the initial advance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Roberts Dodge, Inc. and Affiliated Company:

    We have audited the accompanying combined balance sheets of Roberts Dodge, Inc. and Affiliated Company as of December 31, 1995, and the related combined statements of operations, changes in owners' equity, and cash flows for the years in the two-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Roberts Dodge, Inc. and Affiliated Company as of December 31, 1995 and the results of their operations and their cash flows for the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon
September 17, 1996

                              ROBERTS DODGE, INC.

                             AND AFFILIATED COMPANY

                            COMBINED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        DECEMBER 31,
                                                                                            1995
                                                                                        -------------   JUNE 30,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................    $   2,220     $   1,202
  Trade receivables, net..............................................................          555           785
  Inventories.........................................................................        4,383         4,766
  Prepaid expenses and other..........................................................            7            42
                                                                                             ------    -----------
        Total current assets..........................................................        7,165         6,795
                                                                                             ------    -----------
Property, plant and equipment, net....................................................        1,413         1,452
Other assets:
  Goodwill............................................................................           22            20
  Stockholder advances................................................................       --               178
  Other noncurrent assets.............................................................          156           174
                                                                                             ------    -----------
                                                                                                178           372
                                                                                             ------    -----------
                                                                                          $   8,756     $   8,619
                                                                                             ------    -----------
                                                                                             ------    -----------
                            LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Notes payable.......................................................................    $  --         $     200
  Flooring notes payable..............................................................        4,241         4,149
  Current maturities of long-term debt................................................        1,970         1,470
  Trade payables......................................................................          407           182
  Accrued liabilities.................................................................          213           496
                                                                                             ------    -----------
        Total current liabilities.....................................................        6,831         6,497
Long-term debt, less current maturities...............................................        1,125         1,056
                                                                                             ------    -----------
        Total liabilities.............................................................        7,956         7,553
                                                                                             ------    -----------
Commitments and contingency
Owners' equity:
  Common stock, no par value, 10,000 shares authorized, 100 shares issued and
    outstanding.......................................................................          250           250
  Retained earnings...................................................................          550           816
                                                                                             ------    -----------
        Total owners' equity..........................................................          800         1,066
                                                                                             ------    -----------
                                                                                          $   8,756     $   8,619
                                                                                             ------    -----------
                                                                                             ------    -----------

            See accompanying notes to combined financial statements.

                              ROBERTS DODGE, INC.

                             AND AFFILIATED COMPANY

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                             YEAR ENDED         SIX MONTHS ENDED
                                                                            DECEMBER 31,            JUNE 30,
                                                                        --------------------  --------------------
                                                                          1994       1995       1995       1996
                                                                        ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Sales:
  Vehicle.............................................................  $  26,383  $  27,999  $  14,233  $  15,609
  Service, parts and other............................................      3,588      3,895      1,920      2,074
                                                                        ---------  ---------  ---------  ---------
                                                                           29,971     31,894     16,153     17,683
                                                                        ---------  ---------  ---------  ---------
Cost of sales:
  Vehicle.............................................................     23,526     25,086     12,602     13,827
  Service, parts and other............................................      2,104      2,184      1,055      1,188
                                                                        ---------  ---------  ---------  ---------
                                                                           25,630     27,270     13,657     15,015
                                                                        ---------  ---------  ---------  ---------
      Gross profit....................................................      4,341      4,624      2,496      2,668
Selling, general and administrative...................................      3,654      3,828      1,946      2,165
                                                                        ---------  ---------  ---------  ---------
      Operating income................................................        687        796        550        503
                                                                        ---------  ---------  ---------  ---------
Other income (expense):
  Interest income.....................................................         27        101         15         78
  Interest expense....................................................       (477)      (602)      (299)      (302)
  Other, net..........................................................        (29)       (26)       (20)        (7)
                                                                        ---------  ---------  ---------  ---------
                                                                             (479)      (527)      (304)      (231)
                                                                        ---------  ---------  ---------  ---------
      Net income......................................................  $     208  $     269  $     246  $     272
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                              ROBERTS DODGE, INC.

                             AND AFFILIATED COMPANY

                COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   COMMON STOCK
                                                                             ------------------------   RETAINED
                                                                               SHARES       AMOUNT      EARNINGS      TOTAL
                                                                             -----------  -----------  -----------  ---------
Balance, December 31, 1993.................................................           1    $     250    $     135   $     385
Net income.................................................................      --           --              208         208
Distributions..............................................................      --           --              (37)        (37)
                                                                                     --
                                                                                               -----        -----   ---------
Balance, December 31, 1994.................................................           1          250          306         556
Net income.................................................................      --           --              269         269
Distributions..............................................................      --           --              (24)        (24)
                                                                                     --
                                                                                               -----        -----   ---------
Balance, December 31, 1995.................................................           1          250          551         801
Net income (unaudited).....................................................      --           --              272         272
Distributions (unaudited)..................................................      --           --               (7)         (7)
                                                                                     --
                                                                                               -----        -----   ---------
Balance, June 30, 1996 (unaudited).........................................           1    $     250    $     816   $   1,066
                                                                                     --
                                                                                     --
                                                                                               -----        -----   ---------
                                                                                               -----        -----   ---------

            See accompanying notes to combined financial statements.

                              ROBERTS DODGE, INC.

                             AND AFFILIATED COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                 YEAR ENDED         SIX MONTHS ENDED
                                                                                DECEMBER 31,            JUNE 30,
                                                                            --------------------  --------------------
                                                                              1994       1995       1995       1996
                                                                            ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................................  $     208  $     269  $     246  $     272
  Adjustments to reconcile net earnings to net
    cash provided by (used in) operating activities:
      Depreciation and amortization.......................................         87        125         50         49
      Changes in assets and liabilities:
        (Increase) decrease in trade receivables..........................        (10)       (73)       142       (230)
        (Increase) decrease in inventories................................     (1,139)       239        (54)      (383)
        (Increase) decrease in other current assets.......................        (13)         8        (12)       (35)
        Increase (decrease) in trade payables.............................         73        153        (26)      (224)
        Increase (decrease) in accrued liabilities........................         54         20        293        283
        Increase in other non current assets..............................       (130)       (50)      (177)      (196)
                                                                            ---------  ---------  ---------  ---------
          Net cash provided by (used in)
            operating activities..........................................       (870)       691        462       (464)
                                                                            ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures....................................................        (88)      (201)      (118)       (86)
                                                                            ---------  ---------  ---------  ---------
          Net cash used in investing activities...........................        (88)      (201)      (118)       (86)
                                                                            ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Net borrowings (repayments) on flooring
    notes payable.........................................................      1,340        (40)      (359)       (92)
  Net borrowings (repayments) on notes payable............................     --         --             25        200
  Principal payments on long-term debt....................................       (151)      (135)       (62)      (569)
  Proceeds from issuance of long-term debt................................     --          1,936         83     --
  Distributions...........................................................        (37)       (24)       (22)        (7)
                                                                            ---------  ---------  ---------  ---------
          Net cash provided by (used in)
            financing activities..........................................      1,152      1,737       (335)      (468)
                                                                            ---------  ---------  ---------  ---------
Net increase (decrease) in cash...........................................        194      2,227          9     (1,018)
Cash (book overdraft), beginning of period................................       (201)        (7)        (7)     2,220
                                                                            ---------  ---------  ---------  ---------
Cash (book overdraft), end of period......................................  $      (7) $   2,220  $       2  $   1,202
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                   ROBERTS DODGE, INC. AND AFFILIATED COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                       JUNE 30, 1995 AND 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS

    Roberts Dodge, Inc. and Affiliated Company's (the Company) is an Oregon Corporation. Its principal business is the retail sales of new Dodge automobiles obtained through an exclusive dealer agreement with Chrysler Motors Corporation (Chrysler) and the sale of used cars. In addition, the Company retails and wholesales replacement parts and provides vehicle servicing. The Company operates in the Eugene, Oregon area.

    PRINCIPLES OF COMBINATION

    The accompanying combined financial statements include the accounts of the following entities which are affiliated through common ownership:

    - Roberts Dodge, Inc.

    - Sole proprietorship - real estate

    All significant intercompany accounts and transactions, consisting principally of intercompany sales, have been eliminated upon combination.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers contracts in transit and all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES

    Vehicles are stated at the lower of cost or market, cost being determined on a specific identification basis. Parts are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) basis.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and is being depreciated over their estimated useful lives on the declining balance and straight-line basis. Expenditures for maintenance, repairs and minor renewals are expensed as incurred, while significant renewals and betterments are capitalized. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the account, and any gain or loss is credited or charged to income.

    FEDERAL INCOME TAXES

    The Company is organized as a sub-chapter S-Corporation under the Internal Revenue Code; therefore, the income earned by Roberts Dodge, Inc. is reported on the personal tax returns of the stockholders. Consequently, no provision for income taxes has been recorded in the accompanying financial statements.

                   ROBERTS DODGE, INC. AND AFFILIATED COMPANY

                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                       JUNE 30, 1995 AND 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MAJOR SUPPLIER AND DEALER AGREEMENT

    The Company purchases substantially all of its new vehicles and inventory from Chrysler at the prevailing prices charged by the automaker to all franchised dealers. The Company's overall sales could be impacted by the automaker's ability or unwillingness to supply the dealership with an adequate supply of popular models.

    The Dealer Agreement generally limits the location of the dealership and retains automaker approval rights over changes in dealership management and ownership. The automaker is also entitled to terminate the agreement if the dealership is material breach of the terms.

    INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited financial statements for the six-months ended June 30, 1996 and 1995 have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

    FINANCIAL INSTRUMENTS

    The carrying amount of cash equivalents, trade receivables, trade payable and short term borrowing approximate fair value because of the short-term nature of these instruments. The fair value of long-term debt was estimated by discounting the future cash flows using market interest rates and does not differ significantly from that reflected in the financial statements.

    Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    ADVERTISING

    The Company expenses production and other costs of advertising as incurred.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject Roberts Dodge to concentrations of credit risk consist principally of cash deposits. Concentrations of credit risk with respect to customer receivables are limited primarily to Chrysler Financial Corp. and financial institutions such as regional banks.

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and revenues and expenses during the two-year period then ended. The

                   ROBERTS DODGE, INC. AND AFFILIATED COMPANY

                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                       JUNE 30, 1995 AND 1996 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

    REVENUE RECOGNITION

    Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle is delivered to the customer or service is completed.

    RECOGNITION OF FINANCE FEES AND INSURANCE COMMISSIONS

    The Company arranges financing for its customers' vehicle purchases and arranges insurance in connection therewith. Financing contracts are reviewed by the dealership and are forwarded to Chrysler Financial Corp. and other financial institutions. The Company receives a fee from the financial institution for arranging the financing and receives a commission for the sale of an insurance policy. The Company is charged back (chargebacks) for a portion of this fee should the customer terminate the finance or insurance contract before its' scheduled term. Finance fees and insurance commissions, net of chargebacks, are classified with Service, Parts and Other revenue in the accompanying statement of operations.

(2) INVENTORIES AND RELATED NOTES PAYABLE

    The new and used vehicle inventory collateralizing related notes payable and other inventory were as follows:

                                                        DECEMBER 31, 1995         JUNE 30, 1996
                                                      ----------------------  ----------------------
                                                       INVENTORY     NOTES     INVENTORY     NOTES
                                                         COST       PAYABLE      COST       PAYABLE
                                                      -----------  ---------  -----------  ---------
New and demonstrator vehicles.......................   $   2,899   $   3,464   $   3,310   $   3,562
Used vehicles.......................................       1,180         777       1,203         587
Parts and accessories...............................         304      --             253      --
                                                      -----------  ---------  -----------  ---------
                                                       $   4,383   $   4,241   $   4,766   $   4,149
                                                      -----------  ---------  -----------  ---------
                                                      -----------  ---------  -----------  ---------

    The automaker finances new and used vehicle purchases by the Company. Floor plan financing bears interest at prime plus 1% (approximately 9.25% at June 30, 1996). The notes are collateralized by all of the Company's tangible and intangible personal property, including but not limited to, substantially all new, used and demonstrator vehicles, parts and accessories inventory, accounts receivable, and all machinery and equipment. The notes are generally due within ten days of the sale of the vehicles or within three days after receiving the sales proceeds, whichever is sooner. Accordingly, floor plan financing is classified as current in the accompanying balance sheet.

                   ROBERTS DODGE, INC. AND AFFILIATED COMPANY

                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                       JUNE 30, 1995 AND 1996 (UNAUDITED)

(3) PROPERTY, PLANT AND EQUIPMENT

                                                                       DECEMBER 31,    JUNE 30,
                                                                           1995          1996
                                                                       -------------  -----------
Buildings and improvements...........................................    $   1,047     $   1,047
Service and equipment................................................          204           206
Furniture, signs and fixtures........................................           69            69
Construction-in-progress.............................................       --                84
                                                                            ------    -----------
                                                                             1,320         1,406
Less accumulated depreciation........................................          328           375
                                                                            ------    -----------
                                                                               992         1,031
Land.................................................................          421           421
                                                                            ------    -----------
                                                                         $   1,413     $   1,452
                                                                            ------    -----------
                                                                            ------    -----------

(4) NOTES PAYABLE

    The Company has a $500 revolving line of credit with Chrysler Financial Corp. which is scheduled to mature on April 15, 1997. Outstanding borrowings by the Company totaled $200 at June 30, 1996 (unaudited). There were no outstanding borrowings at December 31, 1995. Advances under the credit line accrue interest at variable rates (9.5% at June 30, 1996) and are subject to the collateral and guaranty provisions in the Chrysler credit arrangement described in note 5.

                   ROBERTS DODGE, INC. AND AFFILIATED COMPANY

                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                       JUNE 30, 1995 AND 1996 (UNAUDITED)

(5) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                       DECEMBER 31,    JUNE 30,
                                                                           1995          1996
                                                                       -------------  -----------
Note payable to Chrysler, interest at 11% or if higher, prime plus
 1%, monthly installments of $11, maturing in 1997...................    $      74     $      45
Note payable to Chrysler, due in monthly installments of $1 plus
 interest at prime plus 5%...........................................           15            10
Demand notes payable to stockholder, interest at prime less 1.25%....        1,807         1,318
Note payable to Chrysler, monthly installments of $1 plus interest at
 10.25%..............................................................           46            41
Note payable to Chrysler, due in monthly installments of $15
 including interest at 9%............................................        1,144         1,105
Other................................................................            9             7
                                                                            ------    -----------
                                                                             3,095         2,526
Less current maturities..............................................        1,970         1,470
                                                                            ------    -----------
                                                                         $   1,125     $   1,056
                                                                            ------    -----------
                                                                            ------    -----------

    The schedule of future principal payments on long-term debt after December 31, 1995 is as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  -------------
Year ending:
  1996..........................................................................    $   1,970
  1997..........................................................................          120
  1998..........................................................................          110
  1999..........................................................................          110
  2000 and thereafter...........................................................          785
                                                                                       ------
                                                                                    $   3,095
                                                                                       ------
                                                                                       ------

    The Chrysler notes described above, and the revolving line of credit with Chrysler are personally guaranteed by the stockholders of the Company. Substantially all assets of the Company have been pledged as collateral for the notes. In addition, Chrysler requires guarantees from companies related through common ownership. The Company has guaranteed certain term notes for Roberts Ford, Inc. and Frontier Motors, Inc. The combined balances of these obligations are reflected on the books of the respective companies and totaled $950 at September 17, 1996.

    Interest paid to stockholders totaled $32 and $50 for the year ended December 31, 1995 and the six-month period ended June 30, 1996 (unaudited), respectively.

                   ROBERTS DODGE, INC. AND AFFILIATED COMPANY

                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                       JUNE 30, 1995 AND 1996 (UNAUDITED)

(6) COMMITMENTS AND CONTINGENCY

    RECOURSE PAPER

    The Company is contingently liable to Chrysler Financial Corp. for recourse paper from the financing of vehicle sales. The contingent liability at December 31, 1995 and the six-month period ended June 30, 1996 (unaudited) was approximately $331 and $143, respectively.

(7) PROFIT SHARING PLAN

    Effective January 1, 1994, the Company established a 401(k) profit-sharing plan covering substantially all employees. Contributions to the plan include elective salary reduction by the employees, and matching contributions up to a stated percentage and discretionary amounts by the Company. Company contributions totaled $7, $37, and $22 for the years ended December 31, 1994, 1995 and six-month period ended June 30, 1996 (unaudited), respectively.

(8) SUBSEQUENT EVENTS

    Roberts Dodge has executed a purchase and sale agreement whereby it has agreed to sell substantially all of its assets to Lithia Motors, Inc. The purchase price will consist of cash consideration of approximately $2.25 million for fixed assets and intangible assets, plus an additional amount for the new car and parts inventory valued at the seller's cost. The purchase price is payable as (i) $1.75 million plus the cost of the new car and parts inventory in cash at closing and (ii) a promissory note for $500,000, with interest at 8.5% per annum, payable in equal monthly installments for five years. The Company is not assuming any material liabilities as part of the acquisition. In addition, the Company will purchase the real property on which the dealership is located for $2.33 million, payable in cash at closing.

    Closing is scheduled to occur on or before November 1, 1996. The purchase is subject to normal closing conditions and the approval of Chrysler.

(9) RELATED PARTY TRANSACTIONS

    R & R Advertising (R & R) is an advertising agency owned by a stockholder of the Company. The Company purchases all their television and radio advertising through this agency. Approximately 50% of total advertising expense is purchased through R & R. Advertising expense was $527, $463 and $193 for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996 (unaudited), respectively.

    At June 30, 1996, trade receivables included a $200 balance due from Frontier Motors, Inc., a dealership owned 70% by the stockholder's of the Company.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder

Sam Linder, Inc.

    We have audited the accompanying balance sheet of Sam Linder, Inc. (dba Sam Linder Cadillac-Honda-Oldsmobile) as of December 31, 1995, and the related statements of operations and accumulated deficit and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sam Linder, Inc. as of December 31, 1995, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

Moss Adams LLP

Seattle, Washington

September 17, 1996

                                SAM LINDER, INC.
                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)
                                 BALANCE SHEET

                                                            DECEMBER 31,
                                                                1995
                                                            ------------    JUNE 30,
                                                                              1996
                                                                          ------------
                                                                          (UNAUDITED)
                                        ASSETS

Current Assets
  Cash and cash equivalents...............................  $ 1,128,900   $    537,200
  Receivables.............................................      537,300        471,600
  Inventories.............................................    2,433,400      2,931,100
  Notes receivable........................................      170,000        129,100
  Prepaid expenses and other..............................       19,000         60,700
                                                            ------------  ------------
    Total current assets..................................    4,288,600      4,129,700
Property, Plant and Equipment, net........................      270,600        354,400
Other Assets..............................................       33,700         32,000
                                                            ------------  ------------
                                                            $ 4,592,900   $  4,516,100
                                                            ------------  ------------
                                                            ------------  ------------

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Flooring notes payable..................................  $ 2,287,100   $  2,430,600
  Current maturities of obligation under capital lease....      --              21,500
  Trade payables..........................................      468,500        355,400
  Accrued liabilities.....................................      209,200        318,600
  Advances from stockholder...............................    1,461,500      1,163,000
                                                            ------------  ------------
    Total current liabilities.............................    4,426,300      4,289,100
Obligation Under Capital Lease, less current maturities...      --             104,200
                                                            ------------  ------------
    Total liabilities.....................................    4,426,300      4,393,300
                                                            ------------  ------------
Stockholders' Equity
  Common stock, $2,000 par value, 2,500 shares authorized,
    500 shares issued and outstanding.....................    1,000,000      1,000,000
  Accumulated deficit.....................................     (833,400 )     (877,200)
                                                            ------------  ------------
    Total stockholders' equity............................      166,600        122,800
                                                            ------------  ------------
                                                            $ 4,592,900   $  4,516,100
                                                            ------------  ------------
                                                            ------------  ------------

                     The accompanying notes are an integral
                      part of these financial statements.

                                SAM LINDER, INC.
                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)
                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                 YEAR ENDED                SIX MONTHS ENDED
                                                                DECEMBER 31,                   JUNE 30,
                                                        ----------------------------  ---------------------------
                                                            1994           1995           1995          1996
                                                        -------------  -------------  ------------  -------------
                                                                                              (UNAUDITED)
SALES
  Vehicle.............................................  $  16,112,600  $  22,889,800  $  9,494,000  $  10,975,400
  Service, body and parts.............................      2,692,300      2,550,600     1,283,500      1,446,700
  Finance and lease...................................        620,300      1,417,000       528,800        446,000
                                                        -------------  -------------  ------------  -------------
                                                           19,425,200     26,857,400    11,306,300     12,868,100
                                                        -------------  -------------  ------------  -------------
COST OF SALES
  Vehicle.............................................     14,808,400     20,936,700     8,588,700      9,945,200
  Service, body and parts.............................      1,448,600      1,393,500       703,000        669,500
  Finance and lease...................................        124,000        315,800       169,600        194,100
                                                        -------------  -------------  ------------  -------------
                                                           16,381,000     22,646,000     9,461,300     10,808,800
                                                        -------------  -------------  ------------  -------------
    Gross profit......................................      3,044,200      4,211,400     1,845,000      2,059,300

SELLING, GENERAL AND ADMINISTRATIVE                         3,038,700      3,928,000     1,824,200      1,912,000
                                                        -------------  -------------  ------------  -------------
    Operating income..................................          5,500        283,400        20,800        147,300
                                                        -------------  -------------  ------------  -------------
OTHER INCOME (EXPENSE)
  Interest expense....................................       (227,800)      (346,700)     (183,700)      (103,800)
  Other, net..........................................         (3,400)          (800)          500            200
                                                        -------------  -------------  ------------  -------------
                                                             (231,200)      (347,500)     (183,200)      (103,600)
                                                        -------------  -------------  ------------  -------------
NET (LOSS) INCOME.....................................       (225,700)       (64,100)     (162,400)        43,700

ACCUMULATED DEFICIT
  Beginning of period.................................       (542,000)      (769,300)     (769,300)      (833,400)
  Dividends...........................................         (1,500)      --             --             (87,500)
                                                        -------------  -------------  ------------  -------------
  End of period.......................................  $    (769,300) $    (833,400) $   (931,700) $    (877,200)
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------

                     The accompanying notes are an integral
                      part of these financial statements.

                                SAM LINDER, INC.
                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)
                            STATEMENT OF CASH FLOWS

                                                                           YEAR ENDED         SIX MONTHS ENDED
                                                                          DECEMBER 31,            JUNE 30,
                                                                      --------------------  --------------------
                                                                        1994       1995       1995       1996
                                                                      ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.................................................  $(225,700) $ (64,100) $(162,400) $  43,700
  Adjustments to reconcile net (loss) income to net cash provided by
    (used in) operating activities
    Depreciation and amortization...................................     92,700     92,500     51,400     47,600
    Change in allowance for doubtful accounts.......................     --         86,000     89,000     (2,000)
Changes in assets and liabilities
    (Increase) decrease in receivables..............................   (159,700)   (14,900)    94,700     67,700
    (Increase) decrease in inventories..............................    446,500   (235,200)   (61,700)  (497,700)
    (Increase) decrease in other current assets.....................      3,500     (6,200)  (113,800)   (41,700)
    (Increase) decrease in other noncurrent assets..................      3,600     (4,700)    (3,100)     1,700
    Increase (decrease) in trade payables...........................    (91,500)   261,300    123,300   (113,100)
    Increase (decrease) in accrued liabilities......................     70,500    (40,700)    15,900    109,400
    Increase in accrued interest on advances from stockholder.......    103,800    140,200     70,100    140,200
                                                                      ---------  ---------  ---------  ---------
        Net cash provided by (used in) operating activities.........    243,700    214,200    103,400   (244,200)
                                                                      ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net collections (increase) of notes receivable....................       (300)   316,200    161,900     40,900
  Acquisition of property and equipment.............................     (3,900)   (17,800)    (8,300)    --
                                                                      ---------  ---------  ---------  ---------
        Net cash provided by (used in) investing activities.........     (4,200)   298,400    153,600     40,900
                                                                      ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) on flooring notes payable.............     81,500    143,300   (655,300)   143,500
  Principal payments on long-term debt..............................    (40,000)   (73,300)   (64,000)    --
  Net borrowings (repayments) on advances from stockholder..........   (195,200)   180,000    200,000   (438,700)
  Principal payments on obligations under capital lease.............     --         --         --         (5,700)
  Dividends paid....................................................     (1,500)    --         --        (87,500)
                                                                      ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities.........   (155,200)   250,000   (519,300)  (388,400)
                                                                      ---------  ---------  ---------  ---------
        Net increase (decrease) in cash and cash equivalents........     84,300    762,600   (262,300)  (591,700)
CASH AND CASH EQUIVALENTS
  Beginning of period...............................................    282,000    366,300    366,300  1,128,900
                                                                      ---------  ---------  ---------  ---------
  End of period.....................................................  $ 366,300  $1,128,900 $ 104,000  $ 537,200
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for interest..........................  $ 124,000  $ 206,500  $ 113,600  $ 103,800
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
  Cash paid during the period for income taxes......................  $     800  $     800  $     800  $     800
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
  Non-cash investing and financing activities:
    Equipment acquired through capital lease........................  $  --      $  --      $  --      $ 131,400
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------

                     The accompanying notes are an integral
                      part of these financial statements.

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND NATURE OF BUSINESS -- Sam Linder, Inc., dba Sam Linder Cadillac-Honda-Oldsmobile (the Company), was established as a corporation on November 30, 1989. The purpose of the Company is to engage in retail sales of new Cadillac, Honda and Oldsmobile vehicles obtained through dealership agreements, used vehicles, parts and service. The Company sells to individuals and commercial businesses located primarily in the Salinas, California area.

    CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, the Company considers contracts in transit and all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES -- New vehicle, used vehicle and parts and accessories inventories are stated at the lower of cost or market. Cost is determined by using the last-in, first-out (LIFO) method.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost and are being depreciated over their estimated useful lives, principally using the straight-line method. Expenditures for maintenance, repairs and minor renewals are expensed as incurred, while significant renewals and betterments are capitalized. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the account, and any gain or loss is credited or charged to income.

    INCOME TAXES -- The Company, with the consent of its stockholder, has elected to be an S Corporation under the Internal Revenue Code and California Revenue and Taxation Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income or receive a deduction for their proportionate share of the Company's taxable loss. The Company is subject to a 1.5% California franchise tax on taxable income, with a minimum amount of $800 payable annually.

    INTERIM FINANCIAL STATEMENTS -- The accompanying unaudited financial statements for the six-months ended June 30, 1995 and 1996 have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

    ADVERTISING -- The Company expenses production and other costs of advertising as incurred. Advertising expense for the years ended December 31, 1995 and 1994 were $386,100 and $190,700, respectively. Advertising expense for the six months ended June 30, 1996 and 1995 were $189,900 (unaudited) and $150,000 (unaudited), respectively.

    CONCENTRATIONS OF CREDIT RISK -- Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base. Receivables arising from vehicle sales are secured by the related vehicle. Receivables arising from all other sales are unsecured open accounts.

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At December 31, 1995, the Company has deposits in excess of amounts insured by the FDIC.

    MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and June 30, 1996 and revenues and

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expenses during the years ended December 31, 1994 and 1995 and the six month periods ended June 30, 1995 and 1996. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

    REVENUE RECOGNITION -- Revenue from the sale of cars is recognized upon delivery, when the sales contract is signed and down payment has been received. Income from finance and insurance commissions is recorded separately on an accrual basis.

    MAJOR SUPPLIER AND DEALER AGREEMENT -- The Company purchases substantially all of its new vehicles and inventory from automakers at the prevailing prices charged by the automakers to all franchised dealers. The Company's overall sales could be impacted by the automaker's ability or unwillingness to supply the dealership with an adequate supply of popular models. The Dealer Agreement generally limits the location of the dealership and retains automaker approval rights over changes in dealership management and ownership. The automaker is also entitled to terminate the agreement if the dealership is material breach of the terms.

NOTE 2 -- RECEIVABLES

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------   JUNE 30,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Trade receivables.................................................   $  482,900    $ 373,900
Finance reserves..................................................       54,700       91,700
Employee receivables..............................................       26,700       31,000
                                                                    ------------  -----------
                                                                        564,300      496,600
Less allowance for doubtful accounts..............................       27,000       25,000
                                                                    ------------  -----------
                                                                     $  537,300    $ 471,600
                                                                    ------------  -----------
                                                                    ------------  -----------

NOTE 3 -- NOTES RECEIVABLE

                                                                                        DECEMBER 31,
                                                                                            1995
                                                                                        ------------   JUNE 30,
                                                                                                         1996
                                                                                                      -----------
                                                                                                      (UNAUDITED)
VARIOUS NOTES RECEIVABLE ARISING FROM IN-HOUSE FINANCING OF USED VEHICLE SALES, with payments of principal and interest required either weekly, semi-monthly, or monthly and terms range from twelve to twenty-four months. Interest rates range from 8.9% to
  19.75%, and the notes are collateralized by the related vehicles....................   $  272,000    $ 231,100
NOTE RECEIVABLE FROM RELATED PARTY, with interest at .5% above prime plus .50% due
  monthly, principal due on demand, unsecured.........................................       50,000       50,000
                                                                                        ------------  -----------
                                                                                            322,000      281,100
Less allowance for doubtful accounts..................................................      152,000      152,000
                                                                                        ------------  -----------
                                                                                         $  170,000    $ 129,100
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- INVENTORIES AND RELATED NOTES PAYABLE

    The new and used vehicle inventory collateralizing related notes payable and other inventory are as follows:

                                                               DECEMBER 31, 1995             JUNE 30, 1996
                                                           --------------------------  --------------------------
                                                            INVENTORY       NOTES       INVENTORY       NOTES
                                                               COST        PAYABLE         COST        PAYABLE
                                                           ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
New and demonstrator vehicles............................  $  1,800,800  $  2,287,100  $  2,297,000  $  2,430,600
Used vehicles............................................     1,059,300       --          1,132,900       --
Parts and accessories....................................       225,800       --            181,800       --
                                                           ------------  ------------  ------------  ------------
Inventories at FIFO......................................     3,085,900     2,287,100     3,611,700     2,430,600
Less LIFO reserve for new and used vehicles and parts
 inventories.............................................       652,500       --            680,600       --
                                                           ------------  ------------  ------------  ------------
Inventories at LIFO......................................  $  2,433,400  $  2,287,100  $  2,931,100  $  2,430,600
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

    If the specific identification and the first-in, first-out (FIFO) methods had been used in the accompanying financial statements, net loss would have decreased by $65,900 and $122,000 to net income of $1,800 and net loss of $103,700 for the years ended December 31, 1995 and 1994, respectively. Net income would have increased by $28,100 and net loss would have decreased by $32,900 to net income of $71,800 and net loss of $129,500 for the six months ended June 30, 1996 and 1995, respectively (unaudited). Stockholder's equity would have increased to $819,100 and $803,400 (unaudited) at December 31, 1995 and June 30, 1996.

    Notes payable consist of floor plan notes to Bank of America National Trust and Savings Association, secured by new and used vehicle inventories. The notes are payable on specific dates after sale of units, with monthly curtailments including interest at the bank's reference rate plus .75% (8.75% at December 31, 1995). The floor plan agreement requires the Company to meet certain financial covenants as defined by the agreement. The Company must maintain a current ratio of 1.25 to 1.0, working capital of $850,000, tangible net worth of $2,000,000 and a ratio of liabilities to tangible net worth of 2.25 to 1.0, all as defined in the agreement. Additional restrictions apply to incurring direct or contingent debt, capital expenditures and changes in ownership. Floor plan notes payable are guaranteed by the Company's majority stockholder.

    The Company recognized manufacturers' floor plan interest expense subsidies of approximately $82,000 and $51,000 for the years ended December 31, 1995 and 1994, respectively, and $15,000 and $9,000 for the six months ended June 30, 1996 and 1995, respectively (unaudited). These amounts have been offset against floor plan interest expense in the accompanying statements of operations.

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

                                                DECEMBER
                                                31, 1995
                                               ----------   JUNE 30,
                                                              1996
                                                           -----------
                                                           (UNAUDITED)
Company vehicles.............................  $  32,500   $   32,500
Equipment....................................    206,300      206,300
Furniture and fixtures.......................    299,000      299,000
Leasehold improvements.......................    278,600      278,600
Signs........................................     13,700       13,700
Equipment under capital lease................     --          131,400
                                               ----------  -----------
                                                 830,100      961,500
Less accumulated depreciation and
  amortization...............................    559,500      607,100
                                               ----------  -----------
                                               $ 270,600   $  354,400
                                               ----------  -----------
                                               ----------  -----------

NOTE 6 -- OBLIGATION UNDER CAPITAL LEASE

    At June 30, 1996, future minimum lease payments for equipment under a capital lease agreement are as follows:

YEAR ENDING JUNE 30,
----------------------------------------------------------------------------------
1997..............................................................................  $   33,000
1998..............................................................................      33,000
1999..............................................................................      33,000
2000..............................................................................      33,000
2001..............................................................................      22,000
                                                                                    ----------
Total minimum lease payments......................................................     154,000
Less imputed interest.............................................................      28,300
                                                                                    ----------
Present value of minimum lease payments...........................................     125,700
                                                                                    ----------
Less current maturities...........................................................      21,500
                                                                                    ----------
                                                                                    $  104,200
                                                                                    ----------
                                                                                    ----------

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- TRANSACTIONS WITH RELATED PARTIES

    NOTE RECEIVABLE -- As further discussed in Note 3, a note receivable is due from an entity owned by the Company's majority stockholder.

    ADVANCES -- Advances from the majority stockholder are unsecured and due on demand after December 31, 1996. Interest on the advances has been accrued at the rate of 6% per annum. At December 31, 1995 and June 30, 1996, $600,000 of the advances have been subordinated to Bank of America National Trust and Savings Association.

    MANAGEMENT SERVICES FEE -- In 1996, the Company paid $100,000 to an entity affiliated through common ownership for management services to be provided during 1996. The amount paid is being amortized monthly, with $50,000 being charged to operations for the six months ended June 30, 1996.

    LEASE AGREEMENT -- As further discussed in Note 8, the Company leases its premises from the majority stockholder.

NOTE 8 -- COMMITMENTS AND CONTINGENCY

    The Company is obligated under a noncancellable operating lease with the stockholder for the rental of its facilities through November 1999. The Company is also obligated under a noncancellable operating sublease for the rental of a car lot through August 1997. An option exists to extend this lease to August 2000.

    The Company leases equipment under noncancellable agreements which expire in May, 2000. Following is a schedule of the approximate future minimum lease payments under the above noncancellable operating leases:

YEAR ENDING DECEMBER 31,                                    STOCKHOLDER    OTHER      TOTAL
----------------------------------------------------------  -----------  ---------  ----------
1996 (six months).........................................   $ 120,000   $  15,000  $  135,000
1997......................................................     240,000      34,000     274,000
1998......................................................     240,000       7,000     247,000
1999......................................................     220,000       2,000     222,000
2000......................................................      --           2,000       2,000
                                                            -----------  ---------  ----------
                                                             $ 820,000   $  60,000  $  880,000
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- COMMITMENTS AND CONTINGENCY (CONTINUED)
    Rental expense incurred on operating leases amounted to approximately $285,000 and $280,000 for the years ended December 31, 1995 and 1994, respectively, with $240,000 being attributable to the lease with the stockholder for each of the years. Rental expense incurred on operating leases amounted to approximately $136,000 for the six months ended June 30, 1996 and 1995, with $120,000 being attributable to the lease with the stockholder in each of the six month periods.

    ENVIRONMENTAL -- Substantially all of the Company's facilities are subject to federal, state and local provisions regulating the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

    During the year ended December 31, 1995, the Company removed its underground gasoline and used motor oil storage tanks and cleaned up minor contamination surrounding the tanks. The Company does not expect to incur any further liability related to this clean-up. The Company has no plans to seek reimbursement from the State of California for the clean-up under SB 2004, the Underground Storage Tank Clean-up Fund.

    Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

    In general, costs related to environmental remediation are charged to expense. Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.

NOTE 9 -- FAIR VALUE OF SIGNIFICANT FINANCIAL INSTRUMENTS

    The carrying amount of cash equivalents, trade receivables, trade payables and flooring notes payable approximate fair value because of the short-term nature of these instruments.

    Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    The carrying amounts and estimated fair values of the Company's significant financial instruments, none of which are held for trading purposes, are as follows:

                                                     DECEMBER 31, 1995       JUNE 30, 1996 (UNAUDITED)
                                                 --------------------------  --------------------------
                                                   CARRYING                    CARRYING
                                                    AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                 ------------  ------------  ------------  ------------
Financial assets
  Notes receivable.............................  $    170,000  $    170,000  $    129,100  $    129,100
Financial liabilities
  Flooring notes payable.......................  $  2,287,100  $  2,287,100  $  2,430,600  $  2,430,600

    The carrying amounts shown in the above table are included in the balance sheet under the indicated captions.

                                SAM LINDER, INC.

                   (DBA SAM LINDER CADILLAC-HONDA-OLDSMOBILE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- FAIR VALUE OF SIGNIFICANT FINANCIAL INSTRUMENTS (CONTINUED)
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Notes Receivable -- The fair values are based on the current rates offered by the Company for loans of the same remaining maturities with similar risks and collateral requirements.

    Flooring Notes Payable -- The carrying amounts approximate fair value because the interest rate fluctuates with the lender's prime rate.

    Advances From Stockholder -- It is not practicable to determine the fair value of advances from the majority stockholder, as the related party nature of the transaction impacts the repayment terms.

NOTE 10 -- LABOR AGREEMENT

    Mechanics account for approximately 25% of the Company's work force and are covered by a collective bargaining agreement. This agreement was renewed in June 1996 for a three year period.

NOTE 11 -- SUBSEQUENT EVENT

    Sam Linder, Inc. has executed a purchase and sale agreement whereby it has agreed to sell substantially all if its assets to Lithia Motors, Inc. The purchase price will consist of cash consideration of approximately $1,049,000 for property, plant and equipment and intangible assets, plus an amount for parts inventory. In addition, the purchaser will acquire the new vehicle inventories at the cost paid to the manufacturer and used vehicle inventories at a negotiated value. The sale is subject to customary closing conditions and approval of the change in ownership by the franchisers.

                             INDEPENDENT AUDITORS' REPORT


To the Stockholders
Melody Vacaville, Inc.

We have audited the accompanying balance sheet of Melody Vacaville, Inc. (dba Melody Toyota-Kia Vacaville) as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Melody Vacaville, Inc. as of December 31, 1995, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.





Moss Adams LLP
Seattle, Washington
October 25, 1996

                                MELODY VACAVILLE, INC.
                          (DBA MELODY TOYOTA-KIA VACAVILLE)


                                    BALANCE SHEET

                                        ASSETS
                                                   December 31,    June 30,
                                                      1995           1996
                                                   -----------    -----------
                                                                  (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                        $ 2,013,200    $ 2,201,800
  Receivables                                          553,000        888,000
  Inventories                                        4,137,900      4,223,000
  Prepaid expenses and other                            89,200        129,100
                                                   -----------    -----------
          Total current assets                       6,793,300      7,441,900

PROPERTY AND EQUIPMENT, net                            256,000        230,500
                                                   -----------    -----------
                                                   $ 7,049,300    $ 7,672,400
                                                   -----------    -----------
                                                   -----------    -----------

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Flooring notes payable                          $  4,054,600    $ 4,447,300
  Current maturities of long-term debt                 306,300        285,400
  Note payable to related party                          -             50,000
  Trade payables, including retained bank checks     2,343,200      3,054,400
  Accrued liabilities                                  233,700        214,700
                                                   -----------    -----------
          Total current liabilities                  6,937,800      8,051,800

LONG-TERM DEBT, less current maturities                584,900        586,000
                                                   -----------    -----------
          Total liabilities                          7,522,700      8,637,800
                                                   -----------    -----------

STOCKHOLDERS' DEFICIT
  Common stock, no par value, 200,000 shares
    authorized, 100,000 shares issued and
    outstanding                                      1,881,000      1,881,000
  Additional paid-in capital                           282,000        282,000
  Note receivable from stockholder                     (85,200)       (85,200)
  Accumulated deficit                               (2,551,200)    (3,043,200)
                                                   -----------    -----------
          Total stockholders' deficit                 (473,400)      (965,400)
                                                   -----------    -----------
                                                   $ 7,049,300    $ 7,672,400
                                                   -----------    -----------
                                                   -----------    -----------

                        The accompanying notes are an integral
                         part of these financial statements.

                                MELODY VACAVILLE, INC.
                          (DBA MELODY TOYOTA-KIA VACAVILLE)

                               STATEMENT OF OPERATIONS


                                                        Year Ended                 Six Months Ended
                                                        December 31,                    June 30,
                                                ---------------------------   ---------------------------
                                                    1994           1995           1995           1996
                                                ------------   ------------   ------------   ------------
                                                                                       (Unaudited)
SALES
  Vehicle                                      $ 33,518,500   $ 24,141,500   $ 13,541,600   $ 12,715,800
  Service and parts                               3,478,300      2,608,400      1,358,500      1,396,000
  Finance and lease                               1,735,200      1,060,500        590,900        552,700
                                                -----------   ------------    -----------     ----------
                                                 38,732,000     27,810,400     15,491,000     14,664,500
                                                -----------   ------------    -----------     ----------
COST OF SALES
  Vehicle                                        30,723,200     22,858,400     12,499,500     12,150,300
  Service and parts                               1,889,900      1,426,800        775,800        784,300
  Finance and lease                                 880,400        572,900        294,200        292,300
                                                -----------   ------------    -----------     ----------
                                                 33,493,500     24,858,100     13,569,500     13,226,900
                                                -----------   ------------    -----------     ----------
        Gross profit                              5,238,500      2,952,300      1,921,500      1,437,600
SELLING, GENERAL AND
  ADMINISTRATIVE                                  4,800,400      4,254,400      2,062,600      1,785,200
                                                -----------   ------------    -----------     ----------
        Operating income (loss)                     438,100     (1,302,100)      (141,100)      (347,600)
                                                -----------   ------------    -----------     ----------
OTHER INCOME (EXPENSE)
  Interest expense                                 (393,400)      (474,700)      (254,600)      (161,400)
  Other, net                                         53,300        165,000         43,100         17,000
                                                -----------   ------------    -----------     ----------
                                                   (340,100)      (309,700)      (211,500)      (144,400)
                                                -----------   ------------    -----------     ----------
NET INCOME (LOSS)                               $    98,000   $ (1,611,800)   $  (352,600)    $ (492,000)
                                                -----------   ------------    -----------     ----------
                                                -----------   ------------    -----------     ----------



                        The accompanying notes are an integral
                         part of these financial statements.

                                MELODY VACAVILLE, INC.
                          (DBA MELODY TOYOTA-KIA VACAVILLE)

                          STATEMENT OF STOCKHOLDERS' DEFICIT

                                                                                        Note
                                              Common Stock             Additional    Receivable
                                         ------------------------       Paid-In         From      Accumulated
                                          Shares        Amount          Capital      Stockholder     Deficit          Total
                                         ---------   ------------     -----------   -----------  -------------    -----------
Balance, December 31, 1993 (Unaudited)     36,328    $ 1,531,000      $     -       $      -     $   (573,100)    $  957,900
  Note receivable from stockholder            -              -           85,200        (85,200)           -              -
  Net income for the year ended
     December 31, 1994                        -              -              -              -           98,000         98,000
                                         ---------   ------------     ----------     ----------  -------------    -----------
Balance, December 31, 1994                 36,328      1,531,000         85,200        (85,200)      (475,100)     1,055,900
  Net loss for the year ended
     December 31, 1995                        -              -              -              -       (1,611,800)    (1,611,800)
  Distribution to stockholder                 -              -              -              -         (464,300)      (464,300)
  Capital contribution                        -              -          196,800            -              -          196,800
  Issuance of common stock                 12,109        350,000            -              -              -          350,000
  Stock split                              51,563            -              -              -              -              -
                                         ---------   ------------     ----------     ----------  -------------    -----------
Balance, December 31, 1995                100,000      1,881,000        282,000        (85,200)    (2,551,200)      (473,400)
  Net loss for the six months ended
     June 30, 1996                            -              -              -              -         (492,000)      (492,000)
                                         ---------   ------------     ----------     ----------  -------------    -----------

Balance, June 30, 1996                    100,000    $ 1,881,000      $ 282,000      $ (85,200)  $ (3,043,200)    $ (965,400)
                                         ---------   ------------     ----------     ----------  -------------    -----------
                                         ---------   ------------     ----------     ----------  -------------    -----------


                        The accompanying notes are an integral
                         part of these financial statements.

                                MELODY VACAVILLE, INC.
                          (DBA MELODY TOYOTA-KIA VACAVILLE)

                               STATEMENT OF CASH FLOWS

                                                                   Year Ended                  Six Months Ended
                                                                   December 31,                     June 30,
                                                           --------------------------    --------------------------
                                                                1994          1995           1995           1996
                                                           -----------    -----------    -----------    -----------
                                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income                                        $    98,000    $(1,519,400)   $  (352,600)   $  (492,000)
  Adjustments to reconcile net (loss) income to net cash
      provided by (used in) operating activities
    Depreciation and amortization                              111,100        109,900         35,900         46,400
    Change in allowance for doubtful accounts                       -          56,000         20,000        (24,500)
    (Gain) loss on disposition of fixed assets                   1,500       (181,000)        14,500         -
  Changes in assets and liabilities
    (Increase) decrease in receivables                        (206,200)       394,600       (179,200)      (310,500)
    (Increase) decrease in inventories                      (1,397,700)       913,000     (1,062,200)       (85,100)
    (Increase) decrease in other current assets                (17,200)       (15,400)       (57,700)       (39,900)
    Increase (decrease) in trade payables                      (77,000)     2,051,000        916,800        711,200
    Increase (decrease) in accrued liabilities                  84,700       (180,900)       (83,800)       (19,000)
                                                           -----------    -----------    -----------    -----------
        Net cash provided by (used in) operating
          activities                                        (1,402,800)     1,627,800       (748,300)      (213,400)
                                                           -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of land                                    -             600,000         -                -
  Acquisition of property and equipment                       (163,100)       (20,300)       (14,000)       (20,900)
                                                           -----------    -----------    -----------    -----------
        Net cash provided by (used in) investing
          activities                                          (163,100)       579,700        (14,000)       (20,900)
                                                           -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) on flooring notes payable      1,180,100       (350,900)     1,169,600        392,700
  Principal payments on long-term debt                         (99,900)      (547,800)      (125,700)      (111,100)
  Proceeds from long-term debt                                  -             580,000         -             141,300
  Dividends paid                                                -            (464,300)        -              -
  Issuance of common stock                                      -             350,000         -              -
  Contribution of capital                                       -             196,900         -              -
                                                           -----------    -----------    -----------    -----------
        Net cash provided by (used in) financing
          activities                                         1,080,200       (236,100)     1,043,900        422,900
                                                           -----------    -----------    -----------    -----------
        Net increase (decrease) in cash and cash
          equivalents                                         (485,700)     1,971,400        281,600        188,600

CASH AND CASH EQUIVALENTS
  Beginning of period                                          527,500         41,800         41,800      2,013,200
                                                           -----------    -----------    -----------    -----------
  End of period                                            $    41,800    $ 2,013,200    $   323,400    $ 2,201,800
                                                           -----------    -----------    -----------    -----------
                                                           -----------    -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURES OF
    CASH FLOW INFORMATION
  Cash paid during the period for interest                 $   393,400    $   474,700    $   254,600    $   165,000
                                                           -----------    -----------    -----------    -----------
                                                           -----------    -----------    -----------    -----------
  Cash paid during the period for income taxes             $       800    $       800    $       800    $       800
                                                           -----------    -----------    -----------    -----------
                                                           -----------    -----------    -----------    -----------



                        The accompanying notes are an integral
                         part of these financial statements.

                                MELODY VACAVILLE, INC.
                          (DBA MELODY TOYOTA-KIA VACAVILLE)

                            NOTES TO FINANCIAL STATEMENTS


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION AND NATURE OF BUSINESS - Melody Vacaville, Inc., dba Melody Toyota-Kia Vacaville (the Company), was established as a corporation on January 16, 1990, under the name Wilson/Malasoma, Inc. In March 1993, the name of the corporation was changed to Melody Vacaville, Inc. Through October 1995, majority ownership of the Company was held by an individual who also owned another automotive dealership. In November 1995, the majority stockholder sold his interest in the Company to the minority stockholder. Subsequent to the stock transaction, a stock split was declared, resulting in an increase in the number of shares which the Company is authorized to issue from 100,000 to 200,000. The 48,437.33 shares outstanding prior to the split were converted into 100,000 shares.

        The purpose of the Company is to engage in retail sales of new Toyota and Kia vehicles obtained through dealership agreements, used vehicles, parts and service. The Company sells to individuals and commercial businesses located primarily in the Vacaville, California area.

        MAJOR SUPPLIER AND DEALER AGREEMENT - The Company purchases substantially all of its new vehicles and inventory from automakers at the prevailing prices charged by the automakers to all franchised dealers. The Company's overall sales could be impacted by the automaker's ability or unwillingness to supply the dealership with an adequate supply of popular models. The Dealer Agreement generally limits the location of the dealership and retains automaker approval rights over changes in dealership management and ownership. The automaker is also entitled to terminate the agreement if the dealership is material breach of the terms.

        The Company is presently operating under a dealer agreement with Toyota, which expires on November 1, 1997. The agreement requires the Company to maintain specified sales, net working capital, and debt to equity, among other matters. If the Company is in compliance with the terms of the agreement on November 1, 1997, Toyota will enter into a new standard six-year dealer agreement with the Company.

        At December 31, 1995 and June 30, 1996, the Company is not in compliance with certain covenants included in the dealer agreement. Further, financial information previously provided to Toyota includes various false representations as to the financial position of the Company. Under the terms of the agreement, Toyota may treat this as an event that will terminate the dealer agreement. If the agreement is terminated, the Company will not be able to continue its existence, unless a suitable replacement franchise is obtained. However, as further discussed in Note 11, the Company is in the process of selling the majority of its operating assets and transferring the dealer agreement to an unrelated entity.

                                MELODY VACAVILLE, INC.
                          (DBA MELODY TOYOTA-KIA VACAVILLE)

                      NOTES TO FINANCIAL STATEMENTS  (CONTINUED)


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
        (CONTINUED)

        CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers contracts in transit and all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. Bank checks written but not released as of the balance sheet dates are included in flooring notes payable or accounts payable, depending on the original classification of the liability being paid.

        INVENTORIES - New vehicle, used vehicle and parts and accessories inventories are stated at the lower of cost or market. Cost for new vehicles is determined by using the last-in, first-out (LIFO) method. Cost for used vehicles is based on the specifically identified amounts. For parts inventories, cost is based on current catalog prices, which approximates cost determined using the first-in, first-out method.

        PROPERTY AND EQUIPMENT - Property and equipment are stated at cost and are being depreciated over their estimated useful lives, principally using the straight-line method. Expenditures for maintenance, repairs and minor renewals are expensed as incurred, while significant renewals and betterments are capitalized. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the account, and any gain or loss is credited or charged to income.

        INCOME TAXES - The Company, with the consent of its stockholders, has elected to be an S Corporation under the Internal Revenue Code and California Revenue and Taxation Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income or receive a deduction for their proportionate share of the Company's taxable loss. The Company is subject to a 1.5% California franchise tax on taxable income, with a minimum amount of $800 payable annually.

        As discussed in Note 8, a portion of a transaction involving the former majority stockholder has been treated as dividend. Since a proportionately equal distribution was not paid to the minority stockholder, this could be considered an event which could terminate the Company's S election. In addition, other tax-related elections made by the Company could also be jeopardized. If the S election were to be terminated, the Company would be required to pay Federal income and state of California franchise tax on taxable income. These financial statements do not include any adjustments that may be necessary should the S election be terminated.

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

        INTERIM FINANCIAL STATEMENTS - The accompanying unaudited financial statements for the six-months ended June 30, 1995 and 1996 have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

        ADVERTISING - The Company expenses production and other costs of advertising as incurred. Advertising expense for the years ended December 31, 1995 and 1994 were $700,000 and $854,000, respectively. Advertising expense for the six months ended June 30, 1996 and 1995 were $271,000 (unaudited) and $332,000 (unaudited), respectively.

        CONCENTRATIONS OF CREDIT RISK - Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base. Receivables arising from vehicle sales are secured by the related vehicle. Receivables arising from all other sales are unsecured open accounts.

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. In the normal course of business, the Company has balances in excess of federally insured amounts.

        MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and June 30, 1996 and revenues and expenses during the years ended December 31, 1994 and 1995 and the six month periods ended June 30, 1995 and 1996. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

        REVENUE RECOGNITION - Revenue from the sale of vehicles is recognized upon delivery, when the sales contract is signed and down payment has been received. Income from finance and insurance commissions is recorded separately on an accrual basis.

NOTE 2 - RECEIVABLES

        Receivables consist of the following:

                                                       December 31,   June 30,
                                                           1995         1996
                                                       ------------ ----------
                                                                    (Unaudited)
        Trade receivables                               $ 423,700   $  480,600
        Finance reserves                                  192,300      211,000
        Employee receivables                                5,200       81,500
        Insurance settlement receivable                    -           118,300
        Advances to majority stockholder                   77,800      118,100
                                                        ---------   ----------
                                                          699,000    1,009,500
        Less allowance for doubtful accounts              146,000      121,500
                                                        ---------   ----------
                                                        $ 553,000   $  888,000
                                                        ---------   ----------
                                                        ---------   ----------

        The insurance settlement receivable represents management's estimate of the proceeds to be realized from a claim arising from the theft of a Company-owned vehicle. The vehicle, a 1992 Lamborghini with a recorded cost of approximately $178,000, was stolen on June 24, 1996. A loss of $60,000 has been recognized in the statement of operations for the six months ended June 30, 1996, representing the difference between the recorded cost and the estimated insurance proceeds. Related debt of $107,100 is included in long-term debt at June 30, 1996 ($120,800 at December 31, 1995).


NOTE 3 - NOTE RECEIVABLE FROM MAJORITY STOCKHOLDER

        A note receivable from majority stockholder is due October 1, 1998. Interest at the same rate charged under the Company's flooring agreement is payable monthly. The note is secured by the stockholder's shares of the Company's common stock. Since this amount represents a portion of funds due from the stockholder for additional paid-in capital, it is reflected as an increase to stockholders' deficit at December 31, 1995 and June 30, 1996.

NOTE 4 - INVENTORIES AND FLOORING NOTES PAYABLE

        The new and used vehicle inventory collateralizing related notes payable and other inventory are as follows:

                          December 31, 1995              June 30, 1996
                        -------------------------    --------------------------
                         Inventory       Notes       Inventory         Notes
                           Cost         Payable         Cost          Payable
                        -----------   -----------    -----------    -----------
                                                             (Unaudited)
 New and demonstrator
   vehicles             $ 2,812,000                  $ 3,045,900
 Used vehicles            1,290,700                    1,185,300
 Parts and accessories      309,600                      331,100
                        -----------                  -----------
 Inventories at FIFO      4,412,300                    4,562,300

 Less LIFO reserve for
   new vehicle
   inventories              274,400                      339,300
                        -----------                  -----------
 Inventories at LIFO    $ 4,137,900   $ 4,054,600    $ 4,223,000    $ 4,447,300
                        -----------   -----------    -----------    -----------
                        -----------   -----------    -----------    -----------

        If the specific identification and the first-in, first-out (FIFO) methods had been used in the accompanying financial statements, net loss would have increased by $47,400, to net loss of $1,659,200 for the year ended December 31, 1995, and net income would have increased by $92,400 to $190,400 for the year ended December 31, 1994. Net loss would have decreased by $64,800 and increased by $24,000 to net loss of $427,200 and $376,600 for the six months ended June 30, 1996 and 1995, respectively (unaudited). Stockholder's deficit would have decreased to $199,000 and $626,100 (unaudited) at December 31, 1995 and June 30, 1996, respectively.

        Notes payable consist of floor plan notes to Primus Automotive Financial Services, Inc., (Primus) secured by new and used vehicle inventories, parts inventories, accounts receivable and furniture, fixtures and equipment, among other items. The notes are payable on demand, or if no demand is made, on specific dates after sale of units, with monthly curtailments including interest at Primus' prime rate plus .75% to 1.5%, depending on the vehicles being financed. Floor plan notes payable are guaranteed by the Company's majority stockholder.

        The Company recognized manufacturers' floor plan interest expense subsidies of approximately $75,000 for the six months ended June 30, 1996 (unaudited). These amounts have been offset against floor plan interest expense in the accompanying statements of operations. There were no interest subsidies for periods prior to December 31, 1995.


NOTE 5 - PROPERTY AND EQUIPMENT

                                                     December 31,     June 30,
                                                         1995           1996
                                                     ------------   -----------
                                                                    (Unaudited)
     Company vehicles                                  $ 34,500        $35,000
     Equipment                                          231,300        231,900
     Furniture and fixtures                             321,600        336,700
     Leasehold improvements                             122,800        127,500
                                                     ----------     ----------
                                                        710,200        731,100
     Less accumulated depreciation and amortization     454,200        500,600
                                                     ----------     ----------
                                                       $256,000       $230,500
                                                     ----------     ----------
                                                     ----------     ----------

NOTE 6 - LONG-TERM DEBT

        Long-term debt consists of the following:

                                                    December 31,     June 30,
                                                       1995           1996
                                                    ------------   -----------
                                                                   (Unaudited)
   TERM NOTE PAYABLE TO PRIMUS AUTOMOTIVE
     FINANCIAL SERVICES, INC., due in monthly
     installments of $10,000, plus interest at 1.5%
     above prime (8.75% at June 30, 1996).  The
     note is guaranteed by the stockholders, and is
     subject to cross-default provisions included in
     the flooring agreement described in Note 4.      $ 590,000      $ 530,000

                                                    December 31,     June 30,
                                                       1995           1996
                                                    ------------   -----------
                                                                   (Unaudited)
   UNSECURED AMOUNTS PAYABLE TO MAJORITY
     STOCKHOLDER, due aggregate in monthly
     installments of $2,030, with interest at
     10.75% and 13.50%.  The amounts were
     loaned to the Company as part of the
     contribution of vehicles discussed in Note 7.   $   -           $  82,000

   UNSECURED NOTE PAYABLE TO MINORITY
     STOCKHOLDER, due in monthly installments
     of $4,395, including interest at 8%.               177,000        150,400

   NOTE PAYABLE TO TOYOTA MOTOR CREDIT
     CORPORATION, due in monthly installments
     of $3,354, including interest at 6.25%.
     Collateralized by a 1992 Lamborghini,
     which was stolen in June 1996 (Note 2).
     Due to the theft of the collateral, the entire
     note is classified as a current liability at
     June 30, 1996.                                     120,800        107,100

   OTHER                                                  3,400          1,900
                                                      ---------      ---------
                                                        891,200        871,400
      Current portion                                   306,300        285,400
                                                      ---------      ---------
      Long-term portion                               $ 584,900      $ 586,000
                                                      ---------      ---------
                                                      ---------      ---------

        The notes payable to stockholders are subordinated to Primus Automotive Financial Services, Inc. (Note 4).

        Scheduled annual principal maturities on these notes are as follows:

Year Ending December 31,
------------------------
                              Stockholders        Other         Total
                              ------------     ----------      --------
   1996 (six months)          $    28,100    $    169,100   $ 197,200
   1997                            60,200         120,000     180,200
   1998                            66,000         120,000     186,000
   1999                            58,800         120,000     178,800
   2000                            19,200         110,000     129,200
                              -----------    ------------   ---------
                              $   232,300    $    639,100   $ 871,400
                              -----------    ------------   ---------
                              -----------    ------------   ---------

NOTE 7 - TRANSACTIONS WITH RELATED PARTIES

        ADVANCES TO MAJORITY STOCKHOLDER - Advances to the majority stockholder (Note 2) are unsecured, noninterest bearing and due on demand.

        NOTE RECEIVABLE FROM STOCKHOLDER - As further discussed in Note 3, a note receivable is due from the Company's majority stockholder.

        NOTE PAYABLE - A note payable to the estate of a relative of the minority stockholder is due 60 days from demand, with interest at 12.5% per annum payable monthly. The note is collateralized by used car inventory.

        NOTES PAYABLE TO STOCKHOLDERS - As discussed in Note 6, the Company has two notes payable to the Company's stockholders.

        EXTENDED WARRANTY CONTRACTS - The Company sells various extended warranty products to its customers. A portion of these contracts are ultimately reinsured by an entity related through common ownership. Extended warranty premiums ceded to the reinsurance company amounted to $12,000 for the year ended December 31, 1995, and $43,000 for the six months ended June 30, 1996 (unaudited). A different related entity was used to reinsure the extended warranty products prior to the stock transaction described in Note 1. Information regarding the volume of insurance premiums ceded to that entity is not available.

        LEASE AGREEMENT - As further discussed in Note 8, the Company leases its premises from the minority stockholder and the former majority stockholder.

        CONTRIBUTION OF VEHICLES - In 1996, the majority stockholder contributed a 1977 Ferrari and a 1984 Rolls Royce to the Company, in exchange for a reduction in amounts due from the stockholder for advances made. The vehicles were recorded at a value of $33,500 and $27,250, respectively. Subsequently, the stockholder obtained a personal loan, using the vehicles as collateral. The funds, amounting to approximately $91,000, were then loaned to the Company (Note
6). While the stockholder continues to be listed as the owner of record of these vehicles, it is his intention that title will be transferred to the Company upon sale.

        SALE OF LAND AND DISTRIBUTION OF PROCEEDS - Concurrent with the stock transaction described in Note 1, the Company sold certain land for $600,000, resulting in a gain of $108,000 being recognized in 1995. Directly from escrow, funds amounting to approximately $450,000 were distributed to the former majority owner. The remaining funds, amounting to approximately $125,000, were distributed to a dealership owned by the former majority owner in payment of intercompany accounts payable.

        AFFILIATED DEALERSHIP - Through November 1995, the Company had various transactions with another dealership owned by a stockholder (Note 1). The Company and the related dealership conducted various transactions, including trading of new and used vehicles. In addition, the dealerships shared certain common administrative functions. These transactions are summarized as follows:



                                                    Year ended December 31,
                                                    -----------------------  Six months ended
                                                       1994          1995      June 30, 1995
                                                   -----------     ---------   -------------
Sales of vehicles to affiliate                     $ 1,508,000     $ 763,000    $ 705,000
Purchases of vehicles from affiliate                 1,856,000       719,000      643,000
Payments to affiliate for shared services              184,000        69,000       54,000
Receipts from affiliate for shared expenses             45,000        54,000       39,000


NOTE 8 - COMMITMENTS AND CONTINGENCY

       LEASES - The Company is obligated under a noncancellable operating lease with the former majority stockholder and the current minority stockholder for the rental of its facilities through March 2001. The lease payment is subject to annual increases based on changes in the Consumer Price Index. The Company has an option to renew the lease for an additional five years.

       The Company also leases equipment under noncancellable agreements which expire through 1998.

       Following is a schedule of the approximate future minimum lease payments under the above noncancellable operating leases:

 Year Ending December 31,   Facilities        Other          Total
 ------------------------   -----------      --------      ----------
      1996 (six months)     $  215,200      $ 24,700      $  239,900
      1997                     430,400        49,400         479,800
      1998                     430,400        12,000         442,400
      1999                     430,400           -           430,400
      2000                     430,400           -           430,400
      2001                     107,600           -           107,600
                           -----------      --------      ----------
                           $ 2,044,400      $ 86,100      $2,130,500
                           -----------      --------      ----------
                           -----------      --------      ----------

       Rental expense incurred on operating leases amounted to approximately $470,000 and $462,000 for the years ended December 31, 1995 and 1994, respectively, with $413,000 and $405,000 being attributable to the lease with the related parties for each of the years. Rental expense incurred on operating leases amounted to approximately $231,000 and $235,000 for the six months ended June 30, 1996 and 1995, respectively, with $207,000 being attributable to the lease with the related parties in each of the six month periods.

       ENVIRONMENTAL - Substantially all of the Company's facilities are subject to federal, state and local provisions regulating the discharge of
materials into the environment.   Compliance with these provisions has not had,
nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.


NOTE 9 - FAIR VALUE OF SIGNIFICANT FINANCIAL INSTRUMENTS

       Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       The carrying amount of cash equivalents, trade receivables, trade payables and flooring notes payable approximate fair value because of the short-term nature of these instruments. It is not practicable to estimate the fair values of advances to the majority stockholder, the note receivable from stockholder, or notes payable to related parties, as the relationship of the parties to the Company influences the terms of the instruments, and similar instruments are not generally available.

NOTE 9 - FAIR VALUE OF SIGNIFICANT FINANCIAL INSTRUMENTS
        (CONTINUED)

       The carrying amounts and estimated fair values of the Company's significant financial instruments, none of which are held for trading purposes, are as follows:

                               December 31, 1995      June 30, 1996 (Unaudited)
                            ------------------------  -------------------------
                              Carrying      Fair        Carrying      Fair
                               Amount       Value        Amount       Value
                            -----------  -----------  -----------  ------------
   Financial liabilities
     Flooring notes payable  $ 4,054,600  $ 4,054,600  $ 3,239,900  $ 3,239,900
     Long-term debt              301,200      301,200      341,400      341,400
     Note payable - Primus       590,000      590,000      530,000      530,000

       The carrying amounts shown in the above table are included in the balance sheet under the indicated captions.

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       FLOORING NOTES PAYABLE - The carrying amounts approximate fair value because the interest rate fluctuates with the lender's prime rate.

       NOTE PAYABLE TO PRIMUS - The carrying amount approximates fair value because the interest rate fluctuates with the lender's prime rate.


NOTE 10 - SUBSEQUENT EVENT

       Melody Vacaville, Inc. has executed a purchase and sale agreement whereby it has agreed to sell substantially all if its assets to Lithia Motors, Inc. The purchase price will consist of cash consideration of approximately $2,300,000 for property and equipment and intangible assets, plus an amount for parts inventory. In addition, the purchaser will acquire the new vehicle inventories at the cost paid to the manufacturer and used vehicle inventories at a negotiated value. The sale is subject to customary closing conditions and approval of the change in ownership by the franchisers.

                  [Description of "Priority You" Marketing Campaign]








                          [Inside Back Cover of Prospectus]

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF CLASS A COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                 ----------------------------------------------------

                                  TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY...........................................................  3
RISK FACTORS.................................................................  8
COMPANY RESTRUCTURING AND PRIOR S CORPORATION STATUS ........................ 13
PENDING ACQUISITIONS......................................................... 15
USE OF PROCEEDS.............................................................. 15
DIVIDEND POLICY.............................................................. 16
CAPITALIZATION............................................................... 17
DILUTION..................................................................... 17
SELECTED COMBINED FINANCIAL DATA............................................. 19
PRO FORMA COMBINED AND CONDENSED FINANCIAL DATA.............................. 21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.......................................... 26
INDUSTRY..................................................................... 34
BUSINESS......................................................................35
MANAGEMENT................................................................... 46
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................... 49
DESCRIPTION OF CAPITAL STOCK................................................. 51
SHARES ELIGIBLE FOR FUTURE SALE.............................................. 53
UNDERWRITING................................................................. 54
LEGAL MATTERS................................................................ 56
EXPERTS...................................................................... 56
ADDITIONAL INFORMATION....................................................... 56


UNTIL ______________, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                _______________ SHARES

                                        [LOGO]



                                 LITHIA MOTORS, INC.



                                 CLASS A COMMON STOCK

                                      PROSPECTUS


                                     FURMAN SELZ

                              DAIN BOSWORTH INCORPORATED

                               EVEREN SECURITIES, INC.


                                   _________, 1996

                                       PART II
                          (Items not required in Prospectus)

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses incurred by the Company in connection with the Offering. Except for the SEC registration fees, NASD filing fees, and Nasdaq initial listing fees, all expenses are estimates:

              SEC Registration Fees. . . . . . . . .$12,769
              NASD Filing Fees . . . . . . . . . . . .4,203
              Nasdaq Initial Listing Fee . . . . . . 20,725
              Blue Sky Fees and Expenses
                 (including legal fees). . . . . . . 15,000
              Costs of Printing. . . . . . . . . . .100,000
              Accounting Fees and Expenses . . . . .175,000
              Legal Fees . . . . . . . . . . . . . .275,000
              Miscellaneous Expenses . . . . . . . .192,303
                                                   --------

                 Total Expenses. . . . . . . . . . $795,000
                                                   --------
                                                   --------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As an Oregon corporation, the Company is subject to the Oregon Business Corporation Act (the "Business Corporation Act"). Under the Business Corporation Act, a corporation may provide in its Articles of Incorporation or in its Bylaws for the indemnification of directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe that the conduct in question was unlawful. Under the Business Corporation Act, a corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit; however, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. The Business Corporation Act provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of the corporation are also entitled to the benefit of the above statutory provisions.

    The Business Corporation Act also provides that the corporation may, by so providing in its Articles of Incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that the Articles of Incorporation may not eliminate or limit liability for any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution, or any transaction from which the director received an improper personal benefit.

    In accordance with Oregon law, the Articles of Incorporation of the Company provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for (i) any breach of a director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) any distribution to shareholders which is unlawful, or (iv) any transaction from which the director received an improper personal benefit.

    The Articles of Incorporation also provide for indemnification of any person who is or was a party, or is threatened to be made a party, to any civil, administrative or criminal proceeding by reason of the fact that the person is or was a director or officer of the corporation or any of its subsidiaries, or is or was serving at the request of the corporation as a director, officer, partner, agent or employee of another corporation or entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by that person if (i) the person acted in good faith and in a manner reasonably believed to not be opposed to the best interests of the corporation, or (ii) the act or omission giving rise to such action or proceeding is ratified, adopted or confirmed by the corporation, or the benefit thereof was received by the corporation. Indemnification is available under this provision of the Articles of Incorporation in the case of derivative actions, unless the person is adjudged to be liable for gross negligence or deliberate misconduct in the performance of the person's duty to the corporation. To the extent a director, officer, employee or agent (including an attorney) is successful on the merits or otherwise in defense of any action to which this provision is applicable, the person is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with that defense.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On April 5, 1996, the Company issued __________ shares of Class B Common Stock pursuant to the terms of a Plan of Recapitalization under which Sidney B. DeBoer exchanged 75 shares of the Company's Common Stock for __________ shares of Class B Common Stock and M. L. Dick Heimann exchanged 45 shares of the Company's Common Stock for __________ shares of Class B Common Stock. The issuance of these securities was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  Exhibits.

              The index of exhibits being filed with this Registration Statement is attached on page Z-1.

         (b)  Financial Statement Schedules

              None.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

    (A) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (B) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared it effective.

    (C) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, state of Oregon, on October 31, 1996.

                                  LITHIA MOTORS, INC.


                                  By /s/ Sidney B. DeBoer
                                     ------------------------------------------
                                     Sidney B. DeBoer, President



  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 31, 1996


/s/ Sidney B. DeBoer                        /s/ M. L. Dick Heimann
-----------------------------------------   -----------------------------------
Sidney B. DeBoer, Chairman, President,      M.L. Dick Heimann, Director
    Chief Executive Officer and Director
    (Principal Executive Officer)


/s/ Brian R. Neill
-----------------------------------------
Brian R. Neill, Chief Financial Officer
    (Principal Financial and Accounting Officer)

                         EXHIBIT INDEX


   Exhibit
   -------
    *1.1      Form of Underwriting Agreement

     3.1      Restated Articles of Incorporation of Lithia Motors, Inc.

     3.2      Bylaws of Lithia Motors, Inc.

    *4.1      Specimen Common Stock certificate

    *5.1      Opinion of Foster Pepper & Shefelman

   **10.1     1996 Stock Incentive Plan

   **10.2.1   Incentive Stock Option Agreement

   **10.2.2   Non-Qualified Stock Option Agreement

   **10.2.3   Incentive Stock Option Agreement

   **10.3.1   Chrysler Corporation Chrysler Sales and Service Agreement, dated
              January 10, 1994, between Chrysler Corporation and Lithia
              Chrysler Plymouth Jeep Eagle, Inc. (standard provisions are in
              Exhibit 10.3.2 hereto)(1)

   **10.3.2   Chrysler Corporation Dealer Agreement Standard Provisions

   **10.4.1   Honda Automobile Dealer Sales and Service Agreement dated August
              11, 1994, between American Honda Motor Company, Inc. and Lithia
              Motors, Inc. dba Lithia Honda (standard provisions are in Exhibit
              10.4.2 hereto)

   **10.4.2   American Honda Automobile Dealer's Standard Agreement

     10.5.1 Isuzu Dealer Sales and Service Agreement, dated June 5, 1996 between American Isuzu Motors, Inc. and Lithia Motors, Inc.

   **10.5.2   Isuzu Dealer Sales and Service Agreement General Provisions

     10.6.1 Mercury Sales and Service Agreement, dated December 28, 1979, between Ford Motor Company and Lithia Motors, Inc. (General provisions are in Exhibit 10.6.5 hereto)(2)

    *10.6.2   Amendment, dated May 22, 1989, to Mercury Sales and Service
              Agreement and Lincoln Sales and Service Agreement

   **10.6.3 Ford Motor Company Imported Vehicle Sales and Service Agreement, dated July 2, 1984, between Ford Motor Company and Lithia Motors,
              Inc. dba Lithia Toyota, Lincoln-Mercury (General provisions are in Exhibit 10.6.4 hereto)

   **10.6.4   Ford Motor Company Imported Vehicle Sales and Service Agreement
              General Provisions

    *10.6.5   Mercury Sales and Service Agreement General Provisions(2)

   **10.7.1 General Motors Corporation Dealer Sales and Service Agreement, dated March 12, 1993, between General Motors Corporation Pontiac
              Division and Lithia Motors, Inc. dba Lithia Pontiac

   **10.7.2   General Motors Dealer Sales and Service Agreement Standard
              Provisions

   **10.8.1 Mazda Dealer Agreement, dated April 11, 1994 between Mazda Motor of America, Inc. and Lithia Dodge, L.L.C. dba Lithia Mazda

   **10.8.2 Letter, dated September 29, 1995 extending Mazda Dealer Agreement between Mazda Motor of America, Inc. and Lithia Dodge, L.L.C. dba
              Lithia Mazda

   **10.9.1   Saturn Distribution Corporation Dealer Agreement, dated September
              12, 1991, between Saturn Distribution Corporation and Medford
              Dodge dba Saturn of Medford

   **10.10.1  Toyota Dealer Agreement, dated January 30, 1990, between Toyota
              Motor Distributors, Inc. and Lithia Motors, Inc. dba Medford
              Toyota

     10.10.2  Toyota Dealer Agreement Standard Provisions

    *10.10.3  Agreement, dated September 30, 1996, between Toyota Motor Sales,
              U.S.A., Inc. and Lithia Motors, Inc.

     10.11.1  Suzuki Term Dealer Sales and Service Agreement, dated May 13,
              1996, between American Suzuki Motor Corporation and Lithia
              Motors, Inc. dba Lithia Suzuki

   **10.13.1  Asset Purchase Agreement, dated August 2, 1996, between Lithia
              Motors, Inc. and Roberts Dodge, Inc.

   **10.13.2  Land Sale Contract, dated August 2, 1996, between Lithia
              Properties, L.L.C. and Milford G. Roberts, Sr. and Sandra L.
              Roberts

    *10.13.3  Assignment of Land Sale Contract, dated           , between
              Lithia Properties, LLC and Lithia Motors, Inc.

    *10.14.1  Purchase and Sale Agreement between Lithia Motors, Inc. and
              Sam Linder, Inc.

    *10.15.1 Reorganization Agreement, dated as of October 10, 1996, by and among Lithia Motors, Inc., LGPAC, Inc., Lithia DM, Inc.,
              Lithia MTLM, Inc., Lithia HPI, Inc., Lithia SSO, Inc., Lithia
              Rentals, Inc., Discount Auto Truck Rental, Inc., Lithia Auto
              Services, Inc., Lithia Holding Company L.L.C., Sidney B. DeBoer,
              M.L. Dick Heimann, R. Bradford Gray, and Steve Philips

     10.16.1  Alternative Rate Option Promissory Note by Lithia Motors, Inc.,
              Lithia TLM, LLC, Lithia Dodge, L.L.C., and Lithia's Grants Pass
              Auto Center, L.L.C., to United States National Bank of Oregon in the amount of $18 million(3)

     10.16.2  Promissory Note by Lithia Motors, Inc. to United States National
              Bank of Oregon in the amount of $6.0 million(4)

     10.16.3  Promissory Note by Lithia Leasing, Inc. to United States National
              Bank of Oregon in the amount of $1.4 million (5)

     10.17.1 Promissory Note between Lithia Motors, Inc. and Sidney B. DeBoer in the amount of $500,000(6)

     10.17.2  Subordination Agreement between Lithia Motors, Inc., Sidney B.
              DeBoer and United States National Bank(7)

     10.18.1  Floor Plan Accommodation Agreement (Security Agreement) between
              Lithia Motors, Inc. and United States National Bank of Oregon(8)

     10.18.2  Corporate Resolution to Guarantee of Lithia Motors, Inc. (9)

    *10.19.1 Commercial Guaranty under which Sidney B. DeBoer is the guarantor of obligations of Lithia Motors, Inc. to United States National
              Bank of Oregon(10)

     10.20.1  Management Contract between Lithia Leasing, Inc. and Lithia
              Properties LLC.

    *10.21.1  Commercial Lease, dated September 20, 1996, between Lithia
              Properties, L.L.C. and Lithia Motors, Inc.(11)

    *10.22.1  Commercial Lease, effective January 1, 1997, between Lithia
              Properties, L.L.C. and Lithia Motors, Inc.(12)

    *10.23.1  Commercial Security Agreement, dated September 9, 1996, between
              Lithia Motors, Inc. and United States National Bank

    *10.24.1  Agreement for Purchase and Sale of Business, dated October 7,
              1996, between Lithia Motors, Inc. and Melody Vacaville, Inc.

    *10.24.2  Commercial Lease, dated April 1, 1992, between Billy J. Wilson, et al. and Wilson/Malasoma, Inc., and Assignment of Lease,
              dated              , relating to the Vacaville, California
              facility.

    *21.1     Subsidiaries of Lithia Motors, Inc.

     23.1     Consent of KPMG Peat Marwick LLP relating to Lithia Motors, Inc.

     23.2     Consent of KPMG Peat Marwick LLP relating to Roberts Dodge, Inc.

     23.3     Consent of Moss Adams LLP relating to Sam Linder, Inc.

     23.4     Consent of Moss Adams LLP relating to Melody Vacaville, Inc.

     23.5     Consent of Foster Pepper & Shefelman (included in Exhibit 5.1).

   **24.1     Powers of Attorney

   **27.1     Financial Data Schedules

------------
 *            To be filed by amendment

**            Previously filed

(1) Substantially identical agreements exist between Chrysler Corporation and Lithia Chrysler Plymouth Jeep Eagle, Inc., and between Chrysler Corporation and Lithia's Grants Pass Auto Mart, with respect to Jeep, Eagle, Dodge and Plymouth sales and service, and between Chrysler Corporation and Medford Dodge with respect to Dodge sales and service.

(2) A substantially identical agreement exists between the same parties with respect to Lincoln Sales and Services.

(3) Substantially identical notes exist between the same parties in amounts of $2.0 million, $2.5 million, and $5.0 million.

(4) A substantially identical note exists between the same parties in the amount of 400,000.

(5) Substantially identical notes exist between the same parties in amounts of $750,000, and $1.0 million.


(6)           A substantially identical note exists between Lithia Motors, Inc.
              and Manfred L. Heimann in the same amount.


(7) A substantially identical agreement exists between Lithia Motors, Inc. and Manfred L. Heimann.

(8) Substantially identical agreements exist between United States National Bank of Oregon and each of Lithia TLM, LLC, Lithia Dodge, L.L.C., Lithia's Grants Pass Auto Center, L.L.C., and Lithia Leasing, Inc.

(9) A substantially identical guarantee exists under which Lithia's Grants Pass Auto Center, L.L.C. is the Guarantor.

(10)          A substantially identical guaranty exists under which Manfred L.
              Heimann is the Guarantor of Lithia Motors, Inc.

(11) Substantially identical leases of the same date exist between Lithia Properties L.L.C. and


              (i) Lithia TLM, L.L.C. and Lithia MTLM, Inc., relating to the properties located in Medford, Oregon at 360 E. Jackson St., 400 N. Central Ave., 325 E. Jackson St., 343-345 Apple St., 440-448 Front St., 3rd & Front St. and 344 Bartlett, collectively at a lease rate of $42,828 per month;


              (ii) Lithia Motors, Inc. dba Lithia Body and Paint, relating to the properties in Medford, Oregon, located at 4th & Bartlett, 235 Bartlett, 220 N. Bartlett, and 275 E. 5th; and in Grants Pass, Oregon, at 1470 N.E. 7th, collectively at a lease rate of $16,890 per month;


              (iii) Discount Auto and Truck Rental, Inc., relating to properties located in Medford, Oregon, at 326 N. Bartlett, 315 & 321 Apple St., and in Grants Pass, Oregon, at 1470 N.E. 7th, collectively at a lease rate of $2,609 per month;


              (iv) Lithia Dodge, L.L.C. and Lithia DM, Inc., relating to properties located in Medford, Oregon, at 322 E. 4th, 315 & 324 E. 5th St., 225, 319 & 323 E. 6th, Riverside & 4th,
              Riverside & 6th, and 129 N. Riverside, collectively at a lease rate of $53,490 per month;


              (v) Lithia Grants Pass Auto Center and L.L.C., LCGAC, Inc., relating to the property located in Grants Pass, Oregon, at 1421 N.E. 6th at a lease rate of $25,625 per month;


              (vi) Lithia Motors, Inc. and Lithia SSO, Inc., relating to properties located in Medford, Oregon, at 400, 705-717 N. Riverside Ave., 712 and 716 Pine St., and 502 Maple St., collectively at a lease rate of $20,048 per month;


              (vii) Lithia Motors, Inc. dba Thrift Auto Supply, relating to the properties located in Medford, Oregon, at 801 N. Riverside Ave, and 503 Maple St., collectively at a lease rate of $6,265 per month; and


              (viii) Lithia Motors, Inc. and Lithia HPI, Inc., relating to properties located in Medford, Oregon, at 700 and 800 N. Central Ave, 217 and 220 N. Beatty St., 710 and 815-817 Niantic St., and 311 & 313 Maple St., collectively at a lease rate of $30,350 per month.


(12)          Substantially identical leases exist between Lithia Properties
              L.L.C. and


              (i) Lithia TLM, L.L.C. and Lithia MTLM, Inc., relating to the properties located in Medford, Oregon at 360 E. Jackson St., 400 N. Central Ave., 325 E. Jackson St., 343-345 Apple St., 440-448 Front St., 3rd & Front St. and 344 Bartlett,
              collectively at a lease rate of $     per month;


              (ii) Lithia Motors, Inc. dba Lithia Body and Paint, relating to the properties in Medford, Oregon, located at 4th & Bartlett, 235 Bartlett, 220 N. Bartlett, and 275 E. 5th; and in Grants Pass, Oregon, at 1470 N.E. 7th, collectively at a lease rate of
              $     per month;


              (iii) Discount Auto and Truck Rental, Inc., relating to properties located in Medford, Oregon, at 326 N. Bartlett, 315 & 321 Apple St., and in Grants Pass, Oregon, at 1470 N.E. 7th,
              collectively at a lease rate of $      per month;


              (iv) Lithia Dodge, L.L.C. and Lithia DM, Inc., relating to properties located in Medford, Oregon, at 322 E. 4th, 315 & 324 E. 5th St., 225, 319 & 323 E. 6th, Riverside & 4th,
              Riverside & 6th, and 129 N. Riverside, collectively at a lease rate of $53,490 per month;


              (v) Lithia Grants Pass Auto Center and L.L.C., LCGAC, Inc., relating to the property located in Grants Pass, Oregon, at 1421 N.E. 6th at a lease rate of $25,625 per month;


              (vi) Lithia Motors, Inc. and Lithia SSO, Inc., relating to properties located in Medford, Oregon, at 400, 705-717 N. Riverside Ave., 712 and 716 Pine St., and 502 Maple St.,
              collectively at a lease rate of $       per month;


              (vii) Lithia Motors, Inc. dba Thrift Auto Supply, relating to the properties located in Medford, Oregon, at 801 N. Riverside Ave, and 503 Maple St., collectively at a lease rate of $6,265 per month; and


              (viii) Lithia Motors, Inc. and Lithia HPI, Inc., relating to properties located in Medford, Oregon, at 700 and 800 N. Central Ave, 217 and 220 N. Beatty St., 710 and 815-817 Niantic St., and 311 & 313 Maple St., collectively at a lease
              rate of $         per month.